As filed with the Securities and Exchange Commission on July 28, 2005

Registration No. 333-123238

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL LAMPOON, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	7812	95-4053296
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10850 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024
Telephone (310) 474-5252 Facsimile: (310) 474-1219
(Address and Telephone Number
of Principal Executive Offices)

Daniel S. Laikin
Chief Executive Officer
Douglas S. Bennett
President and Chief Financial Officer
10850 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024
Telephone: (310) 474-5252
Facsimile: (310) 474-1219
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Mary Ann Sapone, Esq.	James Martin Kaplan, Esq.
Richardson & Patel LLP	Blank Rome LLP
10900 Wilshire Boulevard, Suite 500	405 Lexington Avenue
Los Angeles, California 90024	New York, New York 10174
Telephone: (310) 208-1182	Telephone: (212) 885-5371
Facsimile (310) 208-1154	Facsimile (212) 885-5047

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. o

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. o

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering	Amount of Registration
Title of Each Class of Securities to be Registered	Price(1)	Fee
Common stock, par value $0.0001 per share (2)	$13,800,000	$1,624.26

TOTAL	$13,800,000	$1,624.26

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, using an assumed offering price of $3.75.

(2)	Includes 480,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED JULY 28, 2005

PRELIMINARY PROSPECTUS

3,200,000 Shares

Common Stock

This is a public offering of 3,200,000 shares of our common stock, $0.0001 par value per share.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “NLPN”. The last reported sale price on July 26, 2005 was $3.93 per share. We have applied to list our common stock on the American Stock Exchange (“AMEX”) and plan to be so listed concurrent with the effectiveness of this offering under the proposed symbol “NLN.”

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price (1)	$	$
Underwriting Discounts	$	$
Proceeds to National Lampoon, Inc.(2)	$	$

(1) The offering price to the public will be determined by negotiation between National Lampoon, Inc. and Merriman Curhan Ford & Co., the underwriters’ representative.

(2) This figure does not include a non-accountable expense allowance in the amount of 3% of the gross proceeds of this offering and before deducting expenses of this offering which are estimated to be $300,000.

We have granted the underwriters a 30 day option to purchase up to an additional 480,000 shares of common stock from us to cover over-allotments. The underwriters are offering the shares on a firm commitment basis. The underwriters expect to deliver the shares to purchasers on or about ________________, 2005.

Merriman Curhan Ford & Co.

The Shemano Group

The date of this prospectus is       2005.

We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. All references in this prospectus to “National Lampoon ”, “we ”, “us ” or “our ” refer to National Lampoon, Inc. and its subsidiaries, National Lampoon Networks, Inc. and National Lampoon Tours, Inc., unless the context otherwise indicates.

NATIONAL LAMPOON, INC.

We are a media and entertainment company that creates and distributes comedic content. Our primary operations include the development and distribution of television programming through our subsidiary, National Lampoon Networks, Inc., the production of videos for distribution in the home entertainment market, the sale of group travel packages through our subsidiary, National Lampoon Tours, Inc., and the sale of branded radio programming.

In this prospectus, when we use the word “produce,” we mean that we take the responsibility for delivering a completed film or television program to the studio or distributor. More specifically, we mean that we write or procure a script and we procure the actors, the director, the editor, the location, the insurance, the crew (camera, lighting, etc.), and anything else necessary to deliver the completed film or program. We frequently sub-contract some or all of these responsibilities to third parties. Generally, we do not provide the funds for the production of a film or television program. The studio or distributor usually advances funds for a production to us.

When we say we provide “creative services,” we mean that we are providing one or more services for the production of a film or television program that will bear our brand. These services may be in the nature of writing content, assisting with casting, providing ideas for developing the project or providing other consulting services to the producer.

When we say “we develop,” we mean that we take an idea for a film or television program and we develop it into a synopsis called a “treatment.” Once the treatment is completed, we use it to market the program to potential outlets (studios or distributors). The treatment also serves as the outline for the script, which provides the detail for the project.

In this summary of our offering and in the discussion titled “Business” we talk about compensation we derive from participating in the profits or distribution revenues earned by our motion pictures and home entertainment videos. This type of compensation, which we refer to as “royalties,” varies with each agreement we sign. In general, royalty compensation is computed as a percentage of profits or a percentage of sales. The terms “profits” and “sales” are defined in the agreements. Of the agreements that require the payment of royalties, approximately one-half require the payment of royalties on “net profits” and “net sales”, meaning that the studio or producer is permitted to recover any advances to us as well as certain defined expenses before being required to pay us a royalty and approximately one-half are “first dollar gross” agreements, meaning that our royalties will be computed on gross earnings received by the distributor. A more detailed discussion of these agreements is included in the section of this prospectus titled “Business.”

The National Lampoon™ brand was initially developed in 1970 through publication of National Lampoon Magazine and later through the production of motion pictures, including National Lampoon’s Animal House and National Lampoon’s Vacation . Our primary business areas are comprised of:

Licensing

We derive a substantial portion of our revenues from license fees, which include fees collected for licensing the use of our name to the production of new motion pictures and royalties collected from previously released motion pictures bearing our brand, including such movies as National Lampoon’s Animal House and National Lampoon’s Vacation . In addition, we license the National Lampoon™ brand and content from our library for use in a wide variety of products including movies, television programming, radio broadcasts, recordings, electronic games and other consumer products and live events. Our general library consists of 247 issues of our magazine, which was published from 1970 to 1998, television programming including more than 300 hours of footage produced for National Lampoon Networks, radio programming, recordings and other materials.

National Lampoon Networks

National Lampoon Networks develops, produces and distributes comedic television programming. National Lampoon Networks reaches nearly 4.8 million college students in their dormitories and other places of residence through a network of 603 affiliated college and other television stations. For advertisers targeting the young adult audience, National Lampoon Networks sells commercial and field marketing services, such as product sampling and live promotional events hosted on college and university campuses.

Home Entertainment

We are aggressively expanding into the home entertainment market by repackaging existing material and developing and producing original material for DVD distribution. We have agreements with Image Entertainment and Genius Products, Inc. to provide total of 13 titles for distribution in the home entertainment market. Our agreement with Image Entertainment required us to develop and produce four stand-up comedy films titled “National Lampoon Live.” Our agreement with Genius Products, Inc. requires us to provide nine films. Of the films we provided to Genius Products, Inc., four had been developed and produced for viewing on National Lampoon Networks and were in existence when we signed the agreement. The remaining films consisted of content we obtained from third parties, branded and formatted for DVD. We also have an agreement with Studioworks, a division of Ventura Distribution, to provide the writing for a reality series titled “Lost Reality.” Our agreements with Image Entertainment and Genius Products, Inc. require each of them to pay us for our services and to distribute the videos, once produced or otherwise provided. Pursuant to our agreement with Studioworks, Studioworks will produce the videos as well as distribute them.

National Lampoon Tours

We recently began to offer group travel and entertainment packages. We intend to achieve a market position in selected high volume, high margin travel destinations that appeal to college students. We initially prepared packages for Cabo San Lucas, Mexico and Las Vegas. The packages include professional entertainment, theme parties and other attractions for young adults. We market these travel packages directly through National Lampoon Networks, our website and third party agents.

Publishing

We have been publishing books since 1972 and, to date, we have published over 28 titles including our four most recent publications 1964 High School Reunion Year Book , National Lampoon’s Book of Love , National Lampoon’s Big Book of True Facts and National Lampoon’s Encyclopedia of Humor. We plan to continue to publish approximately three books each year.

Radio

We hold a 25% interest in NL Radio, LLC, which was formed in March 2005. NL Radio, LLC plans to launch an entertainment radio format under our brand in January 2006. We have licensed the content of our radio library, as well as certain domain names, urls and websites, to NL Radio, LLC for this purpose. Our radio library includes approximately 80 hours of National Lampoon radio programming consisting primarily of one to two minute short comedy routines and one hour comedy sketches and parodies. We are continuing to produce new contemporary comedy shows for radio.

Internet

Aside from providing entertainment and information about us and our products, our website allows writers who are unrelated to us to submit comedic content to us. We may use this content in the development of stories, characters and animation that may be the basis for films, television programming or other products we develop or brand. We also use our website to sell our branded merchandise.

Motion Picture and Television Programming

Until December 2004, motion pictures that carried our brand were produced and financed by third parties. In December 2004 we entered into a joint venture agreement with Majestic Entertainment pursuant to which we will finance one-half of the production costs associated with three low budget films geared to “tweens.” To date, twenty-one motion pictures have been released using the National Lampoon™ name and two additional motion pictures are currently planned for release, one later in 2005 and one in early 2006. We provide creative services, as requested, to the producers of motion pictures that carry our brand.

We are developing programming for television although, to date, none of our programming has been acquired by any distributor or broadcaster of television programming.

  Our Revenue Sources

The sources of revenue from our business areas include:
·
LICENSING. We earn revenues generated from licensing the National Lampoon™ brand and from royalties earned by previously released motion pictures bearing our brand. For the nine months ended April 30, 2005, revenues derived from licensing and royalties (exclusive of revenues derived from our Internet sales, publishing activities and NL Radio, LLC) totaled $1,557,272, or approximately 49.5% of all the revenues we earned during the period.

·
NATIONAL LAMPOON NETWORKS. We earn revenues from the sale of on-air advertising and from marketing fees earned through product sampling, promotional events and other live events. For the nine months ended April 30, 2005, revenues derived from National Lampoon Networks, exclusive of licensing revenues, totaled $1,259,671, or approximately 40.1 % of all the revenues we earned during the period.

·
HOME ENTERTAINMENT. We earn revenues based on royalties from the sale and rental of our branded comedic content on DVD. For the nine months ended April 30, 2005, revenues derived from our home entertainment products totaled $181,333, or approximately 5.8% of all the revenues we earned during the period.

·
TRAVEL SERVICES. We earn revenues from the sale of travel packages which are oriented to young adults and marketed on college campuses and through our website. For the nine months ended April 30, 2005, we earned $83,724, or approximately 2.7% of our revenues, from National Lampoon Tours.

·
PUBLISHING. We earn revenues based on royalties generated from the sale of our print products. For the nine months ended April 30, 2005, revenues derived from our publishing activities totaled $27,800, or approximately 0.9% of all the revenues we earned during the period.

·
RADIO.   We expect to earn revenues from commissions for advertisement sales and trademark licensing fees. For the nine months ended April 30, 2005, we earned $15,000 in revenues from NL Radio, LLC, or approximately 0.5% of all the revenues we earned during the period. These revenues were derived from licensing our radio library to NL Radio, LLC.

·
INTERNET. We generate revenues from our website from the sale of banner ads and the sale of branded merchandise. For the nine months ended April 30, 2005, revenues derived from sales of our products via the Internet totaled $14,868, or approximately 0.5% of all the revenues we earned during the period.

·
MOTION PICTURE AND TELEVISION PROGRAMMING. Besides earning licensing revenues and royalties, we earn revenues from motion pictures and home entertainment videos by providing creative services to the producer, as requested. Compensation for creative services is generally paid in stages, and is fully paid upon completion of the production of the film. For the fiscal year ended July 31, 2003 we earned $140,000 as compensation for creative services. These services were provided to three projects. For the fiscal year ended July 31, 2004 and for the nine months ended April 30, 2005,we earned no revenues from compensation for creative services or television programming.

The following table shows the operating revenue and losses for each reporting business segment for the nine months ended April 30, 2005 and April 30, 2004:

	Nine Months Ended April 30, 2005			Nine Months Ended April 30, 2004
	Revenue	% of Revenue	Segment Operating Loss	Revenue	% of Revenue	Segment Operating Loss
Licensing
National Lampoon, Inc.	$1,260,371	40.1%		$567,313	38.1%
National Lampoon Networks	296,901	9.4%		--	--
Publishing	27,800	0.9%		25,850	1.7%
Radio	15,000	0.5%		--	--	--
Internet	14,868	0.5%		4,321	0.3%	--
Total	$1,614,940	51.4%	$(1,863,734)	$597,484	40.1%	$(591,827)

Advertising and Promotion
National Lampoon Networks	$1,259,671	40.1%		$554,432	37.3%
Total	$1,259,671	40.1%	$(1,204,739)	$554,432	37.3%	$(2,162,316)

Production
Motion Picture and Television Programming	$--	--		$--	--
Home Entertainment	181,333(1)	5.8%		335,913	22.6%
Total	$181,333	5.8%	$(3,653,882)	$335,913	22.6%	$(1,425,243)

Travel Services	$83,724	2.7%		$--	--
Total	$83,724	2.7%	$(222,768)	$--	--	--

Total	$3,139,668	100%	$(6,945,123)	$1,487,829	100%	$(4,179,386)

(1) Payment of production costs.

Strategic Objectives

We seek to provide National Lampoon™ comedic content and products to as many consumers as possible. The following describes the ways we intend to achieve this goal.

·
We plan to continue to expand National Lampoon Networks by adding new college and university affiliate stations, increasing advertising and marketing revenue and producing new television shows. We currently have six employees and one independent contractor who continually market to college and university affiliate stations to carry our programming and we intend to continue this practice for the foreseeable future. As we add new stations, we expect our advertising and marketing revenue to increase. However, we do not have long-term agreements with college and university affiliate stations, and these stations may terminate their relationships with us at any time.

·
We intend to expand our DVD library by increasing the number of products we produce and have distributed for home entertainment. We currently work primarily with three distributors, Genius Products, Inc., Image Entertainment and Ventura Distribution. Our distributors pay us to provide the creative content for designated projects. This requires us to find new content on an on-going basis. Once the project is completed, the distributor is not required to work with us on additional projects, therefore management is continually seeking to build relationships with additional distributors.

·	We plan to capitalize on our reputation and relationships with independent studios and other multimedia companies to expand the use of the National Lampoon™ brand.

·
We plan to create new licensing opportunities in markets outside of publishing, film and television, such as games, records, radio programming and live events. Upon completion of this offering, we intend to add an employee to work on product placement and licensing.

·
We intend to attract an increased number of college students purchasing travel packages created by National Lampoon Tours. Because it took us more time than we expected to organize National Lampoon Tours, we were unable to take full advantage of the 2004-2005 academic year college and university spring break travel season. Our organizing activities are now complete, and we expect to be able to fully promote the travel packages we offer during the 2005-2006 academic year. We expect to do this by advertising on our website and through field marketing.

·	We plan to capitalize on opportunities provided by the Internet to merchandise our home entertainment and other products.

·
NL Radio, LLC plans to launch an entertainment radio format under our brand. We own a 25% interest in NL Radio, LLC. Throughout the summer and fall of 2005, NL Radio, LLC will use samples of its programming, called “pilot programming,” to introduce the format and content to radio networks and local stations. The programming is scheduled to be distributed in January 2006.

“Going Concern” Status

Our independent auditor has noted in its report concerning our financial statements as of July 31, 2004 that we have incurred substantial losses for the last four years and our current liabilities exceeded our current assets, which raised substantial doubt about our ability to continue as a going concern. We sustained a net loss of $5,127,107 for the fiscal year ended July 31, 2004, a net loss of $6,945,123 for the nine months ended April 30, 2005 and a net loss attributable to common stockholders of $10,027,929 for the nine months ended April 30, 2005. As of April 30, 2005, we had an accumulated deficit of $30,169,980. Our last profitable quarter was the quarter ended January 31, 2002 and our last profitable fiscal year was the fiscal year ended July 31, 2000. We cannot assure you that we will achieve operating profits in the future.

Corporate Information

We maintain our principal offices at 10850 Wilshire Boulevard, Suite 1000, Los Angeles, California 90024. Our telephone number at that address is (310) 474-5252 and our facsimile number is (310) 474-1219. Our web address is www.nationallampoon.com. Information included on our website is not part of this prospectus.

Information Related to Stock Split

On September 15, 2004 we effected a 2-for-1 split of our common stock. Unless otherwise indicated, all discussions included in this prospectus relating to the outstanding shares of our common stock, including common stock to be issued upon the conversion of our Series B and Series C Convertible Preferred Stock and upon the exercise of outstanding warrants and options, refer to post-split shares.

THE OFFERING

Common stock offered by us	3,200,000 shares
Common stock outstanding before the offering	3,488,725 shares
Common stock outstanding after the offering	6,688,725 shares. This number of shares does not include:

• 480,000 shares of common stock reserved for issuance upon the exercise by the underwriters of the over-allotment option,

• 320,000 shares of common stock reserved for issuance upon exercise of the representative’s warrant,

•  3,583,491 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock, plus a currently undeterminable number of shares of common stock issuable as payment of dividends upon any such conversion, which number will be determined with reference to the closing price of the common stock on the last trading day prior to the date of conversion (See “Investment Risks - Certain events could result in a dilution of your ownership of our common stock” at page 17),

• 3,583,491 shares of common stock underlying currently outstanding warrants with an exercise price of $1.775 issued in connection with the sale of our Series B Convertible Preferred Stock,

•  4,595,220 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock, plus a currently undeterminable number of shares of common stock issuable as payment of dividends upon any such conversion, which number will be determined with reference to the closing price of the common stock on the last trading day prior to the date of conversion (See “Investment Risks - certain events could result in a dilution of your ownership of our common stock” at page 17),

• 2,297,610 shares of common stock underlying currently outstanding warrants with an exercise price of $1.775 issued in connection with the sale of our Series C Convertible Preferred Stock,

• 830,402 shares of common stock reserved for issuance upon exercise of warrants, at an average exercise price of $3.89,

•  3,776,706 shares of common stock that may be issued upon the exercise of options granted from the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan, at an average exercise price of $2.65, from a total 5,000,000 shares reserved for issuance, of which 179,599 shares have been issued and are outstanding, and

• 1,000,000 shares of common stock reserved for issuance from the National Lampoon, Inc. 2004 Consultant Stock Plan. No shares have been issued under this plan.

We currently intend to use the net proceeds of this offering for:	• payment of a loan plus accrued interest;

• National Lampoon Networks television programming;

• expansion of sales and marketing;

• upgrades of capital equipment; and

• working capital.

You should read the discussion under the heading “Use of Proceeds” for more information about the way the proceeds of this offering will be used.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Condition of Underwriting	The underwriters’ obligation to conduct this offering is conditioned upon our common stock being listed on the American Stock Exchange

Proposed American Stock Exchange Symbol	NLN

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with historical selected consolidated financial data for the two years ended July 31, 2004 and 2003, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide the below consolidated financial data for, and as of the end of, the third fiscal quarters of 2005 and 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended July 31,		Nine Months Ended April 30, (unaudited)
	2004	2003	2005	2004

Statements of Operations Data:

Revenues	$1,921,564	$1,007,884	$3,139,668	$1,487,829
Costs and Expenses	7,051,576	7,068,550	9,748,864	5,669,135
Operating Loss	(5,130,012)	(6,060,666)	(6,609,196)	(4,181,306)
Other Income (Expense)	5,762	39,254	(326,789)	4,320
Minority Interest	—	99,000	—	—
Loss Before Income Taxes	(5,124,250)	(5,922,412)	(6,935,985)	(4,176,986)
Net Loss	$(5,127,107)	$(5,924,836)	$(6,945,123)	$(4,179,386)
Net Loss Attributable to Common Shareholders(1)	$(5,127,107)	$(5,924,836)	$(10,027,929)	$(4,179,386)

Per Common Share Data:
Net Loss per Share - Basic and Diluted	$(1.67)	$(2.01)	$(2.18)	$(1.36)

Net Loss per Share Attributable to Common
Shareholders -Basic and Diluted	$(1.67)	$(2.01)	$(3.14)	$(1.36)

Weighted Average Number of Common
Shares - Basic and Diluted	3,063,674	2,950,312	3,196,190	3,062,620

	July 31, 2004	April 30, 2005 (unaudited)
		As Reported	As Adjusted (2)
Balance Sheet Data:

Current Assets	$77,284	$1,580,704	$9,305,704
Total Assets	2,505,698	4,020,521	11,745,521
Current Liabilities	6,861,256	5,177,580	2,477,580
Total Liabilities	6,861,256	5,177,580	2,477,580
Total Shareholders’ (Deficit) Equity	(4,355,558)	(1,157,059)	9,267,941
Accumulated Deficit	(20,943,951)	(30,169,980)	(30,244,980)

(1) Reflects the beneficial conversion feature attributable to the Series C Convertible Preferred Stock of $2,280,906, which is treated as a preferred dividend, as well as accrued dividends of $801,900.

(2) Reflects the receipt of net proceeds of $10,500,000 and the repayment of the loan from N. Williams Family Investments, L.P. in the principal amount of $2,700,000 plus estimated accrued interest of $75,000.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase our common stock. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business Operations

We have incurred losses in the past and losses may continue, which could result in a decline in the value of our securities and a loss of your investment.

We sustained a net loss of $5,127,107 for the fiscal year ended July 31, 2004, a net loss of $6,945,123 for the nine months ended April 30, 2005 and a net loss attributable to common stockholders of $10,027,929 for the nine months ended April 30, 2005. As of April 30, 2005, we had an accumulated deficit of $30,169,980. Our last profitable quarter was the quarter ended January 31, 2002 and our last profitable fiscal year was the fiscal year ended July 31, 2000. We cannot assure you that we will achieve operating profits in the future.

We may be unable to meet our future capital requirements.  If we are unable to raise capital as we need it, we may have to curtail our operations.

We have not generated cash flow from operations over the past few years and we do not expect to generate cash flow for at least 12 months. Our capital requirements have been and will continue to be significant. In order to fund shortages of capital during the past two fiscal years, we have borrowed money from our major stockholders and sold our securities. We anticipate that the proceeds from this offering, together with our currently available cash, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 24 months following this offering. However, if opportunities permit us to expand more rapidly than we have planned or if our working capital needs or our capital expenditures exceed our current expectations, we will be required to raise additional capital.

If we need money in the future and we are unsuccessful in finding financing, we may be required to severely curtail our operations, which would have a material, adverse affect on our business.

We may be unable to continue as a going concern in which case our securities will have little or no value.

Our independent auditor has noted in its report concerning our financial statements as of July 31, 2004 that we have incurred substantial losses for the last four years and our current liabilities exceeded our current assets, which raised substantial doubt about our ability to continue as a going concern. In the event we are not able to continue operations you will likely suffer a complete loss of your investment in our securities. See the auditors’ report on our consolidated financial statements elsewhere in this prospectus.

Our revenues and results of operations vary from quarter to quarter. If we fail to project accurately and experience significant revenue shortfalls, we could be forced to discontinue a portion or all of our operations.

Our revenues and results of operations depend to a significant degree upon the timing and receipt of revenue from licensing, production fees and distribution of motion pictures and television programming. While most of our licensing fees are paid immediately upon entering into the license agreements, some are deferred until the licensor’s production costs are recouped. Production fees are not earned until the production is begun and expenses related to the production are incurred. Furthermore, motion pictures often have long production cycles, making it difficult to predict when they will be completed and released for distribution. All of these factors make it difficult to predict with certainty when revenues might be received. Results in any particular quarter may not be indicative of results in subsequent periods. If, because of the variance in our quarterly operating results, we fail to plan or project accurately, we could be subject to unexpected revenue shortfalls. If we were unable to find financing to cover the revenue shortfalls, we could have to discontinue a portion or all of our operations for some period of time or even indefinitely.

We enter into agreements to develop ideas and properties, however, we may decide to abandon a project rather than to complete the development of it.

We pursue the acquisition of ideas and properties for original production from a number of sources. For example, we may internally develop a new property based on an existing public domain property or create or acquire an entirely new idea. Oftentimes, we enter into agreements with third parties to develop these ideas and properties. After we start development, we may determine that the project is too costly to develop or not suited to our purposes, in which case we may abandon the project. We cannot assure you that we will develop every project we acquire.

Competition in the entertainment industry is intense for many reasons, including the fact that the industry is dominated by multinational, multi-media conglomerates. Because of our lack of money and other resources, we may not be able to compete successfully with other producers of entertainment.

The entertainment industry is intensely competitive and is evolving into an industry in which certain multi-national, multi-media entities, because of their control over key film, magazine, and/or television content, as well as key network and cable outlets, will be able to dominate certain communications industry activities in the United States and abroad. Virtually all of these competitors are substantially larger than we are, have been in business longer than we have and have more resources, including money, contacts and personnel, at their disposal. These competitors have numerous advantages over us, including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.

In spite of the strength of our brand, we may not be able to compete successfully in the entertainment industry because of our lack of resources. If we cannot compete successfully, our business and operating results will be adversely affected.

We depend on the National Lampoon™ trademark and related properties for a significant portion of our revenues. Any erosion of our brand could have a material adverse effect on our business.

Our revenues are primarily derived from exploitation of the National Lampoon™ trademark. Any erosion of brand recognition of that trademark and its related properties or our failure to adequately protect our intellectual property could have a material adverse effect on our business, results of operations and financial position. Our business also depends upon the protection of the intellectual property rights that we have in our entertainment properties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and exploit our products. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our film properties, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

In recent years, there has been significant litigation in the United States involving intellectual property rights. We may become a party to litigation in the future to protect our intellectual property rights or as a result of the alleged infringement of someone else’s intellectual property. These claims and any resulting lawsuits could subject us to significant liability and invalidation of our property rights. Such litigation could also force us to take measures harmful to our operations, such as requiring us to stop selling certain products or to obtain a license from the owner of infringed intellectual property. Any such infringement claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention from our business and materially adversely affect our financial condition and results of operations

We depend on the services of Daniel S. Laikin and Douglas S. Bennett. If we were to lose the services of either of these individuals, it could have a material, adverse effect on our business.

We are dependent upon the services of Daniel S. Laikin and Douglas S. Bennett. The loss of their services could have a material adverse effect on our business, results of operations and financial position. We do not carry key-person life insurance on these individuals.

We depend on a small number of relationships for most of our revenues. If we were to lose these relationships, it could have a material adverse effect on our business and results of operations.

We depend on a limited number of relationships to generate a significant portion of our revenues. Revenues from our three most significant relationships, Warner Bros., TTWF, LLC and American Movie Classic Company, accounted for approximately $773,000 in revenues earned during the fiscal year ended July 31, 2004, representing 16%, 14%, and 10%, respectively, of total revenues. The remaining 60% of revenues was derived from a number of other relationships, none of which accounted for more than 10% of total revenues. For the fiscal year ended July 31, 2003, Warner Bros., Universal, and Gary Hoffman Productions collectively accounted for approximately $695,000 in revenues earned, representing 44%, 13% and 12% of total revenues. We expect to continue to be dependent upon a relatively small number of relationships for a majority of our revenue in the near term. If we are not successful in maintaining these relationships, or in finding other relationships like these, our business and results of operations will suffer.

Termination of our agreement with The Harvard Lampoon, Inc. would adversely affect our business and results of operations.

We license the use of the word “Lampoon™” from The Harvard Lampoon, Inc. pursuant to an agreement we originally entered into on October 8, 1969. Pursuant to this agreement, as it was amended and restated on October 1, 1998, we would lose our right to use the word “Lampoon” in our mark if, for a period of 12 consecutive months, we failed to be actively engaged in good faith efforts to produce or to market our products and services. Loss of the use of the word “Lampoon” in our mark would have a material adverse effect on our business and results of operations.

Our dependence on a limited number of projects means that the loss or failure of a major project could have a material adverse effect on our business.

A portion of our revenues are generated from a limited number of films, television programs, and other projects that change from period to period. Projects vary from period to period due to the opportunities available to us and to audience response, both of which are unpredictable and subject to change. The loss or failure of a major project, unless replaced by other projects, could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities. There is no assurance that any project we release will be successful.

Failure to attract and retain qualified personnel may adversely affect our business.

We believe that our performance and future success will depend in large part upon our ability to attract and retain additional highly skilled creative, technical, sales, marketing and financial personnel, especially those with experience in the television industry. If we do not succeed in attracting skilled personnel or in retaining our current personnel, our business could be adversely affected. Competition for such individuals, especially creative and technical talent, is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring highly skilled employees with appropriate qualifications.

Risks Related To National Lampoon Networks, Inc.

If National Lampoon Networks, Inc. is not successful in increasing its advertising revenues, it may not be able to operate profitably.

Our fiscal year ends on July 31st. During the first nine months of the 2005 fiscal year, which ended on April 30, 2005, advertising and promotion revenues earned by our subsidiary, National Lampoon Networks, Inc., accounted for approximately 40.1% of all the revenues we earned. National Lampoon Networks, Inc. earns advertising revenues through on-air advertising during its programming as well as through live promotional events and field marketing, such as product sampling. Our plan is to increase our revenues by increasing National Lampoon Networks’ programming and expanding its network. If National Lampoon Networks, Inc. is unable to increase its programming and expand its broadcasting network as planned, it may not be able to operate profitably.

National Lampoon Networks, Inc. depends on a limited number of advertisers. The loss of a significant portion of these advertisers could adversely affect its advertising revenues.

We anticipate that National Lampoon Networks’ operating results will continue to depend to a significant extent upon revenues from a small number of advertisers. There may be little or no continuity in advertisers from period to period because few advertisers are contractually obligated to renew their advertising contracts or to purchase set amounts of advertising in the future. As a result, the failure of National Lampoon Networks, Inc. to renew advertising contracts, to replace advertisers who do not choose to continue advertising on the network or to sell its expected minimum number of advertisements could adversely affect our advertising revenues.

Sales cycles vary for advertising and may cause our revenues for one or more quarterly periods to be adversely affected.

Advertisers have their own budgetary cycles that, very often, do not coincide with National Lampoon Networks’ schedule. The advertisers’ sales cycles for advertising may vary significantly. The time between the date of initial contact with a potential advertiser or sponsor and receipt of a purchase order may range from as little as six weeks to up to nine months. In addition, during these sales cycles, we may expend substantial funds and management resources but not generate advertising revenues. Therefore, if these sales are delayed or do not occur, our revenues for one or more quarterly periods may be adversely affected.

Aside from budgetary cycles, our receipt of advertising revenues may be delayed due to things over which we have little or no control, including the following:

·	advertisers’ budgetary constraints;

·	the timing of completion of advertisements by advertisers; and

·	the possibility of cancellation or delay of projects by advertisers or sponsors.

Tracking and measurement standards for advertising are evolving and create uncertainty with advertisers, which may lead to a decrease in advertising revenues.

The absence or insufficiency of advertising measurement standards could adversely impact our ability to attract and retain advertisers. There are currently few well-established advertising measurement standards, and the industry may need to standardize these measurements. We cannot assure you that standardization will occur.

It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our network. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider, if available. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. Companies may choose to not advertise on our network or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

In order to be successful, National Lampoon Networks must manage its growth. If growth is not managed successfully, it could have a material adverse effect on our operations.

We are planning to expand National Lampoon Networks’ operations by expanding its broadcast network. If we are successful in expanding National Lampoon Networks’ business, it will be exposed to greater overhead, marketing and support costs and other risks associated with expansion. To manage its growth effectively, National Lampoon Networks must improve and expand its general operations and hire and manage additional personnel. We cannot assure you that National Lampoon Networks, Inc. will be able to effectively do this. If growth is not effectively managed, our business and operations may be materially adversely affected.

Failure to continue to develop content that attracts National Lampoon Networks’ targeted audience or a decline in the strength of the National Lampoon® brand could cause a decrease in the size of the audience or it could change the demographics of the audience, resulting in a loss of advertising revenues.

The future success of National Lampoon Networks depends on its ability to continue to develop or license content that is interesting and engaging to its targeted audience, which is primarily comprised of young adults. In addition, the success of its business will depend, to a large extent, upon the continued brand strength of the National Lampoon™ trademark and associated logos. The strength of the brand will depend, among other things, upon continued promotion of the brand by National Lampoon Networks. If the young adult audience determines that National Lampoon Networks’ content does not reflect its tastes, or if the tastes of the young adult audience change and we do not react to those changes effectively or in a timely manner, or if our brand becomes less appealing to young adults, then audience size could decrease or the demographic characteristics of the audience could change. Any such occurrence would adversely affect the ability of National Lampoon Networks to attract advertisers and may also negatively impact our revenues.

If significant comedic content developed by third parties is not available to us on favorable terms or at all, it could adversely affect our business.

Because much of National Lampoon Networks’ content is provided by third parties at minimal or no charge, we depend on our good relations with our content providers to offer content that we believe appeals to National Lampoon Networks’ audience. Some of our content providers are also competitors, and in the future may decide to limit our access to content or change prices or demand terms that are unfavorable or discriminatory. Neither we nor National Lampoon Networks have long-term contracts with our content providers, and we cannot assure you that they will continue to make their content available to us on reasonable terms or at all. If content providers charge significant fees for their content or otherwise alter or discontinue their relationships with us or with National Lampoon Networks, it would adversely affect our business and competitive position.

Risks Related To National Lampoon Tours, Inc.

National Lampoon Tours faces considerable competition in the travel services market and may be unable to gain a competitive position in that market.

The travel services market is highly competitive and has relatively low barriers to entry. National Lampoon Tours competes primarily with other vacation providers, online travel reservation services, travel agencies and other distributors of travel products and services. Many of its competitors have competitive advantages such as greater brand recognition, longer operating histories, larger customer bases, greater financial, marketing and other resources and the ability to secure products and services from travel suppliers with greater discounts and on more favorable terms than we can.

Some travel providers have a strong presence in particular geographic areas, which may make it difficult for us to attract customers in those areas. If National Lampoon Tours cannot compete successfully, its business and operating results will be adversely affected.

National Lampoon Tours will be affected by a number of factors, any of which could have a material adverse effect on its business, financial condition and results of operations.

National Lampoon Tours’ results of operations will be dependent upon factors generally affecting the travel industry, such as political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, labor disturbances, excessive inflation, a general weakening in economic activity and reduced employment in the United States. These types of events could have a material adverse effect on the business, financial condition and results of operations of National Lampoon Tours.

National Lampoon Tours may not have enough insurance to cover all of the risks it faces.

In accordance with customary industry practices, National Lampoon Tours maintains insurance coverage against potential losses incurred by travel participants. However, National Lampoon Tours may not be adequately insured against such claims. The occurrence of an event not fully covered by insurance could have a material adverse effect on National Lampoon Tours’ financial condition and results of operations.

Investment Risks

Certain events could result in a dilution of your ownership of our common stock.

We have the equivalent of 22,155,645 shares of common stock outstanding, consisting of 3,488,725 shares of common stock, 3,583,491 shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock, 3,583,491 shares issuable upon exercise of warrants issued in conjunction with the sale of our Series B Convertible Preferred Stock, 4,595,220 shares issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock, 2,297,610 shares issuable upon exercise of warrants issued in conjunction with the sale of our Series C Convertible Preferred Stock and 4,607,108 shares of common stock issuable upon exercise of outstanding warrants and options.

Furthermore, dividends accrue on our Series B and Series C Convertible Preferred Stock. Dividends accrue on a daily basis and continue until the date on which the Series B or Series C Convertible Preferred Stock is converted or until a liquidation event occurs. Dividends accrue at the rate of 9% per annum on the sum of the original purchase price of the Series B or Series C Convertible Preferred Stock plus all accumulated and unpaid dividends thereon (compounding annually). Dividends that accrue on our Series B Convertible Preferred Stock may be paid in cash or in our common stock, with the exception that dividends paid in connection with any conversion of shares of Series B Convertible Preferred Stock must be paid with common stock. Dividends that accrue on our Series C Convertible Preferred Stock must be paid with our common stock.

Currently, the number of shares of common stock to be issued in payment of dividends to holders of our Series B Convertible Preferred Stock will be paid at a price per share of $1.775, the price at which shares of our Series C Convertible Preferred Stock would be converted. The number of shares of common stock to be issued in payment of dividends to holders of our Series C Convertible Preferred Stock is computed at the conversion price. The holders of our Series B and Series C Convertible Preferred Stock have authorized amendments (referred to in this discussion as the “Amendments”) to our Certificate of Incorporation and to the Certificate of Designations, Preferences, Rights and Limitations of our Series C Convertible Preferred Stock that will require dividends accrued on the Series B Convertible Preferred Stock to be paid in common stock, change the computation of dividends accrued on the Series B Convertible Preferred Stock and define the method of computing dividends accrued on the Series C Convertible Preferred Stock. Once the notification requirements of applicable state and federal laws are met and the Amendments are filed with the Secretary of State in accordance with Delaware law, dividends on the Series B and Series C Convertible Preferred Stock will be computed using the closing price of the common stock, as reported by the exchange or regulated quotation service on which our common stock is traded, on the trading date immediately preceding the date that we become liable to pay the dividend. If no trades were made on that date, then the number of shares to be issued will be computed using the closing price of the last date on which trades were made and reported. As of June 27, 2005, dividends totaling $1,009,193 had accrued on our Series B and Series C Convertible Preferred Stock which, if payable as of that date, and assuming the filing of the Amendments had been completed, would have required us to issue 134,833 shares of common stock in payment of the Series B Convertible Preferred Stock dividends and 117,466 shares of common stock in payment of the Series C Convertible Preferred Stock dividends based on a closing price of $4.00 per share on June 27, 2005 as reported by the OTC Bulletin Board.

Holders of the Series B and Series C Convertible Preferred Stock also have a preference on liquidation which entitles them to receive payments before the holders of common stock upon liquidation.

Upon the occurrence of a liquidation event, each holder of our Series C Convertible Preferred Stock is entitled to be paid, prior to any payment being made to holders of our common stock and our Series B Convertible Preferred Stock, an amount in cash equal to the liquidation value of his shares of Series C Convertible Preferred Stock, plus all dividends accrued on such shares. The aggregate liquidation value of the Series C Convertible Preferred Stock is $12,234,773, which is computed by multiplying the per unit purchase price ($35.50) by the liquidation value (1.5), the product of which is multiplied by the number of shares of Series C Convertible Preferred Stock outstanding (229,761). Then, holders of the Series B Convertible Preferred Stock will be entitled to receive payment of all accrued and unpaid dividends prior to any distribution to holders of our common stock and after the payment of dividends to holders of the Series C Convertible Preferred Stock. After the payment of such dividends, the assets available for distribution shall be distributed ratably to the holders of our securities, with the holders of our Series B and Series C Convertible Preferred Stock being treated as if they were holders of the number of shares of common stock into which their shares of Series B and Series C Convertible Preferred Stock could be converted.

We also currently have 56,511,275 shares of common stock that are authorized but unissued, however, of that amount 8,178,711 shares are reserved for issuance upon the conversion of our Series B and Series C Convertible Preferred Stock, 5,881,101 shares are reserved for issuance upon the exercise of the warrants granted in conjunction with the sale of our Series B and Series C Convertible Preferred Stock and 4,607,108 shares are reserved for issuance upon the exercise of outstanding warrants and options. We may issue additional shares of common stock in private or public transactions to raise funds for working capital or other purposes. If we issue additional common stock (including for the payment of dividends) or if outstanding warrants or options are exercised, the number of outstanding shares of our common stock would increase and dilute your percentage ownership of our common stock.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The per share price of our common stock will be substantially higher than the net tangible book value of the common stock as of April 25, 2005. Therefore, if you purchase shares in this offering, you will suffer immediate and substantial dilution. If the underwriters exercise their over-allotment option, or if outstanding options or warrants to purchase our common stock are exercised, you will experience additional dilution. See “Dilution” on page 25 for more information.

We have the ability to issue additional shares of our common stock and shares of Preferred Stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Certificate of Incorporation currently authorizes the Board of Directors to issue up to 60,000,000 shares of common stock and up to 2,000,000 shares of Preferred Stock. The power of the Board of Directors to issue shares of common stock, Preferred Stock or warrants or options to purchase shares of common stock or Preferred Stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or Preferred Stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing Preferred Stock, we may be able to delay, defer or prevent a change of control.

Our Certificate of Incorporation permits us to issue, without approval from our stockholders, a total of 2,000,000 shares of Preferred Stock. To date, we have issued 63,607 shares of Series B Convertible Preferred Stock and 229,761 shares of Series C Convertible Preferred Stock. The holders of our Series B and Series C Convertible Preferred Stock are entitled to vote with the holders of our common stock on all matters submitted to the stockholders for approval. However, the holders of the Series B and Series C Convertible Preferred Stock vote on an “as converted” basis, which means that they vote as if their Preferred Stock had been converted into common stock. If all the Series B and Series C Convertible Preferred Stock outstanding was converted into common stock, it would represent 8,178,711 shares of common stock. As of the date of this prospectus, the holders of our Preferred Stock represent a majority of our voting stock and can determine the outcome of matters submitted to our stockholders for approval.

Our Board of Directors can also determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the remaining shares of Preferred Stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the Preferred Stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

Our officers and directors have voting control. Together, they could make decisions that benefit themselves, but that do not benefit other stockholders.

Our officers and directors, together, beneficially own approximately 75.08% of our outstanding common stock (which includes options and warrants that may be exercised for common stock and Series B and Series C Convertible Preferred Stock that may be converted to common stock). As a result these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if it would be in the best interests of the remaining stockholders.

Stockholders having voting control are parties to a Voting Agreement that establishes the method by which directors are nominated to serve. During the term of the Voting Agreement, directors will be nominated only in accordance with its terms.

On May 17, 2002, holders of our Series B Convertible Preferred Stock and James P. Jimirro, our former Chief Executive Officer and President and a current member of our Board of Directors, entered into a Voting Agreement. The Voting Agreement will terminate 13 months following the date of Mr. Jimirro’s separation from service, which occurred on January 28, 2005. During the term of the Voting Agreement, Mr. Jimirro is entitled to nominate three directors to the Board of Directors and Daniel S. Laikin, our Chief Executive Officer, is entitled to nominate three directors. The seventh member of our Board of Directors must be mutually nominated by a majority of the directors nominated by Mr. Jimirro and Mr. Laikin. The parties to the Voting Agreement, who collectively have voting control, have agreed to vote for those persons nominated by Mr. Jimirro and Mr. Laikin.

Our stock price is volatile.

The trading price of our common stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in recommendations by security analysts, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:

·	our developing business;

·	a continued negative cash flow;

·	relatively low price per share;

·	relatively low public float;

·	variations in quarterly operating results;

·	general trends in the industries in which we do business;

·	the number of holders of our common stock; and

·	the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

We plan to use all of our earnings, if any, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

Furthermore, the holders of our Series B and Series C Convertible Preferred Stock have a right to participate in dividends and distributions (including, without limitation, share dividends or distributions) to the extent that the holders of our common stock participate, and the holders of our Series B and Series C Convertible Preferred Stock shall receive a like dividend or distribution, pro rata and on an equal basis with the holders of our common stock, with the holders of our Series B and Series C Convertible Preferred Stock being treated as if they were holders of the number of shares of common stock into which their shares of Series B and Series C Convertible Preferred Stock could be converted. No dividend or distribution may be paid to the holders of our common stock unless such dividends or distributions are sufficient to also pay in full all amounts due to the holders of our Series B and Series C Preferred Stock.

Management will have broad discretion in allocating the proceeds received from this offering. You may not approve of the ways in which management allocates those proceeds. If management fails to effectively use the proceeds from this offering, it could have a material adverse effect on our business and financial condition.

We expect to use the net proceeds of this offering primarily to develop our business and to sustain our general operations, as discussed in this prospectus. However, the description of how we may allocate the proceeds from this offering is only an estimate. Management is retaining broad discretion as to the allocation of the proceeds we receive from this offering. You may not approve of the uses to which management allocates the proceeds. Management’s failure to effectively use the proceeds could have a material adverse effect on our business and financial condition. See the discussion in this prospectus titled, “Use of Proceeds”.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

An active trading market for our securities may not be developed or sustained which could limit the liquidity of an investment in our securities.

There is currently a limited trading market for our common stock. Since March 24, 2002, our common stock has been traded on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities. During the 30 trading days between May 16, 2005 and June 27, 2005, the average daily trading volume of our common stock was 11,946 shares. As of the date of this prospectus, we had approximately 525 holders of our common stock. On the effective date of this offering, our common stock will be listed for trading on the American Stock Exchange. There is no assurance that we will be able to continue to meet the listing requirements or that our securities will remain listed on the American Stock Exchange. If our securities are delisted from the American Stock Exchange, our common stock would likely be subject to the penny stock rules of the SEC, which generally have the effect of reducing the level of trading activity for stock. An investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities and it may be difficult for us to qualify our securities for sale in various states, impairing your ability to sell your securities. An active and liquid trading market for our common stock may not develop or, if developed, may not be sustained, which could limit the ability of our security holders to sell our common stock at a desired price.

A large number of our shares of common stock may be sold in the market following this offering which could cause the prices of our securities to decline.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline. After this offering, we will have 6,688,725 shares of our common stock outstanding (excluding shares of our common stock issuable upon conversion of any of the Series B and Series C Convertible Preferred Stock, exercise of the warrants attached thereto, payment of the dividends accrued thereon, and the exercise of any other options or warrants outstanding), or 7,168,725 shares if the underwriter’s over-allotment is exercised in full. We anticipate 6,743,872 of the shares will be eligible for public trading if the underwriter’s over-allotment is exercised in full. These shares will be freely tradable without restriction or further registration under the federal securities laws unless sold by our affiliates.

Assuming that no common stock is issued for the payment of dividends and that there is no exercise of options or warrants that are outstanding as of the effective date of this offering, 15,119,404 shares of common stock are subject to contractual lockup agreements with the underwriters pursuant to which the holders of the shares have agreed not to sell their shares for six months after the date the registration statement, of which this prospectus is a part, first becomes effective. The lock up agreements cover common stock, preferred stock, convertible securities and options including (i) 1, 578,966 shares of our common stock, (ii) 3,171,829 shares of our Series B Convertible Preferred Stock and 2,891,160 shares of our Series C Convertible Preferred Stock; (iii) warrants attached to our Series B and Series C Convertible Preferred Stock which would allow the holders to purchase, respectively, 2,971,829 shares and 1,445,580 shares of our common stock; and (iv) options to purchase 3,060,040 shares of common stock. James P. Jimirro, our Chairman and former Chief Executive Officer and President, will be permitted to sell 39,334 shares of common stock every 90 days for a period of six months following the effective date of the registration statement of which this prospectus is a part.

The representative has limited experience as a lead underwriter, which may adversely affect the size of any trading market for our securities and adversely affect their price.

Although certain officers of the representative of the underwriters have experience working on public offerings and other corporate finance matters, the representative has limited experience serving as a lead underwriter. Merriman Curhan Ford & Co. began to underwrite firm commitment offerings in the fall of 2003 and has served as a co-managing underwriter on 13 public offerings prior to this offering. Since the representative’s experience in serving as the lead underwriter is limited, there can be no assurance that the lack of experience will not adversely affect the trading market for our securities.

CAUTIONARY STATEMENT REGARDING
FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Assuming a price per share of $3.75, the gross proceeds of this offering will be approximately $12,000,000. After deducting the estimated underwriting discount of $840,000, a non-accountable expense allowance of $360,000, and other estimated offering expenses payable by us of $300,000, the net proceeds to us from this offering will be approximately $10,500,000. If the underwriters exercise the over-allotment option in full, we estimate the net proceeds to us will be $12,300,000.

We currently intend to use the net proceeds as follows:

Use	Amount	Percentage

Payment of loan plus accrued interest	$2,775,000	26.4%
National Lampoon Networks television programming	$500,000	4.8%
Expansion of sales and marketing	$350,000	3.3%
Upgrades of capital equipment	$100,000	1.0%
Working capital	$6,775,000	64.5%
Total	$10,500,000	100%

On January 28, 2005 we borrowed the sum of $2,700,000, which accrues interest at the rate of 7% per year. The maturity date of the loan is the earlier of January 28, 2006 or the date we close an offering in which the gross cash proceeds to us equal or exceed $2,700,000. The lender may also demand that the loan be immediately repaid if we default in our obligations under the promissory note. The amount of $2,523,800 from the loan proceeds was used to pay benefits to James P. Jimirro, the Chairman of our Board of Directors and our former Chief Executive Officer and President, upon his separation from service. The remaining proceeds were used for working capital.

We signed a promissory note dated as of June 15, 2005 in the amount of $142,596.25 in favor of our attorneys, Richardson & Patel LLP, for payment of the legal fees incurred for this offering. The promissory note is due to be paid on July 15, 2005 but, if not paid on that date, then on demand. Interest began to accrue at the rate of 10% annually on July 15, 2005.

We intend to expand the television programming we offer on National Lampoon Networks from four hours per week to eight hours per week. In conjunction with the expansion of National Lampoon Networks’ television programming, we intend to increase our sales and marketing personnel to recruit additional advertisers.

We frequently evaluate acquisition or joint venture opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a potential transaction. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any transaction. However, if we enter into an acquisition or joint venture transaction in the future, it may reduce the amount of funds available for working capital.

We anticipate that our existing cash and the net proceeds of this offering will be sufficient to fund our operations and capital requirements for at least 24 months following this offering. We cannot assure you, however, that such funds will not be expended earlier due to circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated.

Pending final use, we may invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its agencies.

The above information represents our best estimate of the use of proceeds from this offering, based upon the current status of our business. We cannot specify with certainty all of the particular uses for the net proceeds that we may receive upon completion of this offering, as the actual allocation will depend upon the licensing or other business opportunities that arise, the amount of our future revenues, any change or inaccuracy in our assumptions about our business or future operations and other factors, some of which are described in the section of this prospectus titled “Risk Factors”. With the exception of the loan payment discussed above, management retains the right to use the net proceeds of this offering differently than as set forth herein.

CAPITALIZATION

The following table sets forth capitalization as of April 30, 2005:

·	on an actual basis;

·
on an as adjusted basis after giving effect to (i) the completion of this offering with a sale by us of 3,200,000 shares of common stock and net proceeds of $10,500,000 and (ii) the payment of all principal and accrued interest owed to N. Williams Family Investments, L.P.

This table should be read in conjunction with our audited and unaudited consolidated financial statements included elsewhere in this registration statement.

	April 30, 2005
	As Reported	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	$516,226	$8,241,226

Total liabilities	$5,177,580	$2,477,580

Series B Convertible Preferred Stock, par value $0.0001, 68,406 shares authorized, 63,607 shares issued and outstanding	6	6

Series C Convertible Preferred Stock, par value $0.0001, 250,000 shares authorized, 229,761 shares issued and outstanding	23	23

Common stock, par value $0.0001, 60,000,000 shares authorized, 3,417,615 shares issued and outstanding as reported	342	662

Additional paid-in-capital	29,200,207	39,699,887

Deferred compensation	(187,657)	(187,657)

Accumulated deficit	(30,169,980)	(30,244,980)

Total shareholders’ (deficit) equity	$(1,157,059)	$9,267,941

Total capitalization	$4,020,521	$11,745,521

DILUTION

Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the public offering price. Net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

As of April 30, 2005, our net tangible book value (unaudited) was $(3,193,213) or approximately $(0.93) per share based upon 3,417,615 shares of common stock then outstanding. As of April 30, 2005, our net tangible book value (unaudited), as adjusted for the sale of 3, 200,000 shares of common stock in this offering and application of the net proceeds of $10,500,000 (at an assumed public offering price of $3.75 per share and after deducting the underwriting discounts and commissions and estimated offering expenses), would have been approximately $1.10 per share.

This represents an immediate increase in net tangible book value of $2.04 per share to existing stockholders and an immediate and substantial dilution of $2.65 per share or approximately 71% to new investors purchasing common stock in this offering.

The following table illustrates this per share dilution:

Per Share of
common stock

Assumed public offering price per share of common stock	$3.75

Net tangible book value (unaudited) as of April 30, 2005	$(0.93)

Increase attributable to new investors	$2.04

Net tangible book value (unaudited) after this offering	$1.10

Dilution of net tangible book value to investors in this offering	$2.65

The foregoing table excludes 18,595,020 shares of common stock that is issuable upon the conversion of our Series B and Series C Convertible Preferred Stock and pursuant to currently exercisable outstanding options and warrants, as follows: 3,583,491 shares of common stock reserved for issuance upon conversion of our Series B Convertible Preferred Stock, 4,595,220 shares of common stock reserved for issuance upon conversion of our Series C Convertible Preferred Stock, 3,583,491 shares of common stock represented by warrants attached to our Series B Convertible Preferred Stock, 2,297,610 shares of common stock represented by warrants attached to our Series C Convertible Preferred Stock and 4,535,208 shares of common stock represented by outstanding options and warrants. The net tangible book value per share at April 30, 2005, after giving effect to this offering, would have been $0.49 and the dilution to new investors would be $3.26. This excludes shares of common stock issuable upon the exercise of all options and warrants, the conversion of all preferred shares, and all dividends.

The table below shows the net tangible book value if all Series B and Series C Convertible Preferred Stock outstanding as of April 30, 2005 was converted into 8,178,711 shares of common stock. The net tangible book value per share at April 30, 2005, after giving effect to this offering, would have been $0.49 and the dilution to new investors would be $3.26. This includes all common stock and the conversion of the Series B and Series C Convertible Preferred Stock outstanding as of April 30, 2005 but excludes shares of common stock issuable upon the exercise of all options and warrants and the payment of dividends.

The following table illustrates this per share dilution:

Per Share of
common stock

Assumed public offering price per share of common stock	$3.75

Net tangible book value (unaudited) as of April 30, 2005	$(0.28)

Increase attributable to new investors	$0.77

Net tangible book value (unaudited) after this offering	$0.49

Dilution of net tangible book value to investors in this offering	$3.26

The following table summarizes as of April 30, 2005 (i) the number of shares of common stock outstanding and that would be outstanding if all the Series B and Series C Convertible Preferred Stock were converted, (ii) the total consideration paid for such shares and (iii) the average price per share paid by existing holders of our common stock and investors in this offering, assuming the sale of all 3,200,000 shares offered by us in this prospectus at the price indicated above and before deducting any underwriting discounts and offering expenses payable by us.

	Shares		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share

Existing stockholders	3,417,615	23.4%	15,005,475	37.1%	$4.39

Existing holders of Series B
and Series C Convertible
Preferred Stock, as converted	8,178,711	56.0%	14,195,095	35.1%	$1.735

New investors	3,200,000	20.6%	12,000,000	27.8%	$3.75

Total	14,596,326	100%	40,450,570	100%	$2.771

The above discussion and tables assume a per share price of $3.75 and exclude:

·	480,000 shares of common stock issuable upon exercise of the underwriter’s over-allotment option;

·	5,881,102 shares of common stock issuable upon the exercise of warrants issued in conjunction with our Series B and Series C Convertible Preferred Stock at an exercise price of $1.775 per share;

·	320,000 shares of common stock issued upon exercise of the representative’s warrant; and

·	4,564,208 shares of common stock reserved for issuance upon exercise of outstanding warrants and stock options with an average exercise price of $2.83 per share.

MARKET FOR COMMON EQUITY

Until March 24, 2002, when we were delisted from the Nasdaq Small Cap Market for failing to meet certain listing requirements, our common stock traded on the Nasdaq Small Cap Market under the symbol JTWO. From March 25, 2002 until October 25, 2002, our common stock traded on the Over The Counter Bulletin Board under the symbol JTWO. On October 25, 2002, our common stock symbol changed to NLPN and our common stock continues to trade under that symbol. The table below sets forth the range of high and low bids of our common stock for each quarter for the last two fiscal years, the first, second and third quarters of the current fiscal year and the fourth quarter of the current fiscal year through June 27, 2005 as reported by the OTC Bulletin Board. The prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions. The closing sales prices have been adjusted to reflect the two-for-one stock split that was effective on September 15, 2004.

	High	Low
Fiscal Year Ending July 31, 2005
First Quarter Ended October 31, 2004	$7.75	$3.00
Second Quarter Ended January 31, 2005	$4.20	$1.75
Third Quarter Ended April 30, 2005	$4.40	$2.00
Fourth Quarter through June 27, 2005	$4.85	$2.10

Fiscal Year Ended July 31, 2004
First Quarter	$4.50	$2.00
Second Quarter	$3.50	$1.50
Third Quarter	$4.25	$1.75
Fourth Quarter	$7.00	$1.90

Fiscal Year Ended July 31, 2003
First Quarter	$7.00	$3.00
Second Quarter	$7.00	$3.00
Third Quarter	$5.00	$2.10
Fourth Quarter	$4.50	$3.00

On June 27, 2005, the last day prior to the date of this prospectus for which information was practicably available, the closing price for our common stock was $4.00 per share. As of June 27, 2005, we had approximately 525 stockholders.

Dividend Policy

We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future to the holders of our common stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

Dividends accrue on our Series B and Series C Convertible Preferred Stock. Dividends accrue on a daily basis and continue until the date on which the Series B or Series C Convertible Preferred Stock is converted, until a liquidation event occurs, or, in the case of the Series C Convertible Preferred Stock, until the redemption date (although the redemption date is not defined and there is no right of redemption as to the Series C Convertible Preferred Stock). Dividends accrue at the rate of 9% per annum on the sum of the original purchase price of the Series B or Series C Convertible Preferred Stock plus all accumulated and unpaid dividends thereon (compounding annually). Dividends that accrue on our Series B Convertible Preferred Stock may be paid in cash or in our common stock, with the exception that dividends paid in connection with any conversion of the Series B Convertible Preferred Stock must be paid in common stock. Dividends that accrue on our Series C Convertible Preferred Stock must be paid with our common stock.

Currently, the number of shares of common stock to be issued in payment of dividends to holders of our Series B Convertible Preferred Stock will be paid at a price per share of $1.775, the price at which shares of our Series C Convertible Preferred Stock would be converted. The number of shares of common stock to be issued in payment of dividends to holders of our Series C Convertible Preferred Stock is computed at the conversion price. The holders of our Series B and Series C Convertible Preferred Stock have authorized amendments (referred to in this discussion as the “Amendments”) to our Certificate of Incorporation and to the Certificate of Designations, Preferences, Rights and Limitations of our Series C Convertible Preferred Stock that will require dividends accrued on the Series B Convertible Preferred Stock to be paid in common stock, change the computation of dividends accrued on the Series B Convertible Preferred Stock and define the method of computing dividends accrued on the Series C Convertible Preferred Stock. Once the notification requirements of state and federal laws are met and the Amendments are filed with the Secretary of State in accordance with Delaware law, dividends on the Series B and Series C Convertible Preferred Stock will be computed using the closing price of the common stock, as reported by the exchange or regulated quotation service on which our common stock is traded, on the trading date immediately preceding the date that we become liable to pay the dividend. If no trades were made on that date, then the number of shares to be issued will be computed using the closing price of the last date on which trades were made and reported. As of June 27, 2005, dividends totaling $1,009,193 had accrued on our Series B and Series C Convertible Preferred Stock which, if payable as of that date, and assuming the filing of the Amendments had been completed, would have required us to issue 134,833 shares of common stock in payment of the Series B Convertible Preferred Stock dividends and 117,466 shares of common stock in payment of the Series C Convertible Preferred Stock dividends based on a closing price of $4.00 per share on June 27, 2005 as reported by the OTC Bulletin Board.

SELECTED FINANCIAL DATA

In the table below, we provide you with historical selected consolidated financial data for the two years ended July 31, 2003 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of the end of, our third fiscal quarter of 2005, derived from our unaudited financial statements included elsewhere in this prospectus on an actual basis and on an as adjusted basis. As adjusted data assumes the receipt of $10,500,000 in net proceeds from this offering. Historical results are not necessarily indicative of the results that may be expected for any future period or for a full year. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended		Nine months ended April 30,
	July 31, 2003	July 31, 2004	As Reported	As Adjusted
			(unaudited)
Statements of Operations Data:

Revenues	$1,007,884	$1,921,564	$3,139,668	$3,139,668
Costs and Expenses	7,068,550	7,051,576	9,748,864	9,823,864
Operating Loss	(6,060,666)	(5,130,012)	(6,609,196)	(6,684,196)
Other Income/(Expense)	39,254	5,762	(326,789)	(326,789)
Minority Interest	99,000	—	—	—
Loss Before Income Taxes	(5,922,412)	(5,124,250)	(6,935,985)	(7,010,985)
Net Loss	$(5,924,836)	$(5,127,107)	$(6,945,123)	$(7,020,123)
Net Loss Attributable to Common	$(5,924,836)	$(5,127,107)	$(10,027,929)	$(10,102,929)
Shareholders

	July 31, 2004	April 30, 2005	April 30, 2005
		As Reported	As Adjusted
Balance Sheet Data:			(unaudited)

Current Assets	$77,284	$1,580,704	$9,305,704
Total Assets	2,505,698	4,020,521	11,745,521
Current Liabilities	6,861,256	5,177,580	2,477,580
Total Liabilities	6,861,256	5,177,580	2,477,580
Total Shareholders’ (Deficit) Equity	(4,355,558)	(1,157,059)	9,267,941
Accumulated (Deficit)	(20,943,951)	(30,169,980)	(30,244,980)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Overview

We are a media and entertainment company that creates and distributes comedic content. The National Lampoon™ brand was initially developed in 1970 through publication of National Lampoon Magazine and later through the production of motion pictures, including National Lampoon’s Animal House and National Lampoon’s Vacation .

Our plan is to expand the use of our brand in order to increase the revenues we generate through license fees, advertising and other sources. We are pursuing this plan as follows:

Licensing

We derive a substantial portion of our revenues from license fees relating to the production of new motion pictures and from royalties from previously released motion pictures bearing our brand, including such movies as National Lampoon’s Animal House and National Lampoon’s Vacation . We license the National Lampoon™ brand, as well as content from our library, for use in a wide variety of products including movies, television programming, radio broadcasts, recordings, electronic games, and other consumer products and live events.

For the nine months ended April 30, 2005, revenues derived from our licensing and royalties (exclusive of revenues derived from our Internet sales and publishing activities) totaled $1,557,272, or approximately 49.5% of all the revenues we earned during the period.

National Lampoon Networks

Our subsidiary, National Lampoon Networks, Inc. (referred to in this discussion as NLN), through its network of 603 affiliated college and other television stations, reaches nearly 4.8 million college students in their dormitories and other places of residence. According to Marketing to the Campus Crowd by David A. Morrison, there are approximately 15.6 million college students in the United States that, each year, spend approximately $128 billion on discretionary items such as vacation travel, fashion, CDs, DVDs, video games and movies. For those retailers targeting the college market, NLN provides an integrated marketing approach that includes advertising during the airing of our television programming, field marketing such as product sampling, live events hosted on college and university campuses throughout the United States, and Internet promotions.

Aside from providing an outlet for advertisers targeting the college market, NLN develops, produces and distributes comedic television programming to college audiences through its network. Tooned Up, Greek Games, College Town and Master Debaters are among the television programming that we developed and produced and that we are now distributing in the retail market.

For the nine months ended April 30, 2005, revenues derived from National Lampoon Networks, exclusive of licensing revenues, totaled $1,259,671, or approximately 40.1% of all the revenues we earned during the period.

Home Entertainment

According to an Associated Press article written by Gary Gentile and posted on the Video Software Dealers Association website, consumers spent a record $24.5 billion on home video rentals and purchases in 2004. We provide branded National Lampoon™ comedic content, including television programming, motion pictures and live comedic events, for DVD. This segment of our business generates revenues primarily from royalty fees from the sale of these products and the use of our content. We also use NLN to promote the release of these products.

For the nine months ended April 30, 2005, revenues derived from our home entertainment products totaled $181,333, or approximately 5.8% of all the revenues we earned during the period.

Travel Services

We are now offering group travel and entertainment packages through our subsidiary, National Lampoon Tours, Inc. The destinations of our first two travel packages, timed to coincide with most college and university spring breaks, were Las Vegas and Cabo San Lucas, Mexico. The packages included professional entertainment, theme parties and other attractions for young adults.

For the nine months ended April 30, 2005, we earned $83,724 from National Lampoon Tours, or approximately 2.7% of our revenues.

Publishing

We have been publishing books since 1972 and, to date, we have published over 28 titles including our four most recent publications, 1964 High School Reunion Year Book, National Lampoon’s Book of Love,  National Lampoon’s Big Book of True Facts and National Lampoon’s Encyclopedia of Humor. We plan to continue to publish approximately three books each year.

For the nine months ended April 30, 2005, revenues derived from our publishing activities totaled $27,800, or approximately 0.9% of all the revenues we earned during the period.

Radio

We hold a 25% interest in NL Radio, LLC, which was formed in March 2005. NL Radio, LLC plans to launch an entertainment radio format under our brand. We have licensed the content of our radio library, as well as certain domain names, urls and websites, to NL Radio, LLC for this purpose and we are continuing to produce radio programming for use by NL Radio, LLC. Throughout the summer and fall of 2005, NL Radio, LLC will use samples of the programming, called “pilot programming,” to introduce the format and content to radio networks and local stations. If the programming is sold to a network it may be syndicated, meaning that it will be distributed to stations affiliated with the network. Purchasers of the programming may broadcast segments of the programming at their discretion, such as during “drive time” or as late night programming. The programming is currently scheduled to be distributed in January 2006. We expect to earn revenues from commissions for advertisement sales and trademark licensing fees.

For the nine months ended April 30, 2005, we earned $15,000, or approximately 0.5% of all the revenues we earned during the period from NL Radio, LLC. These revenues were derived from the licensing of our radio library to NL Radio, LLC.

Internet

Our Internet operations do not generate significant revenue and we do not anticipate that will change soon. Aside from providing entertainment and information about us, our website allows writers who are unrelated to us to submit comedic content to us. We may use this content in the development of stories, characters and animation that may be the basis for films, television programming or other products we develop or brand. We also use the website to sell our branded merchandise. We earn revenues from our website from banner advertising and from the sale of our branded merchandise.

For the nine months ended April 30, 2005, revenues derived from sales of our products via the Internet totaled $14,868, or approximately 0.5% of all the revenues we earned during the period.

Motion Picture and Television Programming

To date, motion pictures that carry our brand have been produced and financed by third parties. Twenty-one motion pictures have been released using the National Lampoon™ name and two additional motion pictures are planned for release, one later in 2005 and one in early 2006. We provide creative services, as requested, to the producers of motion pictures that carry our brand. For the fiscal year ended July 31, 2003 we earned $140,000 as compensation for creative services. These services were provided to three projects. For the fiscal year ended July 31, 2004 and for the nine months ended April 30, 2005, we earned no revenues from providing creative services.

We are developing programming for television although, to date, none of our programming has been acquired by any distributor or broadcaster of television programming. We had a “first-look” agreement with CBS Paramount International Television, a division of Viacom Productions Inc. referred to in this discussion as Paramount Television, for television programming. A “first look” agreement allows a studio or production company, for a period of time, to look at and agree to develop and produce programming ideas in the form of treatments before the treatments may be offered to other studio or production companies. Pursuant to this agreement, we provided treatments for television shows to Paramount Television. Prior to the expiration of the first look agreement, Paramount Television exercised its right to develop and produce four of these treatments. To date, Paramount Television has not developed and produced the television programming and there is no assurance that the programs will be produced in the future. Any treatment not developed by March 8, 2006 will be returned to us. For the nine months ended April 30, 2005, we earned no revenues from our television programming. We intend to continue to develop programming for television broadcast.

Library

Our library includes 247 issues of National Lampoon Magazine, which we continue to use to generate new content for movies, television programming and other licensing opportunities. Our library also consists of television programming, including more than 300 hours of footage produced for National Lampoon Networks, radio programming, recordings and other materials.

Business Objective

We intend to provide National Lampoon™ comedic content to as many consumers as possible by expanding the use of our brand. The following describes the ways in which we plan to achieve this goal.

·
We plan to continue to expand National Lampoon Networks by adding new college and university affiliate stations, increasing advertising and marketing revenue and producing new television shows. We currently have six employees and one independent contractor who continually market to college and university affiliate stations to carry our programming and we intend to continue this practice for the foreseeable future. As we add new stations, we expect our advertising and marketing revenue to increase. However, we do not have long-term agreements with college and university affiliate stations, and these stations may terminate their relationships with us at any time.

·
We intend to expand our DVD library by increasing the number of products we produce and have distributed for home entertainment. We currently work primarily with three distributors, Genius Products, Inc., Image Entertainment and Ventura Distribution. Our distributors pay us to provide the creative content for designated projects. Once the project is completed, the distributor is not required to work with us on additional projects, therefore management is continually seeking to build relationships with additional distributors.

·	We plan to capitalize on our reputation and relationships with independent studios and other multimedia companies to expand the use of the National Lampoon™ brand.

·
We plan to create new licensing opportunities in markets outside of publishing, film and television, such as games, records, radio programming and live events. Upon completion of this offering, we intend to add an employee to work on product placement and licensing.

·
We intend to attract an increased number of college students purchasing travel packages created by National Lampoon Tours. Because it took us more time than we expected to organize National Lampoon Tours, we were unable to take full advantage of the 2004-2005 academic year college and university spring break travel season. Our organizing activities are now complete, and we expect to be able to fully promote the travel packages we offer during the 2005-2006 academic year. We expect to do this by advertising on our website and through field marketing.

·	We plan to capitalize on opportunities provided by the Internet to merchandise our home entertainment and other products.

·	NL Radio, LLC plans to launch an entertainment radio format under our brand. We own a 25% interest in NL Radio, LLC.

Critical Accounting Policies

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our trademark licensing revenues are generally recognized when received or when earned under the terms of the associated agreement and when the collection of such revenue is reasonably assured. Revenues from the sale of DVDs, net of estimated provisions for returns (which are not material for any period presented) are recognized when the sales are reported to us by the distributor. Revenues from Internet operations are recognized when earned under the terms of the associated agreement and the collection of such revenue is reasonably assured. Revenues from advertising and promotion are recognized when earned under the terms of the associated agreement or when the advertisement has been broadcast and the collection of such revenues are reasonably assured.

Production Costs

As provided by SOP 00-2, Accounting by Producers or Distributor of Films, television production costs are not capitalized unless there are advertising agreements in place from which the production will generate revenues. As a result, since there were limited advertising agreements in place for particular programs, the production costs incurred by our network operations are capitalized only to the extent of the revenues generated by those agreements. The balance of the production costs is expensed during the period.

Reorganization Transaction

In the discussion below, we sometimes refer to the “Reorganization Transaction”. The Reorganization Transaction occurred on May 17, 2002, when a group of investors that we refer to as “the NLAG Group” completed the acquisition of our Series B Convertible Preferred Stock and warrants to purchase our common stock, thereby gaining voting control of our company.

Results of Operations

We operate in four business segments, namely, licensing and exploitation of the National Lampoon™ trademark and related properties including the sale of products to consumers; advertising and promotion through field marketing, live events and the distribution of television programming on college campuses; production of motion picture, television, and DVD products; and the sale of travel packages to young adults.

Segment operating income/(loss) excludes the amortization of intangible assets, interest income, and income taxes. Selling, general and administrative expenses not specifically attributable to any segment have been allocated equally among the three segments.

Nine months ended April 30, 2005 as compared to the nine months ended April 30, 2004

Summarized financial information for the nine month periods ended April 30, 2005 and 2004 for our segments is as follows:

Nine Months Ended April 30, 2005	Licensing	Advertising and Promotion	Production	Travel Services	Total

Segment Revenue	$1,614,940	$1,259,671	$181,333	$83,724	$3,139,668

Segment Operating (Loss)	$(1,863,734)	$(1,204,739)	$(3,653,882)	$(222,768)	$(6,945,123)

Nine Months Ended April 30, 2004

Segment Revenue	$597,484	$554,432	$335,913	$--	$1,487,829

Segment Operating (Loss)	$(591,827)	$(2,162,316)	$(1,425,243)	$--	$(4,179,386)

Since the Reorganization Transaction, our business has changed. Due to our acquisition of National Lampoon Networks, we began creating programming for this division and undertaking advertising and promotion activities. We have also entered the home entertainment market and we have ceased publication of National Lampoon Magazine. Because of the evolving nature of our business, we changed the way in which we presented segment revenue for the nine month period ended April 30, 2005 as compared to the way in which we presented it for the fiscal year ended July 31, 2004. In the table above, production revenues include films, television and home entertainment; licensing includes not only the licensing of our name, but publication and Internet revenues; advertising and promotion revenues represent the revenues earned by National Lampoon Networks; and travel services represents the revenues earned by National Lampoon Tours, Inc.

For the year ended July 31, 2004, segment information was presented as trademark, consumer products and television. Trademark included revenues earned from our licensing activities, consumer products included revenues we earned from our website and the sale of certain videos and television included the advertising and promotion revenues we earned from National Lampoon Networks.

Licensing Revenues. Licensing revenues of $1,614,940 for the nine months ended April 30, 2005 represent an increase of approximately $1,017,000 or 170% over licensing revenues of $597,484 for the nine months ended April 30, 2004. Increased licensing activity during this period included licensing our name for use in feature films, licensing our radio library to NL Radio, LLC and, as part of our agreement with Genius Products, Inc., licensing four television programs that were originally produced by National Lampoon Networks. These television programs are expected to be distributed in the home entertainment market. Our licensing revenues for the nine months ended April 30, 2005 included $365,000 from the film National Lampoon’s Animal House, an increase of approximately $185,000, or 103%, over revenues of $180,000 for the nine months ended April 30, 2004 as the result of the DVD release of National Lampoon’s Animal House by Universal Pictures, Inc. Since June 2000, these revenues have been paid directly to us. Prior to June 2000, the revenues were paid to Yearbook Movie Company, a partnership. Following a dispute between our predecessor, J2 Communications, and Heathdale Productions, Inc., the successors in interest to the original partners of Yearbook Movie Company, and as part of a settlement agreement between them, J2 Communications and Heathdale Productions, Inc. agreed to allow Universal Pictures, Inc. to distribute the partnership’s share of the revenues earned from National Lampoon’s Animal House directly to each partner, rather than to the partnership. The partnership continues to exist and to hold the rights pursuant to which the partners are paid. Additional licensing revenues earned during the nine months ended April 30, 2005 included $181,845 from Genius Products, Inc. for use of the National Lampoon™ name on three feature films, National Lampoon’s Blackball, National Lampoon’s Going the Distance and National Lampoon Presents Dorm Daze . Licensing revenues also included $100,000 for licensing our content for distribution over wireless devices, $37,500 from Paramount Television as part of a television programming arrangement and $15,000 for the license of National Lampoon Radio Hour programming. During the nine months ended April 30, 2005, we recognized $100,000 in revenues previously classified as deferred revenues from Multimedia Games, Inc./Create Tours Corp., which paid this money to us for delivery of three concepts. Multimedia Games, Inc./Create Tours Corp. has accepted one of the concepts for development. During the nine months ended April 30, 2005, we also recognized $70,000 in revenues from the completion and delivery of 70 episodes of television programming to An Eye for an Eye Productions LLC; $47,206 in royalties from Warner Brothers; $27,500 from publishing; and $35,000 from sales of consumer products. Licensing revenues from National Lampoon Networks, Inc. earned during the nine months ended April 30, 2005 included $132,250 from Genius Products, Inc. and $164,400 in participation revenues from the distribution of National Lampoon Presents Dorm Daze.

Costs related to licensing revenues of $397,004 decreased by $30,000 or 7% in the nine months ended April 30, 2005 from $427,489 in the nine months ended April 30, 2004. The primary reason for this decrease relates to a decrease of approximately $33,000 in website writers’ fees. Amortization of intangible assets, namely the costs of our acquisition of the “National Lampoon™” trademark, was $180,000 during the nine months ended April 30, 2005 and April 30, 2004.

Advertising and Promotion Revenues. Advertising and promotion revenues from National Lampoon Networks totaled $1,259,671 during the nine months ended April 30, 2005 as compared to $554,432 for the nine months ended April 30, 2004, representing an increase of $705,239 or 127%. Advertising revenues increased to approximately $436,422 during the nine months ended April 30, 2005, from $278,656 during the nine months ended April 30, 2004, which represents an increase of $157,000 or 57%. Promotional revenues of $823,248 for the nine months ended April 30, 2005 represents an increase of approximately $534,972 or 179% from the $288,276 in promotional revenues we received during the nine months ended April 30, 2004. The increase in advertising and promotion revenues resulted from additional advertising opportunities that arose due to an increase in programming televised by National Lampoon Networks. During this period, we also began to sell advertising on our website for the promotion of feature films made by unrelated third parties and we increased presence marketing of feature films such as National Lampoon’s Black Ball and National Lampoon’s Dorm Daze. “Presence marketing” means that we use posters, product samples and similar marketing techniques to bring the marketing to the location of the targeted audience, such as college campuses.

Production Revenues.   For the nine months ended April 30, 2005, production revenues were $181,333 as compared to $335,913 for the same period in 2004. This decrease in production revenues of approximately $154,000 or 46% resulted primarily from a decrease in production projects as we reallocated resources to National Lampoon Networks to increase programming. During the nine months ended April 30, 2005, we recognized approximately $33,333 from sponsorship revenues from SJD Media, $30,000 for television production from Fox Sports, $68,000 for videos produced for Image Entertainment and $50,000 for videos produced for Genius Products, Inc. as compared to revenues recognized during the nine months ended April 30, 2004 of approximately $197,000 for the production of a television pilot for American Movie Classics, $150,000 for comedy videos produced for Image Entertainment and $28,000 for the production of a live event as well as a decrease in revenues of $39,250 from an adjustment to revenues previously recognized from Image Entertainment.

Costs related to production revenues of $659,097 for the nine months ended April 30, 2005 represented a 42% decrease from the $1,123,168 in costs related to production revenues for the nine months ended April 30, 2004. The decrease in production costs is also related to the decrease in production projects. During the nine months ended April 30, 2004, costs associated with the television pilot for American Movie Classics totaled approximately $188,000, costs associated with the video production for Image Entertainment totaled approximately $115,000 and National Lampoon Networks’ live event sponsorship revenue costs totaled approximately $16,000, accounting for the higher costs related to production revenues for the period. During the nine months ended April 30, 2005, production costs included approximately $46,000 associated with the videos produced for Image Entertainment and $29,000 associated with the pilot for Fox Sports Network. The remaining production costs consisted of production personnel costs.

Travel Services Revenues. During the nine months ended April 30, 2005, National Lampoon Tours recognized revenues of $83,724. National Lampoon Tours began business in December 2004.

Other Costs and Expenses. Amortization of capitalized production costs for National Lampoon Networks was $372,451 and $0 during each of the nine months ended April 30, 2005 and April 30, 2004, respectively. The increase in amortized production costs was due to increased production costs for National Lampoon Networks’ programming.

Selling, general and administrative expenses during the nine months ended April 30, 2005 were $3,692,792 as compared to $3,458,481 for the nine months ended April 30, 2004, an increase of $234,311 or approximately 6.7%. During the nine months ended April 30, 2005, approximately 56.9% of our selling, general and administrative expenses consisted of salary expense totaling $2,100,000, as compared to salary expense of approximately $1,800,000 for the nine months ended April 30, 2004. The increase of $300,000 in salary expense for the nine months ended April 30, 2005 consisted primarily of bonuses totaling $220,000 that were paid to two employees with units of Series C Convertible Preferred Stock that we valued at $35.50 per unit, a bonus of $149,393 accrued to our President, Douglas S. Bennett, pursuant to an employment agreement that terminated on January 31, 2005, and bonuses of $25,000 accrued to our Chief Executive Officer, Daniel Laikin, and to Mr. Bennett, pursuant to employment agreements that took effect on February 1, 2005.  The increase in salary expense was offset by a decrease in vacation accrual of $41,000 due to a change in policy, a decrease in sales personnel salaries of $16,000 and a decrease in officer’s salary of $61,000 due to the separation from service of James P. Jimirro, our former Chief Executive Officer and President. During the nine months ended April 30, 2005, selling, general and administrative expenses also included legal expenses of $269,000 as compared to $166,000 in legal expenses accrued during the nine months ended April 30, 2004, an increase of $103,000, and an increase of $279,000 in investor public relations costs, from $29,000 during the nine months ended April 30, 2004 to $307,000 during the nine months ended April 30, 2005. The increase in these expenses related primarily to this offering. During the nine months ended April 30, 2005 and April 30, 2004, selling, general and administrative expenses also included the following:

Expense	Nine Months Ended April 30, 2005	Nine Months Ended April 30, 2004

Employee health benefits	$112,000	$86,000
Accounting expense	49,000	37,000
Rent expense	159,000	165,000
Interest expense	98,000	123,000
Registration fee to American Stock Exchange	65,000	0
Advertising and marketing	12,000	100,000
Travel and entertainment	66,000	95,000
Corporate insurance	85,000	107,000
Computer and communications	82,000	96,000
Consulting	84,000	193,000
Other	210,000	413,000
Total	$1,022,000	$1,415,000

Selling, general and administrative expenses not specifically attributable to any segment have been allocated equally among the four segments. Segment operating income (loss) excludes the amortization of intangible assets, interest income and income taxes.

During the nine months ended April 30, 2005, we recorded expenses of $491,038 associated with the granting of stock, options and warrants to advisors and consultants as compared to expenses of $479,997 incurred for the nine months ended April 30, 2004. Expenses associated with the modification of warrants was approximately $1,082,000 for the nine months ended April 30, 2005 as compared to no expense for the nine months ended April 30, 2004. Warrants for the purchase of common stock issued in May 2002 in connection with the sale of units of our Series B Convertible Preferred Stock were modified to be identical in price and term with the warrants issued in conjunction with the offering of our Series C Convertible Preferred Stock. The excess of the value of the modified warrants as compared to the original warrants was calculated according to paragraph 188 of FAS 123. The excess amount, which included the right to purchase 3,583,491 shares of our common stock, totaled $904,897, which has been recognized as a charge to operations. Further, during the nine months ended April 30, 2005, we modified certain options for the purchase of common stock granted to James P. Jimirro. Pursuant to the terms of the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan, the options would have expired, if not exercised, 90 days following Mr. Jimirro’s separation from service. The option agreements have been amended so that they are not subject to this section of the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan and will instead expire in accordance with the terms of the original grant. The expense associated with this modification was $177,798. There was no corresponding expense during the nine months ended April 30, 2004. On January 28, 2005 we recorded an expense of $2,577,497 representing costs related to Mr. Jimirro’s separation from service, including a salary cost of $2,523,800 and a payment of $53,697 to a leasing company in order to transfer ownership of an automobile to Mr. Jimirro. There were no corresponding expenses during the nine months ended April 30, 2004.

Interest income during the nine months ended April 30, 2005 increased to approximately $6,000 from $4,300 in interest income earned during the nine months ended April 30, 2004. This increase of $1,700 or 39% resulted from an increase in cash and cash equivalents held during the nine months ended April 30, 2005 as compared to the nine months ended April 30, 2004. Other expense of $332,783 in the nine months ended April 30, 2005 resulted from forgiveness of a loan having an unpaid balance of approximately $162,000 that was due from James P. Jimirro to us. This loan forgiveness was part of the benefits paid or transferred to Mr. Jimirro upon his separation from service in accordance with the terms of his employment agreement. Other expense also includes the amortization of the capitalized debt issuance costs of $167,000

For the nine months ended April 30, 2005, we had a net loss of $6,945,123 as compared to a net loss of $4,179,386 for the nine months ended April 30, 2004, representing an increase in loss of $2,765,737 or 67%. The increase in net loss resulted primarily from costs of approximately $2,600,000 paid to Mr. Jimirro on his separation from service, and the expense of approximately $1,082,695 associated with modifying the terms of stock options and warrants. An increase in revenues of $1,651,000, to $3,139,000 earned during the nine months ended April 30, 2005 as compared to $1,487,000 earned during the nine months ended April 30, 2004, offset the increase of net loss. During the nine-month periods ended April 30, 2005 and 2004, we had no significant provision for income taxes due to the utilization of deferred tax valuation allowances. For the nine months ended April 30, 2005, we recognized the beneficial conversion feature attributable to the Series C Convertible Preferred Stock of $2,280,906, which is treated as preferred dividend, as well as accrued dividends of $801,900, as compared to no such expenses during the nine months ended April 30, 2004. The addition of the discount and dividend resulted in a net loss attributable to common shareholders of $10,027,929 or $3.14 per share versus a net loss attributable to common shareholders of $4,179,386 or $1.36 per share for the nine months ended April 30, 2004.

  The Year Ended July 31, 2004 Compared To The Year Ended July 31, 2003

For the year ended July 31, 2004, total revenues increased by approximately 91% to $1,921,564 from $1,007,884 for the year ended July 31, 2003. This increase resulted from an increase of royalties received of approximately $133,000 or 38%, from National Lampoon’s Animal House and the three National Lampoon Vacation feature films to $483,000 in fiscal 2004 as compared to $350,000 in fiscal 2003, and an increase of approximately $467,000 for advertising and promotional revenues from NLN which were $558,640 in fiscal 2004 as compared to $92,063 for the prior year. Royalties from made for television and video productions increased by $308,000 in fiscal 2004. Consumer product revenue of $76,111 in fiscal 2004 increased by approximately $64,000 or 557% from $11,577 in fiscal 2003. In addition to merchandise sold via the Internet in both years, in fiscal 2004 there was Internet advertising of approximately $24,000 and video game royalties from Activision of $40,000.

Revenues from Warner Bros., TTWF, LLC, and American Movie Classic Company accounted for approximately $773,000 representing 16%, 14%, and 10% of total revenues for the fiscal year ended July 31, 2004. The remaining 60% of total revenues for the fiscal year ended July 31, 2004 was derived from a number of other relationships, none of which accounted for more than 10% of total revenues. For the fiscal year ended July 31, 2003, Warner Bros., Universal, and Gary Hoffman Productions collectively accounted for approximately $695,000 representing 44%, 13% and 12% of total revenues.

Costs related to trademark revenue increased by approximately 46% to $417,071 for the year ended July 31, 2004 from $285,174 for the year ended July 31, 2003. The increase in costs resulted primarily from the costs associated with the projects we did for AMC and Image Entertainment Inc. that totaled approximately $303,000. Royalties accrued to The Harvard Lampoon, William Morris, and Guber-Peters Entertainment Company totaled approximately $232,000 during the 2003 year as compared to approximately $67,000 during the 2004 fiscal year. In the 2003 fiscal year the multiple episode sale of “Funny Money” triggered a cost of approximately $185,000 due to Guber-Peters Entertainment Company, capping the amount owed to it. Therefore no cost was accrued for Guber-Peters Entertainment Company in the 2004 fiscal year. Lastly, in the 2004 fiscal year, there was $33,000 in costs associated with live events, with no corresponding cost in the prior fiscal year. Costs related to consumer products revenues were $50,170 for the year ended July 31, 2004 as compared to $23,374 for the 2003 fiscal year, which represents an increase of 115%. Internet costs make up the majority of the costs related to consumer product revenues, and are direct expenses we incurred to develop, maintain, and promote our website (excluding salaries and other general and administrative expenses incurred in connection with our Internet operations).

Production costs totaling $1,181,039 in the 2004 fiscal year represent an increase of 35% over fiscal 2003 production costs of $872,868. These costs were primarily associated with the production of programming for NLN. NLN began operations with our acquisition of the assets of Burly Bear Network, Inc. in September 2002. New show productions did not begin until the end of calendar 2002. Therefore, the 2004 fiscal year saw a large increase in revenues and production costs.

Amortization of intangible assets, included the costs of our acquisition of the National Lampoon™ trademark was $240,000 in the 2004 and 2003 fiscal years. In the 2003 fiscal year, we wrote-off the Burly Bear trademark. The Burly Bear trademark was fully written off by the end of the 2003 fiscal year based upon SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, because we recognized the impairment of the value of the Burly Bear trademark when virtually all aspects of the network operated more successfully utilizing the National Lampoon™ name rather than the Burly Bear name. Write off of the Burly Bear intangible asset totaled $541,000 during the 2003 fiscal year, and was zero in the 2004 fiscal year.

Selling, general and administrative expenses for the 2004 fiscal year increased to approximately $4,521,000 as compared to $4,159,000 for the 2003 fiscal year. This increase of $362,000 or 9% resulted primarily from increases in personnel costs of approximately $512,000 to $2,813,000 from $2,301,000, an increase in interest expense of $144,000 from approximately $40,000 in the 2003 fiscal year to $184,000 in the 2004 fiscal year, and an increase of approximately $58,000 in health insurance costs from $56,000 in the 2003 fiscal year to approximately $114,000 in the 2004 fiscal year. These increases were offset somewhat by a decrease in legal and accounting fees of approximately $343,000 to $300,000 in the 2004 fiscal year from approximately $643,000 in the 2003 fiscal year. The 2003 fiscal year had increased legal and accounting fees due to costs associated with the Reorganization Transaction in May 2002 and the acquisition of Burly Bear Network, Inc. in September 2002.

Stock, warrants, and options issued for services of $641,878 in the 2004 fiscal year represents a decrease of $305,162 or 32% from the $947,040 issued in the 2003 fiscal year. Fewer stock, warrants, and options were issued in the 2004 fiscal year than were issued in the prior fiscal year.

Interest income during the 2004 fiscal year decreased to $5,762 as compared to $7,040 for the same period of the prior fiscal year. This decrease results from lower cash balances held during the 2004 fiscal year as compared to the 2003 fiscal year. During the 2003 fiscal year, we benefited from an insurance reimbursement in the amount of $32,000 for stolen equipment made to NLN and from the allocation of $99,000 of losses incurred by NLN to the minority interest holders. There were no comparable benefits in the 2004 fiscal year.

For the year ended July 31, 2004, we recorded a net loss of $5,127,107 as compared to a net loss of $5,924,836 for the year ended July 31, 2003. This represents a decrease in the net loss of approximately $798,000 or 13%. The increase in revenues of approximately $914,000 in the 2004 fiscal year along with the full write-off of the Burly Bear intangible of $541,000 in the 2003 fiscal year are the main factors accounting for this difference.

For the 2004 fiscal year, net cash flows used in our operating activities was $4,003,355, as compared to $3,848,306 of net cash flows used in our operating activities during the 2003 fiscal year. This increase in cash flows used in operating activities is primarily attributable to the fact that our net loss in the 2003 fiscal year included over $1.84 million in amortization and warrants granted for service, non cash costs, as compared to $879,000 for non cash costs in the 2004 fiscal year. An increase in production costs of $59,000 in the 2004 fiscal year, to $127,000 from $68,000 in the 2003 fiscal year, and a decrease in deferred income of $41,000 in the 2004 fiscal year as compared to an increase of $161,000 in the 2003 fiscal year, representing a reduction of cash of $202,000, accounts for this increase in cash used in operating activities during the 2004 fiscal year.

Liquidity And Capital Resources

We have not generated cash flow from operations over the past few years and we do not expect to do so for at least 12 months. Our principal source of working capital during the nine months ended April 30, 2005 consisted of proceeds from the issuance of units of our Series C Convertible Preferred Stock with warrants attached.

For the nine months ended April 30, 2005, our net cash flow used in operating activities was $5,464,251 as compared to $3,480,366 of net cash flow used in operating activities during the nine months ended April 30, 2004. The decreased results are primarily attributable to the payout made to James P. Jimirro, our former Chief Executive Officer and President, upon his separation from service. During the nine months ended April 30, 2005, the decrease in the expense associated with the granting of stock, warrants, and options and the expense associated with the modification of stock options and warrants are not cash related expenses and so were eliminated from the calculation of cash flow used in operating activities. We had cash and cash equivalents of $516,000 at April 30, 2005 as compared to cash and cash equivalents of $484 at April 30, 2004. The increase in cash is primarily due to the offering of units of Series C Convertible Preferred Stock with warrants attached, which resulted in an infusion of approximately $3.6 million in cash.

As of June 27, 2005 we had cash on hand of approximately $788,674 and receivables totaling $289,607. This amount may not be sufficient to fund operations through this fiscal year. We anticipate that any shortfall will be covered by the sale of additional securities. If we are successful in raising $11.25 million in gross proceeds from this offering of our securities, we believe that our cash on hand, along with the proceeds of this offering, will provide us with adequate cash to fund our ongoing operations and capital requirements for at least 24 months.

Our principal source of working capital since the Reorganization Transaction has been loans received from Daniel Laikin, our Chief Executive Officer and a director, and Timothy Durham, a director. The aggregate amount of the loans owed to Mr. Laikin and Mr. Durham was $4.6 million. These loans were paid with Series C Convertible Preferred units on December 9, 2004, as described below.

During the nine months ended April 30, 2005, we received $3.6 million in cash proceeds from the offering of units composed of our Series C Convertible Preferred Stock and warrants to purchase our common stock and we issued additional units of these securities to pay the loans discussed above and expenses owed to Mr. Laikin

On January 28, 2005 we received a loan in the amount of $2.7 million from N. Williams Family Investments, L.P. The proceeds of this loan were primarily used to pay certain benefits to James P. Jimirro, our former Chief Executive Officer and President, upon his separation from service. The loan accrues interest at the rate of 7% and is due to be repaid on the earlier of January 28, 2006 or the date we close an offering in which the gross cash proceeds to us equal or exceed $2,700,000. (We are required to prepay the loan to the extent of any proceeds we receive from an equity offering raising less than $2.7 million.) The loan is secured by a lien against all of our assets.

On May 17, 2003, two notes payable totaling approximately $442,000 at April 30, 2002 were due to be paid in full. The notes represented money owed to legal firms relating to work done in connection with the Reorganization Transaction. We reached a settlement with one noteholder in December 2004 and paid that note, as it was re-negotiated, in full. Timothy Durham, a director, paid the amount due under the note to the second noteholder in full and the liability is now owed to him. As of April 30, 2005, approximately $115,000 in principal remained unpaid. The obligation to Mr. Durham is payable on demand. To date, no demand has been made. We plan to pay this obligation with revenues earned by our operations.

In recent years, our operations have been characterized by ongoing capital shortages caused by expenditures related to the initiation of several new business activities. We have met these capital shortages by borrowing money from members of the NLAG Group, which includes three of our directors, and by selling our securities.

Our financial statements for the fiscal year ended July 31, 2004 contain an explanatory paragraph as to our ability to continue as a “going concern.” This qualification may impact our ability to obtain future financing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions such as guarantees, commitments, lease and debt agreements or other agreements that could trigger an adverse change in our credit rating, earnings, cash flows or stock price, including requirements to perform under standby agreements.

Contractual Obligations

The table below sets forth our contractual obligations as of April 30, 2005.

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Note Payable	$2,748,804	$2,748,804	$--	$--	$--
Note Payable on Demand	146,260	146,260	--	--	--
Long Term Debt	--	--	--	--	--
Capital Lease Obligations	--	--	--	--	--
Operating Leases	12,993	2,998	$9,995	--	--
Purchasing Obligations	--	--	--	--	--
Capital Contribution	350,000	350,000
Other Long-Term Liabilities	--	--	--	--	--
	$3,258,057	$3,248,062	$9,995	--	--

New Accounting Pronouncements

In December 2003, the FASB issued Summary of Statement No. 132 (revised 2003), “Employer’s Disclosures about Pensions and Other Post Retirement Benefits - an amendment to FASB Statements No. 87, 88, and 106.” This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. However, it does not change the measurement or recognition of those plans as required by FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This statement requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost. This statement also calls for certain information to be disclosed in financial statements for interim period. The disclosures required by this statement are effective for fiscal year ending after December 15, 2003. We do not expect the adoption of this pronouncement to have a material effect on our consolidated financial position or results of operations.

In December 2003, the FASB issued Interpretation No. 46 (Revised 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). This interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interest that effectively recombines risks that were previously dispersed. This interpretation is effective no later than the end of the first reporting period that ends after March 15, 2004. This interpretation did not have a material effect on our financial position or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” (“SFAS 150”) This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on our financial position or results of operations.

In April 2003, the FASB issued statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (“SFAS 149”) which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in FASB Statement No. 133, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to the language used in FASB Interpretation No. 45, “Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. All provisions of SFAS 149 should be applied prospectively. The adoption of SFAS 149 did not have a material effect on our financial position or results of operations.

In May 2003, the Emerging Issues Task Force (“EITF”) released Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses revenue recognition for arrangements involving more than one deliverable and the determination of whether an arrangement contains more than one unit of accounting. EITF 00-21 also addresses the measurement of the varying components of an arrangement and the manner in which the revenue should be allocated to the separate units of accounting. During December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition,” which incorporated the requirements of EITF 00-21. The adoption of EITF 00-21 and SAB 104 did not have a material effect on our results of operations or financial condition.

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB 104 supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinded the Commission’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on our results of operations or financial condition.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. We have evaluated the impact of the adoption of SFAS 151, and we do not believe the impact will be significant to our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67” (“SFAS 152). The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. We have evaluated the impact of the adoption of SFAS 152, and we do not believe the impact will be significant to the overall results of our operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Financial Accounting Standards Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Financial Accounting Standards Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. We have evaluated the impact of the adoption of SFAS 153, and we do not believe the impact will be significant to our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. We have evaluated the impact of the adoption of SFAS 123(R) and, although we have not yet finished our estimates to enable us to quantify the impact, based on contractual obligations, recurring customary grants such as those to the Board of Directors, and vested options in place, we believe the impact will be significant to our overall results of operations and financial position.

BUSINESS

History

We were incorporated in California in 1986 under the name J2 Communications, Inc. We acquired National Lampoon, Inc., a Delaware corporation referred to in this prospectus as “NLI”, in late 1990. NLI was incorporated in 1967. NLI was primarily engaged in publishing National Lampoon Magazine . Its other activities included radio, stage shows and the development and production of motion pictures. Prior to our acquisition of NLI, we had been engaged in the acquisition, production and distribution of videocassette programs for retail sale. With the acquisition of NLI, we shifted our focus from the videocassette business to the exploitation of the National Lampoon trademark. In November 2002, we merged J2 Communications, Inc. into NLI, with National Lampoon, Inc. being the surviving corporation of the merger.

In May 2002, a group led by our Chief Executive Officer, Daniel S. Laikin, acquired control of our company and our business focus expanded from passive income through trademark licenses to the creation and distribution of comedic content.

Our Business

We develop, produce, provide creative services as requested, and distribute National Lampoon™ branded comedic content through a broad range of media platforms including:

·	licensing both our name and comedic content from our library for a wide variety of uses, including movies, television programming, radio broadcasts, recordings, electronic games, and live events;

·	reaching nearly 4.8 million college students in their dormitories and other places of residence through National Lampoon Networks, our network of 603 affiliated college and other television stations;

·	distributing in the home entertainment market branded National Lampoon™ comedic content on DVD;

·	providing group travel and entertainment package offerings marketed under the National Lampoon™ brand;

·	publishing National Lampoon™ books;

·	hosting an Internet website through which we not only sell our branded products, but through which writers can submit comedic content to us; and

·	developing, producing in conjunction with independent third parties, or providing creative services for motion pictures and made for television movies and programs.

National Lampoon Networks, Inc.

In September 2002 we acquired substantially all of the assets of Burly Bear Network, Inc., a business engaged in producing and distributing entertainment through a network of affiliated college and other television stations. We renamed the business “National Lampoon Networks, Inc.” (referred to as “NLN” in this discussion) and expanded the affiliate network. The affiliate network is the collection of stations, primarily on college and university campuses, that air our programming and advertising. As of July 31, 2004, the end of our last fiscal year, NLN was available to 4.8 million students at 603 college campuses. When we acquired Burly Bear Network, Inc., we acquired 750 hours of original programming that we still use. In 2003 we commenced production of original television programs solely for distribution on NLN and in the fiscal year ended July 31, 2004 we delivered eight half-hour original television programs. We generally produce 10 episodes per show from July through October for the fall season.

We believe that National Lampoon Networks provides an appealing platform to those advertisers who want their commercial messages to reach college students specifically. For those businesses targeting the college market, which is estimated to be worth approximately $128 billion according to Marketing to the Campu s Crowd by David A. Morrison, NLN provides an integrated marketing platform that includes

·	on-air advertising,

·	field marketing, and

·	Internet promotions.

NLN obtains the commercial airtime it sells to advertisers from television affiliates in exchange for the programming it provides to them. In some cases it purchases time slots to air programming in certain geographic areas to expand its advertising reach.

Our field marketing includes activities such as product sampling and live events (like a concert or a contest) that take place on college and university campuses throughout the United States and that reinforce and increase awareness of a brand among the students. Advertisers whose brands NLN promotes include Frank’s Red Hot Sauce, JBL, Liz Claiborne, NBC, Universal, Red Bull, TalentMatch.com, Sony Classic Films and Rohto V Eye Drops. Field marketing is the use of trained college students to conduct brand-building activities on behalf of our advertisers.

We have generated limited advertising and promotional revenues from NLN during the 2004 fiscal year. Based on existing advertising arrangements for the network, we anticipate continuing to generate limited advertising and promotional revenues in the near term.

Motion Picture and Feature Film

In recent years we derived a significant portion of our revenues from license fees relating to the production of new motion pictures and from royalties earned from previously released motion pictures bearing our brand.

We generally license our National Lampoon trademark for use in the titles of the films. We receive a license fee at the time we enter into an agreement for allowing use of the National Lampoon™ trademark and fees for creative services, if any are requested, are paid by the time production is completed.

Depending on our agreement with the motion picture studio or distributor, we also may receive royalties. Some of our agreements provide us with “first dollar gross” participation, meaning that we receive a percentage of all money received by the distributor from the distribution of the motion picture in any type of media, while other agreements provide for participation solely in net profits or in gross profits. Net profit participation is based upon a negotiated definition of net revenues after deducting certain costs of a film, including distribution fees, financing costs and general corporate expenses and gross profit participation is based upon gross revenues, before any costs such as distribution fees, financing costs and other corporate costs, are deducted. We currently are a party to 11 feature film agreements. Of those, five agreements are “first dollar gross” participation agreements, one agreement is a gross profit participation agreement, one agreement is a gross revenue participation agreement and the remaining four agreements are net profit participation agreements. Pursuant to these agreements, once the film is released and begins earning revenues, the studio or distributor is entitled to recoup any licensing fee, minimum guarantee or advance it paid to us under the agreement and, if included in the agreement, interest. Once this amount is recouped, our participation in the revenues earned by the film may begin. As discussed above, if the agreement is a “first dollar gross” participation agreement, we will receive a percentage of any revenues earned by the distributor from the film. If the agreement is a “net profit” participation agreement, the studio or distributor is not required to pay us our percentage until the agreed-upon expenses have been repaid to them. It may take years for the studio or the distributor to recoup the license fee, minimum guarantee or advance and the expenses, or these costs may never be recovered.

During the 2003 fiscal year we received royalties in connection with five projects and payments for creative services on two projects and during the 2004 fiscal year, we received royalties in connection with seven projects and no compensation for creative services.

Our distribution agreement with Image Entertainment, Inc. required us to provide four videos for distribution. Image Entertainment, Inc. paid us the production fees in stages. The initial fee for each program was paid upon execution of the agreement. Another partial payment was made when we notified Image Entertainment, Inc. that we had begun principal production of a program. A partial payment was made immediately after the delivery of each program and the final payment was made immediately after each program’s release date. The entire production fee was $50,000 per program, or $200,000. Under this agreement we also receive royalties based on net profits from domestic and international sales.

Our distribution agreement with Genius Products, Inc. requires us to provide a total of nine videos for the home entertainment market. Our only compensation under this agreement is royalties based on net sales made in any channel of distribution.

While we may develop, provide creative services for, or even produce the final product, to date we have not financed the production or distribution of any National Lampoon™ motion pictures. Instead, we have relied upon third parties, primarily independent motion picture studios, to provide the film’s financing and distribution. We intend to continue this model, since it allows us to derive revenues from the films without incurring the risks associated with their financing.

In 2003 and 2004, two new independently produced and distributed branded feature films, National Lampoon Presents Dorm Daze and National Lampoon’s Gold Diggers, were released and principal photography was completed on two additional motion pictures, National Lampoon’s Pledge This! starring Paris Hilton which we expect to be released in 2005 and National Lampoon’s The Trouble with Frank , starring Jon Bon Jovi and directed by Academy Award winner Arthur Hiller which we expect to be released in early 2006.

In December 2004, as part of our plan to expand the use of our brand and to expand our DVD library by increasing the number of products we produce and have distributed for home entertainment, we joined with Majestic Entertainment to form National Lampoon Clubhouse, Inc., a Nevada corporation. We are the holder of a 50% interest in National Lampoon Clubhouse, Inc. National Lampoon Clubhouse, Inc. was formed to develop and produce three live-action, full length feature films per year for the “tween” market, children between the ages of nine and 13. We will finance one-half the cost of producing these films, which we anticipate will be between $1,250,000 to $1,500,000 per film. We expect National Lampoon Clubhouse will release the first Clubhouse film, tentatively titled Trick or Treat, in October 2005.

We also have agreements with independent third parties, including Genius Products, Inc. and First Look Entertainment, to distribute to theaters and to market two limited platform theatrical releases in 2005, National Lampoon’s Blackball , starring Vince Vaughn and James Cromwell, and National Lampoon’s Going the Distance . A “platform theatrical release” is when we release the motion picture in a small number of theaters in order to promote the rental and sale on DVD.

The following is a list of the 21 motion pictures bearing our brand:

	Year
Title	Released	Financier/Distributor

National Lampoon’s Animal House	1979	Universal Studios
National Lampoon Goes to the Movies	1981	United Artists
National Lampoon’s Class Reunion	1982	ABC/Disney
National Lampoon’s Vacation	1983	Warner Bros.
National Lampoon’s European Vacation	1985	Warner Bros.
National Lampoon’s Class of ’86	1986	Paramount
National Lampoon’s Christmas Vacation	1989	Warner Bros.
National Lampoon’s Loaded Weapon I	1993	New Line Cinema
National Lampoon’s Last Resort	1994	Trimark Studios
National Lampoon’s Attack of the 52 Women	1994	Showtime
National Lampoon’s Senior Trip	1995	New Line Cinema
National Lampoon’s Favorite Deadly Sins	1995	Showtime
National Lampoon’s Dad’s Week Off	1997	Paramount
National Lampoon’s The Don’s Analyst	1997	Paramount
National Lampoon’s Men in White	1998	Fox
National Lampoon’s Golf Punks	1998	Fox
National Lampoon’s Van Wilder	2001	Artisan
National Lampoon Presents Dorm Daze	2003	Independent
National Lampoon’s Gold Diggers	2004	Lady P&A LLC
National Lampoon’s Blackball	2005	First Look Entertainment
National Lampoon’s Going the Distance	2005	Think Films

Television Production

The content included in our NLN television programming is generally provided to us by third parties at minimal or no charge. Members of the creative community are constantly seeking ways in which to have their works seen or published, and, due to the recognition of our brand on college campuses, they forward content to us without solicitation. If we want to acquire the work, we will enter into a license agreement with the author. Most of these agreements provide for the payment of a minimal license fee, such as $50 that, in turn, allows us to use the work in any manner for as long as we want. If we fail to use the work for a period of one year, we return it to the author. Other than the license agreements, we generally do not have contracts that obligate these writers to provide us with creative content in the future. Because the way we currently obtain creative content is inexpensive, we do not believe that such agreements are necessary at this time.

We currently have four projects in development with CBS Paramount International Television, although we cannot guarantee that any of the projects will be developed. These projects include an untitled comedy-variety show, a show with the working title “Where’s Daddy,” a show with the working title “Spanish Maine” and a show with the working title “Lauren Holly/High School Project.” Additionally, we are actively engaged in developing three other television properties for cable, network and syndication, serving as production company, executive producer or some combination of the two. In October 2004 we concluded an agreement to enter the first-run syndication business as a production partner with Atlas Worldwide, an independent distributor of television programming. We provide creative consultation for this project. The series, to be called An Eye for An Eye , is scheduled to air on local television stations on a daily basis beginning in the fall of 2005.

Home Entertainment DVD

We have focused significant efforts and resources in the home entertainment market, including repackaging existing material and developing and producing original materials for DVD distribution. These efforts include the “Lost Reality” series with Studioworks, a division of Ventura Distribution, and “National Lampoon Live”, a stand-up comedy series with Image Entertainment Inc. Additionally we have established a National Lampoon brand imprint for DVDs with Genius Products, Inc. and its Branded Distribution Network, and may release as many as 24 titles over the next 12 months.

National Lampoon’s Blackball , starring Vince Vaughn and James Cromwell, was released theatrically and on DVD in February 2005 and National Lampoon’s Going The Distance was released theatrically in March 2005.

Publishing

In October 2002 we entered into an agreement with Rugged Land LLC to publish 6 National Lampoon books over a three year period based on new and established National Lampoon comedic content. We have released three books under this agreement, including 1964 High School Reunion Year Book , National Lampoon’s Book of Love , National Lampoon’s Big Book of True Facts and National Lampoon’s Encyclopedia of Humor s.

Radio

In March 2005 NL Radio, LLC was formed. We hold a 25% interest in this entity. NL Radio, LLC plans to launch an entertainment radio format under our brand. We have licensed the content of our radio library, as well as certain domain names, urls and websites, to NL Radio, LLC for this purpose. Throughout the summer and fall of 2005, NL Radio, LLC will use samples of the programming, called “pilot programming,” to introduce the format and content to radio networks and local stations. If the programming is sold to a network it may be syndicated, meaning that it would be distributed to stations affiliated with the network. Purchasers of the programming may broadcast segments of the programming at their discretion, such as during “drive time” or as late night programming. The programming is scheduled to be distributed in January 2006. Our radio library includes approximately 80 hours of National Lampoon radio programming consisting primarily of one to two minute short comedy routines and one hour comedy sketches and parodies. We are continuing to produce new contemporary comedy shows for radio. Revenues will be earned from ad sales, direct response advertising and product promotion arrangements. We will receive a licensing fee equal to 8% of the gross receipts received by NL Radio, LLC from all sources in connection with any use of our brand.

Licensing

We license the National Lampoon name to generate revenues. Aside from our film, television and book publishing, our current licensing projects include:

·
the development of National Lampoon branded Class II and Class III games, as defined in the Indian Gaming Regulatory Act (25 U.S.C.§ 2701, et seq.) through a strategic partnership with Multimedia Games, Inc.,

·	the development of video games with Activision, and selected merchandising arrangements for various consumer products; and

·	the wireless distribution of our content by Buena Vista Internet Group.

We also are currently in discussion with certain companies in the recording industry regarding the production of National Lampoon records. In September 2004, we released “It’s About Time,” a greatest-hits collection from the new National Lampoon Radio Hour, through a distribution agreement with Uproar Entertainment, a company that also has licensed rights to distribute parts of the original Radio Hour archive materials.

Internet

Our Internet operations do not generate significant revenue and we do not anticipate that will change soon. Aside from providing entertainment and information about us, our website allows writers who are unrelated to us to submit comedic content to us. We may use this content in the development of stories, characters and animation that will be the basis for films, television programming or other products we develop or brand. We also use the website to sell our branded merchandise. We earn revenues from our website from banner advertising and from the sale of our branded merchandise.

National Lampoon Tours

In October 2004 we entered the travel and tourism business through our wholly-owned subsidiary, National Lampoon Tours, Inc., referred to in this discussion as NL Tours. NL Tours negotiates packages with vendors, such as hotels and airlines, and creates branded vacation tours which are marketed primarily to young adults between the ages of 18 and 30. Aside from transportation and lodgings, the tours may include daily activities such as parties and “happy hours”, contests and other entertainment. We will market to college students utilizing campus promotions, website marketing and keyword Internet search buys.

The first tours took place in March 2005 during the four peak weeks of college spring break. Destinations included Las Vegas, Nevada and Cabo San Lucas, Mexico.

The Las Vegas tours included an optional flight package, four nights all-inclusive hotel accommodations and an itinerary of daily and nightly events and theme parties. The Las Vegas tours are restricted to ages 21 and older.

The Cabo San Lucas tours included roundtrip airfare, four to seven nights hotel accommodations, ground transportation, a discount booklet, trip wristband and itinerary of daily and nightly events and theme parties.

Competition

Entertainment

The entertainment industry in general, and the motion picture and television industry specifically, are highly competitive. The most important competitive factors include quality, variety of product and marketing. Most of our competitors have significantly greater financial and other resources (such as personnel and contacts) than we have. All of our competitors in the entertainment industry compete for motion picture and television projects and talent and are producing products that compete with ours for exhibition time in theaters, on television, and on home video.

Our success is highly dependent upon such unpredictable factors as the viewing public’s taste. Public taste changes, and a shift in demand could cause our products to lose their appeal. Therefore, acceptance of our products, no matter what the medium, cannot be assured.

We do not represent a significant presence in the entertainment industry.

Travel

The travel services market is highly competitive and has relatively low barriers to entry. We compete primarily with other vacation providers, online travel reservation services, travel agencies and other distributors of travel products and services. Many of our competitors have competitive advantages due to various factors, which include greater brand recognition, longer operating histories, larger customer bases, significantly greater financial, marketing and other resources, and the ability to secure products and services from travel suppliers with greater discounts and on more favorable terms than we can. Furthermore, some travel providers have a strong presence in particular geographic areas, which may make it difficult for us to attract customers in those areas.

We do not represent a significant presence in the travel services industry.

Advertising

NLN competes for advertisers with many other forms of advertising targeting the young adult market. These competing forms of advertising media include other television advertising, radio, print, direct mail and billboard. NLN currently has only a small number of advertisers who are not contractually obligated to renew their advertising contracts or to purchase set amounts of advertising in the future. While it is our plan to increase NLN’s advertising and promotion activities, NLN does not represent a significant presence in the advertising industry at this time.

Intellectual Property

We own the common law trademark “National Lampoon™” as used to promote the sale of a variety of goods and services in the United States. Pursuant to an agreement we originally entered into with The Harvard Lampoon, Inc. on October 8, 1969 and amended and restated on October 1, 1998, The Harvard Lampoon, Inc. has consented to our ownership and use of “National Lampoon™”, and variations of that mark, on all goods and services, including motion pictures, television programming, radio programming, sound recordings, live performances and merchandising, restaurant, travel and entertainment services, but expressly excluding any new magazine, periodical or pamphlet published under National Lampoon™ without the consent of The Harvard Lampoon, Inc. We may sublicense our rights to third parties so long as The Harvard Lampoon, Inc. has audit rights to our sublicense agreements with third parties and we enforce quality controls. We cannot grant perpetual terms during which a sublicensee can use the mark in a field (as opposed to a specific product or service). Our rights to National Lampoon™ under the concurrent use agreement will terminate if, for a period of 12 consecutive months, we failed to be actively engaged in good faith efforts to produce or to market our products and services. We are required to pay The Harvard Lampoon, Inc. as follows:

·	as to any print publication, 2% of the net sales price;

·
as to any movie, stage show, television show or radio show, the greater of $2,000 or 2% of the first $2,000,000 of pre-tax profits, 1.75% of any pre-tax profits in excess of $2,000,000 but not to exceed $5,000,000 and 1.5% of any pre-tax profits in excess of $5,000,000; and

·	as to all other products or services, the greater of 2% of our pre-tax profits or $250.

If we sublicense our rights to unaffiliated third parties, The Harvard Lampoon, Inc. is entitled to receive 10% of any pre-tax profits we receive that are derived from the sale of goods or services by the sublicensee.

The concurrent use agreement also provides that The Harvard Lampoon, Inc. will not authorize any party to use the word “Lampoon” during the term of the agreement without our written consent. During the 2003 and 2004 fiscal years, we paid The Harvard Lampoon, Inc. $11,424 and $23,00, respectively, in accordance with the terms of this agreement. For the nine months ended April 30, 2005, we have paid The Harvard Lampoon, Inc. $30,569.

We believe that we take all appropriate and reasonable measures to obtain agreements from licensees requiring that they acknowledge our trademarks and copyrights. We own the trademark registration for National Lampoon on the Principal Register of the United States Patent and Trademark Office to promote the sale of magazines and we have registered various screenplays, comedy sketches and other written or sound materials with the United States Copyright Office. We otherwise have relied exclusively on our common law rights to protect unregistered trademark uses and copyrights.Failure to obtain or maintain appropriate protection for our intellectual property, either in the United States or in certain foreign countries, may have a material adverse effect on our business, operating results and financial condition.

Employees

As of June 27, 2005 we employed 21 full-time employees and NLN employed eight full time and two part time employees. We also employ independent contractors, as needed. We consider our employee relations to be satisfactory at the present time.

Property

We lease approximately 3,912 square feet of office space in Los Angeles, California under a lease expiring in September 2005. During 2005, our rent obligation will total $139,306. The lease agreement provides for rent adjustments based upon the lessor’s operating costs and increases in the Consumer Price Index.

National Lampoon Networks, Inc. leases, on a month-to-month basis, space in New York City. The monthly rent is $4,500 per month.

Legal Proceedings

From time to time, claims are made against us in the ordinary course of our business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

On October 27, 2004, Far Horizon Sales and Leasing LLC filed a complaint against our subsidiary, National Lampoon Networks, Inc., in the Superior Court for the County of Los Angeles. The plaintiff alleges that it suffered damages for breach of contract, negligence and trespass to chattel related to the rental of a coach bus and damage thereto. The plaintiff alleges damages in excess of $79,000. If the action is not settled, the trial is scheduled for September 26, 2005.

On May 12, 2005, All Comedy Networks, Inc. filed a complaint in the Superior Court for the State of California, County of Los Angeles against eight defendants, including National Lampoon Radio Networks and National Lampoon Networks. The complaint alleges that one of the defendants, Kent Emmons, was a founder, shareholder, promoter and fiduciary of All Comedy Networks, Inc. The complaint alleges that Mr. Emmons negotiated an agreement with National Lampoon Networks to use our trademark in competition with All Comedy Networks, Inc. All Comedy Networks, Inc. seeks actual damages in an amount to be proved at trial, punitive damages, and an injunction to prohibit any of the defendants from contacting its employees, investors and advertisers. Because this action was filed only recently, no discovery has been undertaken. We believe this was brought as a nuisance action against National Lampoon Radio Networks and National Lampoon Networks and we intend to vigorously defend any attempt by All Comedy Networks, Inc. to prosecute the action against those entities.

MANAGEMENT

The number of directors required by our bylaws is seven. There are no family relationships among our executive officers and directors.

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position

Daniel S. Laikin	42	Chief Executive Officer, Director
Douglas S. Bennett	45	President and Chief Financial Officer
James P. Jimirro	66	Chairman
Timothy S. Durham	42	Director
Paul Skjodt	46	Director
Joshua A. Finkenberg	30	Director
Richard Irvine	63	Director
Ron Berger	56	Director

None of our directors or executive officers has, during the past five years,

·
had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

·	been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

·
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

·
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Election of Directors

On May 17, 2002, a Voting Agreement was entered into among James P. Jimirro and the members of the NLAG Group. The Voting Agreement will terminate 13 months following the date of Mr. Jimirro’s separation from service, which occurred on January 28, 2005. During the term of the Voting Agreement, Mr. Jimirro is entitled to nominate three directors to the Board of Directors and Daniel S. Laikin, our Chief Executive Officer, is entitled to nominate three directors. The seventh member of our Board of Directors must be mutually nominated by a majority of the directors nominated by Mr. Jimirro and Mr. Laikin. The parties to the Voting Agreement, who collectively have voting control, have agreed to vote for those persons nominated by Mr. Jimirro and Mr. Laikin.

Once the Voting Agreement terminates, directors will be elected annually and will serve until successors are elected and qualified or until a director’s earlier death, resignation or removal.

Committees of the Board of Directors

Our Board of Directors has two committees, an audit committee and a compensation committee. Timothy Durham and Joshua Finkenberg are the sole members of each committee.

Business Experience

DANIEL S. LAIKIN has been a director since 2000 and was employed as our Chief Operating Officer from May 17, 2002 until February 1, 2005 when he became our Chief Executive Officer. Mr. Laikin served as Co-Chairman of Biltmore Homes, Inc., an Indiana-based home building and real estate development company until 2000. He also served as a managing partner of Four Leaf Partners, LLC, a closely held investment company, concentrating on the startup and financing of high tech and Internet-related companies. He is also on the Board of Directors of Obsidian Enterprises, Inc., a public company.

DOUGLAS S. BENNETT provided services to us as a consultant beginning in June 2002, then joined us as our Executive Vice President in October 2002, became our President on February 1, 2005 and our Chief Financial Officer on April 13, 2005. Mr. Bennett has over 22 years of experience in managing businesses in publishing and software. Prior to joining us, Mr. Bennett was the President of iUniverse, Inc., the largest independent publisher in the United States. iUniverse produced over 5,000 titles a year through the Internet. Prior to that Mr. Bennett was the Chairman and Chief Executive Officer of EoExchange, Inc., an Internet search engine business. From 1992 until 1999 Mr. Bennett worked for Macmillan Publishing, the largest computer book and reference publisher in the world. Mr. Bennett started in the software and Internet division of Macmillan’s business and eventually became the President of the entire Macmillan Publishing business. Prior to his employment with Macmillan, Mr. Bennett worked for 11 years for CCH Computax, the largest tax software company in the United States. At CCH Computax, Mr. Bennett held numerous senior level positions.

JAMES P. JIMIRRO has been a director since 1986 and was employed as our President and Chief Executive Officer from 1990 until January 2005. From 1980 to 1985, he was the President of Walt Disney Telecommunications Company, which included serving as President of Walt Disney Home Video, a producer and distributor of family home video programming. While in this position, he also served as Corporate Executive Vice President of Walt Disney Productions. In addition, from 1983 to 1985, Mr. Jimirro served as the first President of the Disney Channel, a national cable pay-television channel, which Mr. Jimirro conceived and implemented. Mr. Jimirro continued in a consulting capacity for Walt Disney Company through July 1986. From 1973 to 1980, he served as Director of International Sales and then as Executive Vice President of Walt Disney Educational Media Company, a subsidiary of Walt Disney Company. Prior to 1973, Mr. Jimirro directed international sales for CBS, Inc., and later for Viacom International. Mr. Jimirro also served as a member of the Board of Directors of Rentrak Corporation between January 1990 and September 2000.

TIMOTHY S. DURHAM has served as a director since 2002. He is the Chief Executive Officer and Chairman of the Board of Directors of Obsidian Enterprises, Inc. (formerly Danzer Corporation) and has held these positions since June 2001. Since April 2000, he has served as a Managing Member and the Chief Executive Officer of Obsidian Capital Company LLC, which is the general partner of Obsidian Capital Partners LP. Mr. Durham founded in 1998, and since then has maintained a controlling interest in, several investment funds, including Durham Capital Corporation, Durham Hitchcock Whitesell and Company LLC, and Durham Whitesell Associates LLC. From 1991 to 1998, Mr. Durham served in various capacities at Carpenter Industries, Inc., including as Vice Chairman, President and Chief Executive Officer. Mr. Durham serves as a director of Obsidian Enterprises, Inc., a public company.

PAUL SKJODT has been a director since 2002. He is actively involved in a variety of companies including managing member of Four Leaf & Associates. Four Leaf is a venture fund that provides seed money to a host of technology companies. Mr. Skjodt also is President of Oakfield Development a land development company based of Indianapolis and owner of the Indiana Ice, an ice hockey team in the United States Hockey League. Mr. Skjodt is also involved in numerous philanthropic endeavors in Indiana.

JOSHUA A. FINKENBERG has been a director since 2002. He is the Director of Acquisitions for California Investment Fund, LLC, a specialized investment company that acquires and invests in undervalued assets and companies. Previously, Mr. Finkenberg was the Chairman and President of AF Investments LLC, a holding company focused on acquisitions of and investments in businesses located in the Southern California area. From August 2000 through January 2002, Mr. Finkenberg was a Senior Associate with Batchelder & Partners, a financial advisory firm based in San Diego, California. From July 1996 through July 2000, Mr. Finkenberg was an Associate in the Investment Banking Department of SunTrust Equitable Securities Corporation, a full-service investment bank located in Nashville, Tennessee. Mr. Finkenberg graduated with highest honors from the Robert C. Goizueta Business School at Emory University with a dual concentration in Finance and Management Information Systems/Information Technology.

RICHARD IRVINE joined our Board in 2004. Since April 2005, Mr. Irvine has been self-employed as a consultant to businesses in the gaming industry. From April 2004 through April 2005, he was Senior Vice President of Sales for Bally Gaming and Systems, a public company. In this position, Mr. Irvine was responsible for guiding the North American sales operations of Bally Gaming, encompassing both the United States and Canada. Prior to joining Bally Gaming and Systems, from January 2002 to January 2004, Mr. Irvine served as Vice President of Sales for AC Coin & Slot, a gaming-device distributor based in Atlantic City, N.J. From January 1999 to December 2001, Mr. Irvine served as Chief Operating Officer of GameTech, a supplier of electronic bingo equipment, and from 1995 to 1998 he served as President and Chief Operating Officer of Mikohn Gaming Corporation. Prior to 1995, Mr. Irvine held the positions of Senior Vice President, Marketing and Entertainment for Boomtown, Inc., a Reno, Nevada-based owner and operator of casino properties in Nevada, Mississippi and Louisiana, Vice President of Marketing for Walt Disney Attractions, and President and Chief Operating Officer of Straight Arrow Publishing, publishers of Rolling Stone Magazine. Mr. Irvine was co-founder of Aurora Productions, a producer of major motion pictures. He also served as Executive Vice President of Unicorn/Sovaminco, a U.S.-U.S.S.R. joint venture company. Mr. Irvine began his gaming-industry career as Executive Vice President, Worldwide Sales and Marketing, for International Game Technology.

RON BERGER also joined us as a director in 2004. Mr. Berger is Chairman and Chief Executive Officer of Figaro’s Italian Pizza, Inc., a chain of retail pizza shops in 17 states. From 1989 through 2000, Mr. Berger served as Chairman and Chief Executive Officer of Rentrak Corporation, a publicly traded information and payment processor in the home video industry. Mr. Berger conceived of the Rentrak concept - a method of sharing revenues between video rental shops and motion picture studios and other program suppliers. Under his leadership, the business grew from $6 million in revenues in 1989 to $113 million in year 2000. Prior to building Rentrak, Mr. Berger founded and took public National Video, the world’s largest specialty video retail chain prior to Blockbuster. He has also twice served as a member of the board of directors of the International Franchise Association and served as a member of the board of directors of the Video Software Dealers Association.

Executive Compensation

The following tables and discussion set forth information with respect to all compensation awarded to, earned by or paid to our Chief Executive Officer and up to four of our executive officers whose annual salary and bonus exceeded $100,000 during our last three completed fiscal years (collectively referred to in this discussion as the “named executive officers”). The officer designation indicates positions held as of July 31, 2004, the end of our last fiscal year. Since that date, Mr. Jimirro separated from service although he still acts as Chairman of our Board of Directors and Mr. Laikin and Mr. Bennett have assumed new responsibilities as our Chief Executive Officer and President/Chief Financial Officer, respectively.

	Annual Compensation				Long Term Compensation
				Other Annual		Stock		All Other
				Compensation	SARs	Options		Compensation
Name and Position	Year	Salary ($)		($)	(Shares)	(Shares)		($)(5)
Daniel Laikin	2004	200,000	(1)	—	—	0		13,200
Chief Operating Officer	2003	200,000	(2)			0		13,200
	2002	0		—	—	202,666		2,200

Douglas S. Bennett	2004	175,000		—	—	0		—
Executive Vice President	2003	131,667		—	—	380,000		21,300
	2002	0		—	—	0		—

James Toll	2004	149,550				0		—
Former Chief Financial	2003	132,737		—	—	30,000		—
Officer	2002	36,364		—	—	30,000		—

James P. Jimirro	2004	500,000		—	—	120,000		11,994
Chairman, President and	2003	500,000		—	—	70,000	(4)	11,994
Chief Executive Officer	2002	1,471,146	(3)	—	25,000	608,335	(4)	1,049

(1) Represents one year of salary paid to Mr. Laikin that was paid with 7,649 units of Series C Preferred Stock, with each unit consisting of one share of Series C Convertible Preferred Stock and a warrant to purchase 10 shares of common stock at a price of $1.775 per share.

(2) Represents one year of salary paid to Mr. Laikin that was paid with 2,000 units of Series B Preferred Stock, with each unit consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of common stock at a price of $1.775 per share.

(3) Includes $1,215,069 received through the Reorganization Transaction.

(4) Includes options to acquire 900,000 shares of common stock granted during the fiscal year ended December 31, 2002, plus 316,670 stock options that were converted from SARs as part of the Reorganization Transaction.

(5) Automobile allowance.

On December 9, 2004, we granted a bonus to Daniel S. Laikin for exceptional services and issued to him 5,634 units of Series C Convertible Preferred Stock having a value of $35.50 per unit. Each unit included one share of Series C Convertible Preferred Stock and a warrant to purchase ten post-split shares of common stock at a price of $1.775 per share.

The following table sets forth certain information concerning the grant of stock options (no SARs were granted) during the last completed fiscal year by each of the named executive officers, and the fiscal year-end value of unexercised options on an aggregated basis:

			% of Total Options/SARs Granted to Employees in Fiscal Year

				Exercise or Base Price ($/Sh(2)	Expiration Date
Name	Options/SARs Granted

James P. Jimirro	10,000	(1)	.80%	$2.25	8/31/13
James P. Jimirro	10,000	(1)	.80%	$2.76	9/30/13
James P. Jimirro	10,000	(1)	.80%	$2.38	10/31/13
James P. Jimirro	10,000	(1)	.80%	$2.38	11/30/13
James P. Jimirro	10,000	(1)	.80%	$1.88	12/31/13
James P. Jimirro	10,000	(1)	.80%	$1.63	1/31/14
James P. Jimirro	10,000	(1)	.80%	$1.88	2/28/14
James P. Jimirro	10,000	(1)	.80%	$2.00	3/31/14
James P. Jimirro	10,000	(1)	.80%	$1.75	4/30/14
James P. Jimirro	10,000	(1)	.80%	$1.88	5/31/14
James P. Jimirro	162,040	(1)	13.01%	$1.76	6/17/14
James P. Jimirro	15,000	(1)	1.20%	$1.60	6/17/14
James P. Jimirro	10,000	(1)	.80%	$1.65	6/30/14
James P. Jimirro	10,000	(1)	.80%	$3.50	7/31/14
Daniel Laikin	15,000	(1)	1.20%	$1.60	6/14/14
Daniel Laikin	400,000	(1)	32%	$1.76	6/17/09
Douglas S. Bennett	200,000		16.06%	$1.60	6/17/11
Douglas S. Bennett	100,000		8.03%	$1.60	6/17/11
James Toll	30,000		2%	$1.60	6/17/11

(1) The options granted to Mr. Jimirro and Mr. Laikin were immediately exercisable.

(2) The exercise or base price has been adjusted for the 2-for-1 stock split that was effective on September 15, 2004.

Shown below is information with respect to the exercise of stock options by named executive officers and their values as of July 31, 2004, our last completed fiscal year:

			Number of securities underlying unexercised options/SARs at FY-end (#) Exercisable/Unexercisable	Value of unexercised in-the-money options/SARs at FY-end ($) Exercisable/Unexercisable

Value
	Shares Acquired	Realized
Name	on Exercise	($)

James P. Jimirro	—	—	1,356,668/0		$1,845,195/0
Daniel Laikin	—	—	204,666/0		$4,346/0
Douglas S. Bennett	—	—	184,861/195,139	$$	102,331/122,069
James Toll	—	—	27,000/20,000	$$	39,010/22,600

Director Compensation

We do not have a plan pursuant to which members of our Board of Directors are compensated and members of the Board of Directors do not receive cash compensation. Members have been, on occasion, granted immediately exercisable options to purchase up to 15,000 shares of our common stock at the market price on the date of grant in exchange for their services to us. This includes Mr. Jimirro and Mr. Laikin.

Employment Agreements

Daniel S. Laikin, Chief Executive Officer

On January 31, 2005 we entered into an Employment Agreement with Daniel S. Laikin. The employment agreement was adopted and approved by our Board of Directors on February 1, 2005. The employment agreement has a term of three years, but is automatically extended for successive three-year terms unless designated members of the Board of Directors notify Mr. Laikin that the Board does not intend to renew the employment agreement or unless the employment agreement has been terminated according to its terms.

Pursuant to the employment agreement, Mr. Laikin receives an annual salary of $250,000. Mr. Laikin is also entitled to receive four weeks paid vacation. Mr. Laikin receives an automobile allowance and is entitled to participate in any other benefits offered generally to our employees and executives. He is also granted an option to purchase 100,000 shares of our common stock on each anniversary of the effective date of the employment agreement. The exercise price for the options will be equal to the average of the last reported sale price for one share of common stock during the five business days preceding the date of grant or, if this method of valuing the common stock is not available, the Board shall determine, in good faith, the value of one share of common stock. The term of each option shall be 10 years. The options shall be granted in accordance with the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan. Mr. Laikin is to meet annually with the Board of Directors to set certain performance milestones that must be met bi-annually. If those milestones are met, Mr. Laikin will receive a bi-annual bonus of $50,000. If the milestones are exceeded, Mr. Laikin will receive additional compensation that will be paid one-half in cash and one-half in stock.

Mr. Laikin’s employment agreement may be terminated voluntarily by us at any time during its term for Cause. Cause is defined as (i) the willful and continued failure by Mr. Laikin to substantially perform his duties to us in good faith (other than a failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging in conduct which is demonstrably and materially injurious to us. In order to terminate Mr. Laikin for Cause, five members of the Board of Directors (not including Mr. Laikin) must determine at a meeting held for such purpose that Mr. Laikin is guilty of the conduct triggering the right to terminate him. If Mr. Laikin’s employment is terminated by us for Cause, in addition to any benefits mandated by law, we shall pay to Mr. Laikin his full annual salary in effect at the date of termination and other benefits to which he is entitled through the date of termination at the rate in effect at the time notice of termination is given.

Mr. Laikin’s employment may be terminated by Mr. Laikin at any time, and will terminate automatically upon his death or disability. Upon such termination, in addition to any benefits mandated by law, we shall pay to Mr. Laikin his full annual salary in effect at the date of termination and other benefits to which he is entitled through the date of termination at the rate in effect at the time notice of termination is given.

On signing the Employment Agreement, we also agreed to enter into a separate indemnity agreement with Mr. Laikin. A new indemnity agreement has not been entered into as of the date of this prospectus, although we entered into an indemnity agreement with Mr. Laikin on May 17, 2002, the terms of which are discussed at page 66 of this prospectus.

Douglas S. Bennett, President and Chief Financial Officer

On January 31, 2005 we entered into an agreement with Douglas S. Bennett to employ him as our President. The employment agreement was adopted and approved by our Board of Directors on February 1, 2005. The agreement will expire on January 31, 2008.

Pursuant to the term of the agreement, we will pay Mr. Bennett a base salary of $250,000. Mr. Bennett is also entitled to receive four weeks paid vacation and we have agreed to pay 100% of the costs of his group health plan premiums, so long as we continue to offer a group health plan. Mr. Bennett receives an automobile allowance and is entitled to participate in any other benefits offered generally to our employees and executives.

Mr. Bennett is to meet annually with the Chief Executive Officer and the Board of Directors to set certain performance milestones that must be met bi-annually. If those milestones are met, Mr. Bennett will receive a bi-annual bonus of $50,000. If the milestones are exceeded, Mr. Bennett will receive additional compensation that will be paid one-half in cash and one-half in stock.

On January 31, 2006, January 31, 2007 and January 31, 2008, Mr. Bennett will receive an option to purchase 100,000 shares of our common stock through the J2 Communications 1999 Amended and Restated Stock Option, Deferred Stock and Restricted Stock Plan. These options will be fully vested on the date of grant.

Mr. Bennett is currently commuting from his home in Northern California and we pay his commuting expenses. If we require that he relocate to the Los Angeles area, and he agrees to do so, we will be required to pay him certain relocation expenses, including expenses (including costs of transportation, meals and lodging) of no more than three trips to Southern California for the purpose of locating a suitable place to live, the expenses incurred in moving his household furniture and furnishings to his home in Southern California and the payment of reasonable closing costs for the purchase of his home.

We may terminate Mr. Bennett’s employment for cause at any time. “Cause” is defined as a good faith termination by a majority of the Board of Directors because he (i) engages in acts in violation of the law, (ii) breaches his fiduciary duty to us or his duties of loyalty or care to us, or (iii) intentionally and persistently disobeys the good faith, lawful, substantive policies or instructions of the Board of Directors after being given 30 days written notice and failing to cure such circumstances, or, if such circumstances are not susceptible of cure during such 30 day period, failing to initiate and diligently pursue actions reasonably calculated to achieve and cure such circumstances as soon as reasonably practicable thereafter.

If we terminate Mr. Bennett’s employment without cause, or if he is constructively terminated, or if Mr. Bennett dies or is disabled, he will be entitled to receive the following severance benefits:

·	his base salary will be continued for a period of six months or for the remaining term, whichever is longer, following the date that his termination becomes effective;

·	his employee benefits will be continued as long as his base salary is continued; and

·
any unvested stock options will continue to vest for a period of six months or for the remaining term of his employment as set forth in the agreement, whichever is longer, following the date on which his termination becomes effective.

After Mr. James Toll, our former Chief Financial Officer, separated from service, Mr. Bennett was appointed as our Chief Financial Officer on April 13, 2005. Mr. Bennett does not receive additional compensation for this position.

Key Employees

In addition to our executive officers and directors, we value and rely upon the services of certain key employees in the support of our business and operations, and the development and marketing of our brand and products, as follows:

LORRAINE EVANOFF, Vice President of Finance and Chief Accounting Officer, joined us in April 2005. Between February 2004 and April 2005, Ms. Evanoff was Controller of TAG Entertainment Corp., a public company and was instrumental in consummating the merger with Powermarketing, Inc. as well as the pending acquisition of Myriad films. Prior to working at TAG Entertainment, Ms. Evanoff was Controller of ANTs Software Inc., a public company, a developer of high-performance SQL database management systems until February 2004. From 1999 to 2002, Ms. Evanoff also held senior treasury analyst and financial analyst posts with Electronic Arts Inc. and Landor Associates, Inc.

BARRY LAYNE is the Executive Vice President responsible for our entertainment businesses. He joined us in May 2004. Immediately prior to joining National Lampoon, Mr. Layne spent a number of years as a senior executive consultant to companies in the media, entertainment and Internet industries, most recently as acting Chief Operating Officer of ASG Entertainment and as a member of the bankruptcy court approved turnaround team at the former Platinum Entertainment (subsequently renamed Compendia Media Group). Previous roles included senior management positions at About, Inc., FasTV, Inc., and Ketchum Communications Worldwide.

MATTY SIMMONS rejoined National Lampoon in November 2002 as Director of Classics. Mr. Simmons was a co-founder or National Lampoon in the 1970s. Under Mr. Simmon’s leadership, the company introduced National Lampoon , one of the most popular humor magazines in publishing history. In 1978 he produced, Animal House , one of the most popular comedy movies of all time. He has also produced, among other films, the National Lampoon Vacation series. In 1979, he was named Producer of the Year and in 1980, Publisher of the Year by industry organizations. Mr. Simmons has written eight books including several best sellers.

SARA RUTENBERG has been our Executive Vice President - Business Affairs since September 2002. Ms. Rutenberg has held various positions in the entertainment industry for the past twenty years. Prior to joining National Lampoon, she held the post of President, Business Development and Strategy for Pearson Television (now Fremantle Media, the owner and producer of ‘American Idol’) where she managed the divisions responsible for digital asset and intellectual property management and brand management. At Pearson, Ms. Rutenberg also served as Senior Vice President, Business and Legal Affairs and negotiated a variety of production and distribution agreements for all media. Ms. Rutenberg came to Pearson from Universal Television, where she held a variety of posts from 1983-1998, the last being Senior Vice President of Business and Legal Affairs where she was responsible for all international and domestic television distribution and nonscripted television production.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Bruce P. Vann, was a director until February 2004. Mr. Vann was a partner at the law firm Kelly Lytton &Vann LLP. We retained the services of Kelly Lytton & Vann LLP for various legal matters. Legal expenses of approximately $32,000, $108,000, and $119,000 were incurred with respect to work performed for us by Kelly Lytton & Vann LLP during the fiscal years ended July 31, 2004, 2003 and 2002.

On July 14, 1986, James P. Jimirro, our Chairman and former President and Chief Executive Officer, purchased 192,000 shares of our common stock for approximately $115,000. For such shares, we received the sum of approximately $58,000 and a note for approximately $58,000. The note bore interest at the rate of 10% per annum and, pursuant to a July 14, 1986 Pledge and Security Agreement, was secured by the shares purchased. The unpaid principal and interest outstanding at July 31, 2004 was approximately $164,000. On May 17, 2002 we entered into an employment agreement with Mr. Jimirro. Mr. Jimirro’s employment agreement included a “rolling term” provision so that at no time was the remaining term under the agreement less than five years. Mr. Jimirro’s employment agreement provided for an annual salary of $500,000 and, commencing as of January 31, 2003 and continuing on the last day of each month thereafter during the period that he was employed by us, provided for the monthly grant of fully vested options to purchase 10,000 shares of our common stock. Pursuant to the employment agreement, Mr. Jimirro also received fifty percent of our gross receipts from the movie National Lampoon’s Van Wilder . We were permitted to terminate Mr. Jimirro’s employment agreement without cause or for convenience after December 31, 2002. We exercised our right to do this on January 28, 2005 and, pursuant to the terms of Mr. Jimirro’s employment agreement, we cancelled the promissory note he owed to us. Aside from the cancellation of the promissory note, Mr. Jimirro’s severance benefits included a lump sum payment of $2,400,000, a payment of $123,800 to reimburse taxes to be paid by him as a result of the cancellation of the promissory note and the buy-out of the automobile we leased for him, totaling approximately $60,000. The payment of our obligations to Mr. Jimirro had been secured by all of our assets pursuant to the terms of a Security Agreement also dated May 17, 2002. Our obligations under the Security Agreement terminated upon payment of the severance benefits to Mr. Jimirro.

On May 17, 2002 we and National Lampoon Acquisition Group (the “NLAG Group”) entered into a Preferred Stock and Warrant Purchase Agreement pursuant to which we sold to members of the NLAG Group 35,244 units, each unit consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of our common stock at a purchase price of $1.775 per share. The warrants have a term of five years. The per unit purchase price was $100. Our Chief Executive Officer and director, Daniel S. Laikin, and our directors, Timothy Durham and Paul Skjodt, purchased units in this offering.

Effective August 17, 2002 we issued to Douglas S. Bennett 426 units of our Series B Convertible Preferred Stock as payment for services rendered to us as a consultant. Each unit had a value of $100. The units consisted of 426 shares of Series B Convertible Preferred Stock and warrants to purchase a total of 24,000 shares of our common stock. The warrant exercise price is $1.775 per share and the warrant term is five years.

Beginning in March 2003, after the closing of the Series B Convertible Preferred Stock offering, Daniel S. Laikin, our Chief Operating Officer and a director, and Timothy Durham, a director loaned us money in order to fund our operations. The total amount loaned to us by Mr. Laikin, including accrued interest, was approximately $2,509,000, and the total amount loaned to us by Mr. Durham, including accrued interest, was approximately $2,137,000. Mr. Laikin and Mr. Durham have converted their loans to units of our Series C Convertible Preferred Stock at a rate of $35.50 per unit. Mr. Laikin also converted $220,000 in compensation owed to him to our Series C Convertible Preferred Stock at the rate of $35.50 per unit.

Leagre Chandler & Millard, our former attorneys, assigned to Mr. Timothy Durham a promissory note we had signed in favor of Leagre Chandler & Millard for legal services incurred in relation to the Reorganization Transaction. The original amount of the promissory note was $165,000. As of April 30, 2005, the outstanding balance, with interest, totaled approximately $115,000. The loan bears interest at the rate of 6.75% per annum. We have made one payment of $50,000 toward this promissory note.

In conjunction with our receipt of the loan from N. Williams Family Investments, L.P., Mr. Daniel S. Laikin, our Chief Executive Officer and a director, and Mr. Timothy Durham, a director, agreed to guarantee certain obligations relating to the security provided for the loan. In exchange for these guarantees, we issued to each of Mr. Laikin and Mr. Durham 50,000 shares of our common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 27, 2005 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all of the shares of common stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shown as beneficially owned by the stockholder.

The address for each of the persons named below is 10850 Wilshire Boulevard, Suite 1000, Los Angeles, California 90024.

The following table is based on a total of 11,667,436 shares of common stock consisting of the following:

·	a total of 3,488,725 shares of common stock outstanding on June 27, 2005;

·	63,607 shares of Series B Convertible Preferred Stock that may be converted into 3,583,491 shares of common stock; and

·	229,761 shares of Series C Convertible Preferred Stock that may be converted into 4,595,220 shares of common stock.

Name and Position	Common Stock		Series B Convertible Preferred Stock, on an as-converted basis(8)		Series C Convertible Preferred Stock, on an as-converted basis(13)
	Number of Shares	Percentage Ownership of Class	Number of Shares	Percentage Ownership of Class	Number of Shares	Percentage Ownership of Class

Daniel S. Laikin, CEO	3,624,875(1)	31.07%	1,787,379(9)	49.88%	1,663,060(14)	36.19%

Douglas S. Bennett, President	471,186(2)	4.04%	24,000(10)	0.66%	21,800(15)	0.48%

James P. Jimirro, Chairman	2,011,042(3)	17.24%	0	0	0	0

Timothy Durham, Director	1,858,301(4)	15.93%	994,253(11)	27.75%	1,206,300(16)	26.25%

Joshua Finkenberg, Director	45,000(5)	0.38%	0	0	0	0

Paul Skjodt, Director	733,297(6)	6.28%	366,197(12)	10.22%	0	0

Richard Irvine, Director	0	0	0	0	0	0

Ron Berger, Director	16,000(7)	0.14%	0	0	0	0

Officers and Directors as a Group (8 persons)	8,759,701	75.08%	3,171,829	88.51%	2,891,160	62.92%

Remaining Holders of Series B Convertible Preferred Stock as a Group	0	0	411,662	11.49%	0	0

Remaining Holders of Series C Convertible Preferred Stock as a Group	0	0	0	0	1,704,060	37.08%

(1) This number includes 386,300 shares of common stock, options to purchase 619,666 shares of common stock, a warrant to purchase 1,787,379 shares of common stock issued in conjunction with the Series B Convertible Preferred Stock and a warrant to purchase 831,530 shares of common stock issued in conjunction with the Series C Convertible Preferred Stock.

(2) This number includes 3,000 shares of common stock, options to purchase 433,286 shares of common stock from a total of 680,000 options granted to Mr. Bennett, a warrant to purchase 24,000 shares of common stock issued in conjunction with the Series B Convertible Preferred Stock and a warrant to purchase 10,900 shares of common stock issued in conjunction with the Series C Convertible Preferred Stock.

(3) This number includes 450,668 shares of common stock and options to purchase 1,560,374 shares of common stock.

(4) This number includes 415,898 shares of common stock owned by Mr. Durham or by an entity controlled by him, options to purchase 45,000 shares of common stock, a warrant to purchase 794,253 shares of common stock issued in conjunction with the Series B Convertible Preferred Stock and a warrant to purchase 603,150 shares of common stock issued in conjunction with the Series C Convertible Preferred Stock.

(5) This number represents stock that may be acquired by Mr. Finkenberg upon the exercise of options.

(6) This number includes 322,100 shares of common stock, options to purchase 45,000 shares of common stock, and a warrant to purchase 366,197 shares of common stock issued in conjunction with the Series B Convertible Preferred Stock.

(7) This number is made up of options to purchase 15,000 shares of common stock granted to Mr. Berger and 1,000 shares of common stock owned by the Ron A. Berger Irrevocable Trust.

(8) Each share of Series B Convertible Preferred Stock may be converted into 56.338 shares of common stock.

(9) Mr. Laikin owns 31,726 shares of Series B Convertible Preferred Stock that may be converted into 1,787,379 shares of common stock.

(10) Mr. Bennett owns 426 shares of Series B Convertible Preferred Stock that may be converted into 24,000 shares of common stock.

(11) Mr. Durham owns 17,648 shares of Series B Convertible Preferred Stock that may be converted into 994,253 shares of common stock.

(12) Mr. Skjodt owns 6,500 shares of Series B Convertible Preferred Stock that may be converted into 366,197 shares of common stock.

(13) Each share of Series C Convertible Preferred Stock may be converted into 20 shares of common stock.

(14) Mr. Laikin owns 83,153 shares of Series C Convertible Preferred Stock that may be converted into 1,663,060 shares of common stock.

(15) Mr. Bennett owns 1,090 shares of Series C Convertible Preferred Stock that may be converted into 21,800 shares of common stock.

(16) Mr. Durham owns 60,315 shares of Series C Convertible Preferred Stock that may be converted into 1,206,300 shares of common stock.

DESCRIPTION OF OUR SECURITIES

Common Stock

We are authorized by our Certificate of Incorporation to issue 60,000,000 shares of common stock, $0.0001 par value. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “NLPN”.

As of June 27, 2005 we had issued and outstanding 3,488,725 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to shareholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably, subject to the rights of the holders of our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to the rights of the holders of our Series C Convertible Preferred Stock to receive a liquidation value of $12,234,773 and the priority rights of our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock to receive dividends.

Holders of common stock do not have cumulative voting rights.

Preferred Stock

Our Certificate of Incorporation permits us to issue up to 2,000,000 shares of Preferred Stock, par value $0.0001 per share. The Preferred Stock may be issued in any number of series, as determined by the Board of Directors, the Board may by resolution fix the designation and number of shares of any such series of Preferred Stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.)

Our Board of Directors has designated a Series B Convertible Preferred Stock, referred to herein as the “Series B Preferred Stock” and a Series C Convertible Preferred Stock, referred to herein as the “Series C Preferred Stock”.

Series B Convertible Preferred Stock

The Board of Directors has authorized a total of 68,406 shares of Series B Preferred Stock, $0.001 par value. We currently have 63,607 shares of Series B Preferred Stock issued and outstanding. Holders of our Series B Preferred Stock may, at their option, convert each share into 56.338 shares of our common stock.

The holders of Series B Preferred Stock have the right to receive dividends prior to any dividend paid on our common stock but after dividends to holders of our Series C Preferred Stock. Upon conversion, the holders of the Series B Preferred Stock shall receive all accrued and unpaid dividends in the form of common stock.

The holders of Series B Preferred Stock vote together with the holders of our common stock as a single class on all actions to be taken by our stockholders, and not as a separate class, except as required by law. They are entitled to the same voting rights, privileges and number of votes as if they were holders of the number of shares of common stock into which their shares of Series B Preferred Stock could be converted.

Upon any liquidation, dissolution or winding up of National Lampoon, after payment of a liquidation value ($12,234,773) and all accrued and unpaid dividends to the holders of our Series C Preferred Stock and all accrued and unpaid dividends to the holders of our Series B Preferred Stock, assets available for distribution shall be distributed ratably to the holders of our securities with the holders of our Series B and Series C Preferred Stock being treated as if they were holders of the number of shares of common stock into which their shares of Series B and Series C Preferred Stock could be converted.

In order to induce the holders of our Series B Preferred Stock to approve the creation and issuance of a Series C Preferred Stock, we amended our Certificate of Incorporation to provide for the payment of a dividend computed as 9% of the original purchase price of the Series B Preferred Stock units, which was $100 per unit, plus all accrued and unpaid dividends. Dividends on the Series B Preferred Stock began to accrue on a daily basis as of July 19, 2004. Dividends that accrue on our Series B Preferred Stock may be paid in cash or in our common stock, with the exception that dividends paid in connection with any conversion of the Series B Convertible Preferred Stock must be paid with common stock. The number of shares of common stock to be issued in payment of dividends is computed at a price per share equal to the price at which shares of Series C Preferred Stock would be converted at the time, which would be $1.775. The holders of our Series B Convertible Preferred Stock have authorized an amendment to our Certificate of Incorporation that will require dividends accrued on the Series B Convertible Preferred Stock to be paid in common stock and change the computation of dividends accrued on the Series B Convertible Preferred Stock. Once the notification requirements of applicable state and federal laws are met and the amendment is filed with the Secretary of State in accordance with Delaware law, dividends on the Series B Convertible Preferred Stock will be computed using the closing price of the common stock, as reported by the exchange or regulated quotation service on which our common stock is traded, on the trading date immediately preceding the date that we become liable to pay the dividend. If no trades were made on that date, then the number of shares to be issued will be computed using the closing price of the last date on which trades were made and reported.

Series C Convertible Preferred Stock

On June 17, 2004 our Board of Directors adopted, and on June 28, 2004 our majority stockholders and the holders of our Series B Preferred Stock approved, the creation of the Series C Preferred Stock. We reserved 250,000 shares of our preferred stock, $0.0001 par value per share, to be designated as Series C Preferred Stock and we currently have 229,761 shares issued. Holders of our Series C Preferred Stock may, at their option, convert each share into 20 shares of our common stock.

The Series C Preferred Stock ranks senior to all of our other securities. The holders of the Series C Preferred Stock vote together with the holders of our common stock and our Series B Preferred Stock as a single class on all actions to be taken by our stockholders, and not as a separate class except as required by law. They are entitled to the same voting rights, privileges and number of votes as if they were holders of the number of shares of common stock into which their shares of Series C Preferred Stock could be converted.

So long as at least 100,000 shares of Series C Preferred Stock are outstanding, the holders of the Series C Preferred Stock are entitled to elect one director to serve on our Board of Directors. Mr. Daniel S. Laikin currently serves as the designee of the holders of Series C Preferred Stock.

The holders of at least a majority of the Series C Preferred Stock must vote in favor of the declaration or payment of any dividends or distributions on our common stock and of the redemption, purchase or other acquisition of our securities from our stockholders (with the exception of repurchases from employees and other service providers upon termination of employment or other services).

Preferential dividends must be paid to the holders of the Series C Preferred Stock if declared and issued prior to certain events. Dividends on our Series C Preferred Stock shall be paid prior to the payment of dividends on our Series B Preferred Stock and our common stock. Dividends accrue daily at the rate of 9% per annum on the original purchase price of the Series C Preferred Stock units, which was $35.50, and all accrued and unpaid dividends will accrue from the date that we issued the Series C Preferred Stock until the redemption date (although the redemption date is not defined and no right to redeem has been granted to us), the date that our business is liquidated or the date on which the Series C Preferred Stock is converted. The number of shares of common stock to be issued in payment of dividends to holders of our Series C Convertible Preferred Stock upon conversion is computed at the conversion price. The holders of our Series C Convertible Preferred Stock have authorized an amendment to the Certificate of Designations, Preferences, Rights and Limitations of our Series C Convertible Preferred Stock that will define the method of computing dividends accrued on the Series C Convertible Preferred Stock. Once the notification requirements of applicable state and federal laws are met and the amendment is filed with the Secretary of State in accordance with Delaware law, dividends on the Series C Convertible Preferred Stock will be computed using the closing price of the common stock, as reported by the exchange or regulated quotation service on which our common stock is traded, on the trading date immediately preceding the date that we become liable to pay the dividend. If no trades were made on that date, then the number of shares to be issued will be computed using the closing price of the last date on which trades were made and reported.

The holders of the Series C Preferred Stock will be entitled to a priority payment in the amount of 1.5 times the original purchase price (plus any accrued dividends) of the Series C Preferred Stock in the event of a liquidation of our business. If our assets are insufficient to permit payment of these amounts to the holders of the Series C Preferred Stock, then all of our assets shall be distributed to the holders of the Series C Preferred Stock. The holders of the Series C Preferred Stock are entitled to be paid before any payment is made to the holders of our common stock or our Series B Preferred Stock.

Warrants

Warrants issued in conjunction with our Series B Preferred Stock

Each holder of Series B Preferred Stock also received a warrant to purchase the number of shares of common stock equal to the number of shares of common stock into which the holder’s Series B Preferred Stock may be converted. The warrant exercise price is $1.775 per share. The term of the warrants is five years. These warrants represent the right to purchase a total of 3,583,491 shares of our common stock.

Warrants issued in conjunction with our Series C Preferred Stock

Each holder of Series C Preferred Stock also received a warrant to purchase 10 shares of our common stock for each share of Series C Preferred Stock held. The warrant exercise price is $1.775 per share. The term of the warrants is four years. These warrants represent the right to purchase a total of 2,297,610 shares of our common stock.

Other Warrants

In addition to the warrants issued with our Series B and Series C Preferred Stock, as of April 29, 2005 we had outstanding warrants to purchase 830,402 shares of common stock. The warrants are exercisable for prices ranging from $2.55 per share to $5.00 per share of common stock. Warrants to purchase up to 100,000 shares of common stock will expire by December 31, 2005, warrants to purchase up to 40,400 shares of common stock will expire by December 31, 2006, and warrants to purchase up to 690,002 shares of common stock will expire between January 1, 2007 and December 14, 2011.

Registration Rights

The NLAG Group (which, for purposes of this discussion only, includes GTH Capital, Inc.), James P. Jimirro, the holders of our Series C Preferred Stock and Constellation Venture Capital, L.P. have registration rights, as described below.

NLAG Group Registration Rights

A majority of the NLAG Group may demand, on two separate occasions, that we register part or all of their registrable securities. The term “registrable securities” is defined as any common stock issued or issuable upon conversion of the Series B Preferred Stock, any common stock issued in respect of securities issued pursuant to the conversion of the Series B Preferred Stock upon any stock split, stock dividend, recapitalization or similar event, and any common stock issued or issuable upon exercise of the warrants to purchase common stock issued to the holders of Series B Preferred Stock.

The NLAG Group also has piggyback registration rights. Whenever we propose to register for distribution by prospectus any of our securities (with certain exceptions for business combinations or employee equity plans) and the registration form or prospectus to be filed may be used for the registration of registrable securities, whether or not for sale for our account, we must give prompt written notice to the NLAG Group of our intention to effect the registration or file the prospectus and we must include in the registration or qualification all registrable securities with respect to which we have received written requests for inclusion therein.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities requested to be included in the registration and any securities requested by James P. Jimirro to be included in the registration, pro rata among the holders of those securities.

Jimirro Registration Rights

Mr. Jimirro’s registration rights relate to his registrable securities, which are defined as his shares of common stock. Otherwise, the terms of his registration rights are identical to those of the NLAG Group.

Registration Rights of Series C Preferred Stock

Holders of Series C Preferred Stock have piggyback registration rights only as to their registrable securities, which are defined as any common stock issued or issuable upon conversion of the Series C Preferred Stock, any common stock issued or issuable upon exercise of the warrants received by the holders of Series C Preferred Stock and common stock issued in respect of any stock split, stock dividend, recapitalization or similar event.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities held by the NLAG Group and Mr. Jimirro and then the registrable securities held by the holders of Series C Preferred Stock and requested to be included in the registration, pro rata among the holders of the Series C Preferred Stock.

Constellation Venture Capital, L.P Registration Rights.

Constellation Venture Capital, L.P. has piggyback registration rights as to the common stock issued or issuable to Constellation Venture Capital, L.P. in conjunction with our purchase of the assets of Burly Bear Network.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities held by the NLAG Group, Mr. Jimirro and the holders of Series C Preferred Stock and then the registrable securities held by Constellation Venture Capital, L.P.

Change of Control Provisions

While there are no specific provisions in our Certificate of Incorporation or bylaws that would delay, defer or prevent a change of control, the ownership of our Series B Preferred Stock gives the NLAG Group voting control, which allows the NLAG Group to prevent a change of control. Furthermore, on May 17, 2002 a Voting Agreement was entered into among James P. Jimirro and the members of the NLAG Group. The Voting Agreement will terminate 13 months following the date of Mr. Jimirro’s separation from service, which occurred on January 28, 2005. During the term of the Voting Agreement, Mr. Jimirro is entitled to nominate three directors to the Board of Directors and Daniel S. Laikin, our Chief Executive Officer, is entitled to nominate three directors. The seventh member of our Board of Directors must be mutually nominated by the directors nominated by Mr. Jimirro and Mr. Laikin. The parties to the Voting Agreement, who collectively have voting control, have agreed to vote for those persons nominated by Mr. Jimirro and Mr. Laikin.

Restricted Securities

As of June 27, 2005, a total of 424,853 shares of our common stock are restricted.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline. After this offering, we will have 6,688,725 shares of our common stock outstanding (excluding shares of our common stock issuable upon conversion of any of the Series B and Series C Preferred Stock, exercise of the warrants attached thereto, payment of the dividends accrued thereon, and the exercise of any other options or warrants outstanding), or 7,168,725 shares if the underwriter’s over-allotment is exercised in full. We anticipate 6,743,872 of the shares will be eligible for public trading if the underwriter’s over-allotment is exercised in full. These shares will be freely tradable without restriction or further registration under the federal securities laws unless sold by our affiliates.

Assuming that no common stock is issued for the payment of dividends and that there is no exercise of options or warrants that are outstanding as of the effective date of this offering, 15,119,404 shares of common stock are subject to contractual lockup agreements with the representative of the underwriters pursuant to which the holders of the shares have agreed not to sell their shares for six months after the date the Registration Statement, of which this prospectus is a part, first becomes effective. The lock up agreements cover common stock, preferred stock, convertible securities and options including (i) 1, 578,966 shares of our common stock, (ii) 3,171,829 shares of our Series B Preferred Stock and 2,891,160 shares of our Series C Preferred Stock; (iii) warrants attached to our Series B and Series C Preferred Stock which would allow the holders to purchase, respectively, 2,971,829 shares and 1,445,580 shares of our common stock; and (iv) options to purchase 3,060,040 shares of common stock. James P. Jimirro, our former Chief Executive Officer and President, will be permitted to sell 39,334 shares of common stock every 90 days for a period of six months following the effective date of the registration statement of which this prospectus is a part.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of National Lampoon or any predecessor of National Lampoon, or serves or served at any other enterprise as a director or officer at the request of National Lampoon or any predecessor of National Lampoon.

Our bylaws require us to provide indemnity to the fullest extent allowed by law to each of our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was our agent. The bylaws allow us to provide this same indemnity to employees and agents (other than directors and officers). Our bylaws also permit us to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by our bylaws is not exclusive.

Prior to our merger with National Lampoon, Inc., we entered into indemnification agreements with each of our directors that attempt to provide the maximum indemnification allowed under the California law, our domicile prior to completion of the merger. The indemnification agreements make mandatory indemnification which is permitted by California law in situations in which the indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the shareholders, independent legal counsel retained by us or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification.

We also carry directors’ and officers’ liability insurance covering our directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

UNDERWRITING

Merriman Curhan Ford & Co. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the common stock being offered by this prospectus. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally, and not jointly, agreed to purchase on a firm commitment basis, and we have agreed to sell, the number of shares of common stock set forth opposite the name of each underwriter.

Underwriters	Number of Shares of Common Stock

Merriman Curhan Ford & Co.
The Shemano Group, Inc.

Although certain officers of the underwriters have experience working on public offerings and other corporate finance matters, each of the underwriters has limited experience serving as a lead underwriter. Merriman Curhan Ford & Co., the representative of the underwriters, began to underwrite firm commitment offerings in the fall of 2003, has served as lead underwriter on no public offerings which have been declared effective by the Securities and Exchange Commission, and as co-managing underwriter on 13 public offerings, prior to this offering. The Shemano Group, Inc. also has limited experience serving as a lead underwriter, and began to underwrite firm commitment offerings in October 2003. The Shemano Group, Inc. has served as lead underwriter on four public offerings prior to this offering. Neither underwriter has any relationship with us or our officers, directors or beneficial owners of 5% of our outstanding voting securities, except as described in this prospectus in connection with the underwriters’ agreement to purchase on a firm commitment basis the shares offered hereby. Since the underwriters’ experience in serving as lead underwriters is limited, there can be no assurance that the lack of experience will not adversely affect the trading market for our securities.

The representative has advised us that the underwriters propose to offer the common stock to the public at the public offering price indicated on the cover page of this prospectus, which includes the indicated underwriting discount, and that they will initially allow concessions not in excess of $      per share, of which not in excess of $      per share may be reallowed to other dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”). After the public offering, concessions to dealer terms may be changed by the underwriters.

The underwriters have advised us that they do not intend to confirm sales of the common stock to any account over which they exercise discretionary authority in an aggregate amount in excess of 5% of the total securities offered by this prospectus.

We have granted to the underwriters an option which expires 30 days after the effective date of this offering, exercisable as provided in the underwriting agreement, to purchase up to an additional 480,000 shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. This option may be exercised only for the purpose of covering over-allotments, if any. If the underwriters exercise the over-allotment in full, the total price to the public would be $      , the total underwriting discounts and commissions would be $       (computed on the total offering) and the total proceeds (before payment of expenses of this offering) would be $      .

The underwriting agreement provides that we will reimburse the underwriters for their expenses on a non-accountable basis in the amount equal to 3% of the aggregate public offering price of the offered common stock not including any over-allotment, of which $50,000 has been paid to date, and the balance of which will be paid on the closing of this offering.

Subject to the approval of the NASD, at the closing of this offering, we will sell to the representative or its designees at an aggregate purchase price of $100, a representative’s warrant to purchase 320,000 shares of common stock equal at an exercise price of 120% of the public offering price. The warrant is exercisable during the four-year period beginning six months from the effective date of this offering. The representative’s warrant is not transferable for a period of six months following the effective date of this offering, except to officers or partners (but not directors) of the underwriters and members of the selling group and/or their officers or partners. The representative’s warrant contains provisions that protect the holders against dilution by adjustment of the exercise price and number of shares of common stock issuable upon exercise on the occurrence of specific events, including stock dividends or other changes in the number of our outstanding shares, on the same terms as the warrants and provisions for cashless exercise. No holders of the representative’s warrant will possess any rights as a stockholder unless the warrant is exercised. During the exercise period, the holders of the representative’s warrant will have the opportunity to profit from a rise in the market price of the common stock. Any profit realized by the representative on the sale of the representative’s warrant or the underlying shares of common stock may be deemed additional underwriting compensation.

We have agreed that, upon the request of the representative, we will, at our expense, on one occasion during a four year period commencing six months after the effective date of this registration statement, register securities underlying the representative’s’ warrant under the Securities Act. We agreed to maintain the effectiveness of such registration statement during the entire exercise term of the representative’s warrant. The holder of the representative’s warrant may request such registration of the underlying securities without exercising the representative’s warrant. We have also agreed to include the representative’s warrant and shares of common stock underlying the representative’s warrant in any appropriate registration statement which is filed by us under the Securities Act during the seven years following the effective date of this registration statement.

Until the distribution of the shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase shares. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the shares. Merriman Curhan Ford & Co., on behalf of the underwriters and selling group members, if any, and their affiliates, may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

·	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

·	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

·
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional shares as described above.

·
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the representative’s over-allotment option to purchase additional shares in this offering. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

With the exceptions stated herein, our officers, directors and stockholders owning in the aggregate 5% or more shares of our common stock (or securities exchangeable or convertible into or exercisable for such number of shares) as of the date of this prospectus, have agreed that for a period of six months from the effective date of this offering that they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Merriman Curhan Ford & Co., as the representative of the underwriters, which consent will not be unreasonably withheld. James P. Jimirro, our former Chief Executive Officer and President has agreed to a similar lockup, except that Mr. Jimirro will be entitled to sell 39,334 shares of common stock every 90 days for a period of six months following the effective date of the registration statement of which this prospectus is a part. Daniel Laikin and Timothy Durham have agreed that they will not convert their Series B Convertible Preferred Stock, and Mr. Laikin has also agreed that he will not convert his Series C Convertible Preferred Stock, for a period of 24 months following the consummation of this offering.

The initial public offering price of the common stock offered by this prospectus was determined by negotiation between us and the representative of the underwriters. Among the factors considered in determining the initial public offering price of the common stock were:

·	the market price of our common stock;

·	our history and our prospects;

·	the industry in which we operate;

·	the status and development prospects for our proposed products and services;

·	our past and present operating results;

·	the previous experience of our executive officers; and

·	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price. In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus electronically.

WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. Although this prospectus, which forms a part of the registration statement, contains all of the material information set forth in the registration statement, parts of the registration statement are omitted in accordance with the rules and regulations of the Commission.

The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

EXPERTS

Stonefield Josephson, Inc. audited our consolidated financial statements at July 31, 2004 and July 31, 2003, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statements in reliance on the report of Stonefield Josephson, Inc., given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel LLP, or its various principals, collectively own 47,511 shares of our common stock and Erick Richardson, a principal of Richardson & Patel LLP, was granted an option to purchase 19,187 shares. As of June 15, 2005, we executed a promissory note in favor of Richardson & Patel LLP for the legal expenses related to this offering. The terms of the promissory note are discussed at page 23 of this prospectus, in the Section titled "Use of Proceeds." Certain legal matters will be passed upon for the representative of the underwriters by Blank Rome LLP, New York, New York.

TRANSFER AGENT

Our transfer agent and registrar is US Stock Transfer Corporation located in Glendale, California.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at April 30, 2005 (Unaudited)	F-2

Consolidated Statements of Operations (Unaudited) for the Three and Nine Months
Ended April 30, 2005 and 2004	F-3

Consolidated Statements of Cash Flows (Unaudited) for the Nine Months
Ended April 30, 2005 and 2004	F-4

Notes to Quarterly Consolidated Financial Statements (Unaudited)	F-5

Report Of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheets as of July 31, 2004 and 2003	F-12

Consolidated Statements of Operations for the Years Ended July 31
2004, 2003 and 2002	F-13

Consolidated Statements of Shareholders’ (Deficit) Equity for
the Years Ended July 31, 2004, 2003 and 2002	F-14

Consolidated Statements of Cash Flows for the Years Ended
July 31, 2004, 2003 and 2002	F-15

Notes to Annual Consolidated Financial Statements	F-16

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30,
ASSETS	2005
(UNAUDITED)
CURRENT ASSETS
Cash and cash equivalents	$516,226
Accounts receivable	394,284
Capitalized debt issuance costs	473,000
Prepaid expenses and other current assets	197,194
Total current assets	1,580,704

NON-CURRENT ASSETS
Capitalized production costs	379,343
Fixed assets, net of accumulated depreciation	24,320
Intangible assets	5,964,732
Accumulated amortization of intangible assets	(3,928,578)

Total non-current assets	2,439,817
TOTAL ASSETS	$4,020,521

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
Accounts payable	$232,191
Accrued expenses	1,238,425
Accrued dividends	801,900
Notes payable - related party, including interest of $80,064	2,895,064
Deferred income	10,000

TOTAL CURRENT LIABILITIES	5,177,580

MINORITY INTEREST	-

SHAREHOLDERS' (DEFICIT) EQUITY
Series B Convertible Preferred Stock, par value $.0001 per share, 68,406 shares authorized, 63,607 shares issued.	6
Series C Convertible Preferred Stock, par value $.0001 per share, 250,000 shares authorized, 229,761 shares issued.	23
Common Stock, par value $.0001 per share, 60,000,000 shares authorized and 3,417,615 shares issued.	342
Additional paid-in capital	29,200,207
Less: Deferred compensation	(187,657)
Accumulated deficit	(30,169,980)
TOTAL SHAREHOLDERS' (DEFICIT) EQUITY	(1,157,059)
TOTAL LIABILITIES AND SHARESHOLDERS' (DEFICIT) EQUITY	$4,020,521

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

____________

	Three Months		Nine Months
	Ended April 30,		Ended April 30,
	2005	2004	2005	2004
REVENUE
Production	$33,333	$(39,250)	$181,333	$335,913
Licensing	443,443	308,632	1,614,940	597,484
Tours	83,724	-	83,724	-
Advertising and promotion	581,490	231,387	1,259,671	554,432
Total revenue	1,141,990	500,769	3,139,668	1,487,829

COSTS AND EXPENSES
Costs related to production revenue	23,626	11,688	659,097	1,123,168
Costs related to licensing revenue	224,607	301,022	397,004	427,489
Costs related to tours revenues	296,290	-	296,290	-
Amortization of intangible assets	60,000	60,000	180,000	180,000
Amortization capitalized film costs	372,451	-	372,451	-
Selling, general and administrative expenses	1,266,807	1,351,603	3,692,792	3,458,481
Stock, warrants & options issued for services	168,505	161,881	491,038	479,997
Severance costs	-	-	2,577,497	-
Expense associated with modification of warrants	-	-	1,082,695	-
Total costs and expenses	2,412,286	1,886,194	9,748,864	5,669,135
OPERATING LOSS	(1,270,296)	(1,385,425)	(6,609,196)	(4,181,306)
OTHER INCOME (EXPENSE)
Interest income	1,343	1,440	5,994	4,320
Other expense	(160,115)	-	(332,783)	-
Total other income (expense)	(158,772)	1,440	(326,789)	4,320
LOSS BEFORE INCOME TAXES	$(1,429,068)	$(1,383,985)	$(6,935,985)	$(4,176,986)
Provision for state income taxes	-	-	9,138	2,400
NET LOSS	$(1,429,068)	$(1,383,985)	$(6,945,123)	$(4,179,386)
Accrued Dividends	(322,116)	-	(801,900)	-
Beneficial conversion feature treated as preferred dividend	-	-	(2,280,906)	-
Net loss attributable to common shareholders	$(1,751,184)	$(1,383,985)	$(10,027,929)	$(4,179,386)

Net loss per share attributable to common shareholder - basic and diluted	$(0.52)	$(0.45)	$(3.14)	$(1.36)
Weighted average number of common shares - basic and diluted	3,389,104	3,066,836	3,196,190	3,062,620

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
____________

	FOR THE NINE MONTHS
	ENDED APRIL 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(6,945,123)	$(4,179,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	25,357	22,178
Amortization of intangible assets	180,000	180,000
Amortization of debt issuance costs	167,000	-
Stock, options and warrants issued for services	772,453	479,997
Expense associated with the modification of warrants	1,082,695	-
Other	4,410	(4,320)

Changes in assets and liabilities:
(Increase) in accounts receivable	(341,945)	(90,841)
(Increase) in prepaid expenses and other assets	(167,631)	7,248
(Increase) in production costs	(225,197)	(141,055)
Increase/(decrease) in accounts payable	(170,947)	260,978
Increase in accrued expenses	264,677	45,835
Increase/(decrease) in deferred revenues	(110,000)	(61,000)
NET CASH AND CASH EQUIVALENTS USED IN OPERATING ACTIVITIES	(5,464,251)	(3,480,366)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,075)	(40,399)
NET CASH AND CASH EQUIVALENTS USED IN INVESTING ACTIVITIES	(1,075)	(40,399)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Series C convertible preferred stock issuance	3,648,879	-
Exercise of stock options	90,533	-
Elimination of note receivable on common stock	162,980	-
Payments on notes payable	(635,124)	-
SEC filing fees	(1,200)	-
Proceeds from notes payable	2,715,000	-
Increase in notes payable	-	3,397,249
NET CASH AND CASH EQUIVALENTS PROVIDED BY FINANCING ACTIVITIES	5,981,068	3,397,249
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	515,742	(123,516)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	484	140,255
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$516,226	$16,739

Supplemental disclosures of cash flow information:
Stock and options issued for services and debt issuance costs	$1,412,453	$479,997
Conversion of loans to Series C Convertible Preferred stock with warrants attached	$4,649,775	-

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — BASIS OF PRESENTATION AND GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim consolidated financial statements. Accordingly, they do not include all of the information and disclosures required for annual financial statements. In the opinion of the Company’s management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s financial position as of April 30, 2005, and the results of operations and cash flows for the three and nine month periods ended April 30, 2005 and 2004, have been included. These consolidated financial statements should be read in conjunction with the financial statements and related footnotes for the year ended July 31, 2004 included in the National Lampoon, Inc. (the “Company”) annual report on Form 10-K for that period.

The results of operations for the three and nine month periods ended April 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. For further information, refer to the financial statements and related footnotes included in the Company’s annual report on Form 10-K for the year ended July 31, 2004.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company’s net losses of $5,127,107 and $5,924,836 in the prior two years and net loss of $6,945,123 during the first nine months of the 2005 fiscal year, as well as negative working capital of $3,596,876 and accumulated deficit of $30,169,980 at April 30, 2005, raise substantial doubt about its ability to continue as a going concern. In order to fund operations, the Company has relied on the purchase of securities by Daniel S. Laikin, the Company’s Chief Executive Officer and a director, and Paul Skjodt and Timothy S. Durham, directors, (collectively referred to as the “NLAG Group”) and on loans made by Mr. Laikin and Mr. Durham that were subsequently converted to securities. Subsequent to the reorganization transaction that occurred on May 17, 2002, when a group of individuals that included the NLAG Group gained voting control of the Company, the Company received approximately $4.6 million in loans from Mr. Laikin and Mr. Durham. These loans were subsequently converted to securities.

On December 9, 2004 the Company completed the sale of units consisting of Series C Convertible Preferred Stock with warrants attached. Through this offering, the Company received approximately $8.2 million consisting of approximately $3.6 million in cash and approximately $4.6 million from the conversion of debt owed to Mr. Laikin and Mr. Durham and salary and accrued expenses owed to Mr. Laikin.

On January 28, 2005 the Company borrowed $2.7 million from N. Williams Family Investments, L.P. The loan was used to fund a payment in the amount of $2,532,800 due to James P. Jimirro, the Company’s former President and CEO and the current Chairman of the Board of Directors, on his separation from service. The balance of the funds was used for working capital.

Management believes the following should alleviate the substantial doubt about the Company’s ability to continue as a going concern. On March 10, 2005 the Company filed a registration statement for a proposed public offering of an as-yet undetermined number of shares of its common stock. The registration statement has not yet been declared effective. The Company intends to raise at least $10 million in this offering, although there is no guarantee that the Company will raise any money. This information does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company’s consolidated financial statements for the fiscal year ended July 31, 2004 contain an explanatory paragraph as to its ability to continue as a going concern. This explanatory paragraph may impact its ability to obtain future financing.

NOTE B - STOCK OPTIONS

The Company has adopted SFAS No. 123, “Accounting for Stock Based Compensation”, issued in October 1995. In accordance with SFAS No. 123, the Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock issued to Employees”, and related interpretation in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. There is no current-period compensation expense to disclose in relation to previously issued employee stock options, as required under SFAS 148, and there were no employee stock options granted during the nine months ended April 30, 2005. If the Company elected to recognize compensation expense based on the fair value of the options granted on the grant date as prescribed by SFAS No. 123, the Company’s net income/(loss) and earnings/(loss) per share would have been reduced to the pro forma amounts as follows:

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	2004	2005	2004

Net loss attributable to common shareholders- as reported	$(1,751,184)	$(1,383,985)	$(10,027,929)	$(4,179,386)

APB 25 expense recognized	--	--	--	--

Stock option compensation under-fair value method	106,468	78,415	397,515	258,186

Net loss attributable to common shareholders-pro forma	$(1,857,652)	$(1,462,400)	$(10,425,444)	$(4,437,572)

Basic and diluted earnings/(loss) per share-as reported	$(0.52)	$(0.45)	$(3.14)	$(1.36)

Basic and diluted earnings/(loss) per share-pro forma	$(0.55)	$(0.48)	$(3.26)	$(1.45)

NOTE C - NOTES PAYABLE

On May 17, 2003, two notes payable totaling approximately $442,000 at April 30, 2002 were due to be paid in full. The notes represented money owed to legal firms relating to work done in connection with the reorganization transaction that took place in May 2002. Timothy Durham, a director, paid one of these notes in full and the liability is now owed to him. As of April 30, 2005, approximately $115,000 in principal remained unpaid. The obligation to Mr. Durham is payable on demand. To date, no demand has been made. The Company plans to pay this obligation with revenues earned by its operations. The other note was renegotiated and paid in full in December 2004.

On January 28, 2005 the Company borrowed the sum of $2,700,000 from N. Williams Family Investments, L.P. The loan accrues interest at the rate of 7% per year. The maturity date of the loan is the earlier of January 28, 2006 or the date the Company closes an offering in which the gross cash proceeds to the Company equal or exceed $2,700,000. The lender may also demand that the loan be immediately repaid if the Company defaults in its obligations under the promissory note. The Company is required to prepay the loan to the extent of any proceeds the Company receives from an equity offering raising less than $2.7 million. The loan is secured by a lien against all of the Company’s assets. The amount of $2,523,800 from the loan proceeds was used to pay benefits to James P. Jimirro, the Chairman of the Company’s Board of Directors and the Company’s former Chief Executive Officer and President, upon his separation from service as required by his employment agreement dated May 17, 2002. The remaining proceeds were used for working capital.

NOTE D - RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. Management has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152). This Statement amends FASB Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This Statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. Management has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the overall results of the Company’s operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Financial Accounting Standards Board believes that exception required that some non-monetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Financial Accounting Standards Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. Management has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. Management has evaluated the impact of the adoption of SFAS 123(R) and, although it has not yet finished its estimates to enable it to quantify the impact, based on contractual obligations, recurring customary grants such as those to the Board of Directors, and vested options in place, management believes the impact will be significant to the Company’s overall results of operations and financial position.

NOTE E - EARNINGS PER SHARE

Diluted earnings per share amounts are calculated using the treasury method and are based upon the weighted average number of common and common equivalent shares outstanding during the period. Basic and diluted earnings per share are the same, as common equivalent shares have been excluded from the computation, due to the fact they are anti-dilutive. Options and warrants to purchase 7,487,262 and 43,791 common shares during the three months ended April 30, 2005 and 2004, and 6,319,425 and 113,987 for the nine months ended April 30, 2005 and 2004, respectively, are not included in the calculation of diluted earnings per share because their inclusion would be anti-dilutive. 8,178,711 shares that would be issuable upon conversion of the convertible preferred stock are not included in the calculation of diluted earnings per share during the three months and nine months ended April 30, 2005 and 2004 respectively because their inclusion would be anti-dilutive.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F - STOCKHOLDER EQUITY

On September 15, 2004 the Company’s Board of Directors and stockholders holding a majority of the Company’s common stock approved a two-for-one split of the Company’s common stock. The effect of this stock split has been reflected in all reported periods.

On October 14, 2004, the Company issued to Erick Richardson 15,230 shares of common stock and issued to Richardson & Patel, LLC 5,115 shares of common stock. The common stock was issued in exchange for legal services valued at $79,561 that were rendered to the Company.

On December 9, 2004 the Company closed an offering of units consisting of Series C Convertible Preferred Stock and warrants to purchase the Company’s common stock. The Company received approximately $8.2 million for the units, consisting of approximately $3.6 million in cash, $4.6 million from the conversion of debt, and approximately $492,000 for payment of salaries. At the commitment date, each unit was purchased for $35.50. Holders of Series C Convertible Preferred Stock earn a dividend of 9% per annum payable in the form of the Company’s common stock at the time the holder converts the Series C Convertible Preferred Stock to common stock. Attached to each share of Series C Convertible Preferred Stock is a warrant to purchase ten shares of the Company’s common stock.

As part of the offering of units of Series C Convertible Preferred Stock with warrants attached, the terms of the warrants granted to the holders of Series B Convertible Preferred Stock were made identical to the terms of the Series C Convertible Preferred Stock warrants. Therefore, the term of the warrants attached to the Series B Convertible Preferred Stock was modified to extend four years from the issuance of the Series C Convertible Preferred Stock, and the exercise price was reduced to $1.775 from $2.50. The excess of the value of the modified warrants as compared to the original warrants was calculated according to paragraph 188 of FAS 123. The excess amount, which included the right to purchase 3,583,491 shares of the Company’s common stock, totaled $904,897, which has been recognized as a charge to operations.

Each share of Series C Convertible Preferred Stock is convertible at the option of the holder into 20 shares of the Company’s common stock. Attached to each share of Series C Convertible Preferred Stock is a warrant to purchase 10 shares of the Company’s common stock. The warrants have a term of four years and an exercise price of $1.775 on a post-split basis. The relative fair value of the warrants of $1,271,904 was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 5.50%; dividend yield of 0%; average volatility factor of the expected market price of the Company’s common stock of 95.7%; and a term of 4 years . The value of the warrants plus the value of the conversion feature total $3,552,810 and exceeded the proceeds of the offering. Pursuant to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” as the terms of the Series C Convertible Preferred Stock are convertible upon issuance, the discount attributable to the beneficial conversion feature of $2,280,906 was expensed immediately during the nine months ended April 30, 2005 in a manner similar to a dividend at the date of issuance and is included in the Statement of Operations as a preferred dividend.

On January 28, 2005 the Company borrowed $2,700,000 from N. Williams Family Investments, L.P. As part of the loan transaction, N. Williams Family Investments, L.P. was issued 80,000 shares of the Company’s common stock, and Christopher Williams, a party related to N. Williams Family Investments, L.P., was issued 20,000 shares. In addition Daniel Laikin and Timothy Durham personally guaranteed certain obligations of the Company relating to the security for the loan, and as part of this guarantee were each issued 50,000 shares of the Company’s common stock. The expense associated with these stock grants totaled $640,000, was recognized as debt issuance costs and capitalized. These costs will be amortized over the one year term of the note, or upon repayment if earlier.

In conjunction with his separation from service, the Company agreed to extend the stock options granted to James P. Jimirro that would otherwise have expired 90 days after the termination of his employment. The excess of the value of the modified options as compared to the original options was calculated according to paragraph 188 of FAS 123. The excess amount totaled $177,798, which has been recognized as a charge to operations for the quarter ended January 31, 2005.

On February 17, 2005, the Company issued to Andy Gruenberg 1,413 shares of common stock in exchange for film distribution services valued at $4,000. On February 18, 2005 employee bonuses were paid in the form of 2,900 shares of common stock valued at $10,150. On March 1, 2005, the Company issued to Erick Richardson 39,421 shares of common stock and issued to Richardson & Patel, LLC 8,400 shares of restricted common stock with 8,400 warrants for the purchase of common stock at an exercise price ranging from $2.95 and $4.09 per share. The common stock was issued in exchange for legal services valued at $152,853 that were rendered to the Company. On March 23, 2005, the Company issued to Porter LeVay & Rose 9,104 shares of common stock valued at $32,500 and issued to Regal Growth Fund 3,666 shares of common stock valued at $12,500. The common stock was issued in exchange for public relations services that were rendered to the Company.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G - SEGMENT INFORMATION

The Company operates in four business segments: the production of motion picture, television, and video/DVD products; the licensing and exploitation of the “National Lampoon®” trademark and related properties including the sale of products to consumers; television production and distribution to college campuses from which advertising and promotion revenues are derived and travel services. Segment operating income/(loss) excludes the amortization of intangible assets, interest income, and income taxes. Selling, general and administrative expenses not specifically attributable to any segment have been allocated equally among the four segments. Summarized financial information for the three month and nine month periods ended April 30, 2005 and 2004 concerning the Company’s segments is as follows:

	Licensing	Advertising & Promotion	Production	Travel Services	Total

Three Months Ended April 30, 2005
Segment revenue	$443,443	$581,490	$33,333	$83,724	$1,141,990
Segment operating (loss)	$(216,734)	$(88,740)	$(900,826)	$(222,768)	$(1,429,068)

Three Months Ended April 30, 2004
Segment revenue	$308,632	$231,387	$(39,250)	$-	$500,769
Segment operating (loss)	$(149,827)	$(532,315)	$(701,843)	$-	$(1,383,985)

Nine Months Ended April 30, 2005
Segment revenue	$1,614,940	$1,259,671	$181,333	$83,724	$3,139,668
Segment operating (loss)	$(1,863,734)	$(1,204,739)	$(3,653,882)	$(222,768)	$(6,945,123)

Nine Months Ended April 30, 2004
Segment revenue	$597,484	$554,432	$335,913	$-	$1,487,829
Segment operating (loss)	$(591,827)	$(2,162,316)	$(1,425,243)	$-	$(4,179,386)

A reconciliation of segment operating loss to net income before income taxes for the three and nine month periods ended April 30, 2005 and 2004 is as follows:

	FOR THE THREE MONTHS ENDED
	APRIL 30, 2005	APRIL 30, 2004
Total segment operating (loss)	$(1,429,068)	$(1,383,985)
Amortization of intangible assets	$432,451	$60,000
Interest income	$(1,343)	$(1,440)

Net loss before income taxes	$(997,960)	$(1,325,425)

	FOR THE NINE MONTHS ENDED
	APRIL 30, 2005	APRIL 30, 2004
Total segment operating (loss)	$(6,945,123)	$(4,179,386)
Amortization of intangible assets	$180,000	$180,000
Interest income	$(5,994)	$(4,320)

Net loss before income taxes	$(6,771,117)	$(4,003,706)

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE H - LITIGATION

On February 17, 2004, plaintiff Trustin Howard filed a lawsuit against defendants In-finn-ity Productions, Bud Friedman, National Lampoon Productions, and Game Show Network LLC in the United States District Court for the Central District of California. The plaintiff alleged that the Company, along with the other defendants, stole his idea for the show Funny Money and also alleged, among other things, copyright infringement. The complaint sought damages and injunctive relief. This action was settled as of February 28, 2005. The Company was not required to pay any consideration for the settlement.

On October 27, 2004 Far Horizon Sales and Leasing LLC filed a complaint against the Company’s subsidiary, National Lampoon Networks, Inc., in the Superior Court for the County of Los Angeles. The plaintiff alleges that it suffered damages for breach of contract, negligence and trespass to chattel related to the rental of a coach bus and damage thereto. The plaintiff alleges damages in excess of $79,000. Noting the extent of the damages, the value of the vehicle, and the fact that there is insurance coverage, the Company in an effort to be conservative, has accrued $50,000 on its books .

NOTE I - SUBSEQUENT EVENTS

Between May 1, 2005 and June 2, 2005, options to purchase 46,510 shares of common were exercised by employees.

On May 31, 2005 the Company filed an amendment to the registration statement that was filed on March 10, 2005 with the Securities and Exchange Commission. The Company intends to use the net proceeds from the offering for the payment of the loan made to the Company by N. Williams Family Investments, L.P. as well as for other corporate purposes. The registration statement has not yet been declared effective and there is no guarantee that the registration statement will ever be declared effective. This information does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

On May 12, 2005, All Comedy Networks, Inc. filed a complaint in the Superior Court for the State of California, County of Los Angeles against eight defendants, including National Lampoon Radio Networks and National Lampoon Networks. The complaint alleges that one of the defendants, Kent Emmons, was a founder, shareholder, promoter and fiduciary of All Comedy Networks, Inc. The complaint alleges that Mr. Emmons negotiated an agreement with National Lampoon Networks to use the Company’s trademark in competition with All Comedy Networks, Inc. All Comedy Networks, Inc. seeks actual damages in an amount to be proved at trial, punitive damages, and an injunction to prohibit any of the defendants from contacting its employees, investors and advertisers. Because this action was filed only recently, no discovery has been undertaken. The Company believes this was brought as a nuisance action against National Lampoon Radio Networks and National Lampoon Networks and the Company intends to vigorously defend any attempt by All Comedy Networks, Inc. to prosecute the action against those entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors National Lampoon, Inc., Los Angeles, California

We have audited the accompanying consolidated balance sheets of National Lampoon, Inc. and Subsidiaries (the Company) as of July 31, 2004, and 2003, and the related consolidated statements of operations, shareholders (deficit) equity and cash flows for each of the three years in the period ended July 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Lampoon, Inc. as of July 31, 2004 and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended July 31, 2004 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company’s net losses of $5,127,107, $5,924,836, and $1,613,334 in the last three years, negative working capital of $6,783,972 and accumulated deficit of $20,943,951 at July 31, 2004 raise substantial doubt about the Company’s ability to continue as a going concern . Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
October 7, 2004

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of July 31,
	2004	2003
CURRENT ASSETS
Cash and cash equivalents	$484	$140,255
Accounts receivable, net	52,339	18,390
Prepaid expenses and other current assets	24,461	15,636

Total current assets	77,284	174,281

NON-CURRENT ASSETS
Fixed assets, net of accumulated depreciation	53,013	42,859
Film library, net of amortization	154,147	27,000
Intangible assets	5,964,732	5,964,732
Accumulated amortization of intangible assets	(3,748,578)	(3,508,578)
Other assets	5,100	4,500

Total non-current assets	2,428,414	2,530,513

TOTAL ASSETS	2,505,698	2,704,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$403,138	$183,485
Accrued expenses	990,281	781,023
Notes payable including $4,429,298 due to shareholders	5,347,837	1,443,856
Deferred income	120,000	161,000

Total current liabilities	6,861,256	2,569,364

TOTAL LIABILITIES	6,861,256	2,569,364

SHAREHOLDERS’ (DEFICIT) EQUITY
Preferred Stock, 2,000,000 shares authorized, no shares issued
and outstanding (cancelled, see Note F)	—	—
Series B Convertible Preferred Stock, par value $0.0001, 68,406 shares authorized, 63,067 and 63,067 shares issued and
outstanding respectively	6	4,921,618
Common Stock, par value $0.0001, 30,000,000 shares authorized,
3,066,836 and 3,053,590 shares issued, respectively	153	12,188,942
Additional paid in capital	17,265,984	—
Less: Note receivable on common stock	(162,980)	(157,220)
Deferred compensation	(514,770)	(1,001,066)
Accumulated Deficit	(20,943,951)	(15,816,844)

TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(4,355,558)	135,430

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$2,505,698	$2,704,794

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	As of July 31,
	2004	2003	2002
REVENUES
Trademark	$1,286,813	$904,244	$913,491
Consumer products	76,111	11,577	29,996
Advertising and promotion revenues	558,640	92,063	—

Total revenue	1,921,564	1,007,884	943,487

COSTS AND EXPENSES
Costs related to trademark revenue	417,071	285,174	88,155
Costs related to consumer products	50,170	23,374	33,432
Production costs	1,181,039	872,868	—
Amortization of intangible assets	240,000	240,000	240,000
Write-off of intangible asset	—	541,000	—
Proxy solicitation	—	—	545,887
Selling, general and administrative expenses	4,521,418	4,159,094	2,538,282
Stock, warrants and options issued for services	641,878	947,040	—
Stock appreciation rights (benefit)	—	—	(843,096)
Conversion of stock appreciation rights to stock options	—	—	140,894

Total costs and expenses	7,051,576	7,068,550	2,743,554

OPERATING LOSS	(5,130,012)	(6,060,666)	(1,800,067)
OTHER INCOME/(EXPENSE)
Interest	5,762	7,040	12,849
Reduction of deferred payroll	—	—	175,484
Other income	—	32,214	—

Total other income	5,762	39,254	188,333

MINORITY INTEREST IN INCOME OF CONSOLIDATED
SUBSIDIARY	—	99,000	—

LOSS BEFORE INCOME TAXES	(5,124,250)	(5,922,412)	(1,611,734)
Provision for income taxes	2,857	2,424	1,600

NET LOSS	$(5,127,107)	$(5,924,836)	$(1,613,334)

Loss per share basic and diluted	$(1.67)	$(2.01)	$(0.58)

Weighted average number of common shares basic and diluted	3,063,674	2,950,312	2,761,194

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

					Note				Total
	Preferred	Preferred	Common	Common	Receivable		Deferred		Shareholders’
	Stock	Stock	Stock	Stock	on Common	Paid in	Compensation	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Stock	Capital	Amount	Deficit	Equity

Balance at July 31, 2001			2,742,232	$9,616,667	$(145,700)			$(8,278,674)	$1,192,293
Interest on note receivable					(5,760)				(5,760)
Preferred stock issued in
NLAG transaction, net
of costs	40,244	2,585,318							2,585,318
Exercise of stock options			28,734	83,101					83,101
Warrants issued for
Services				146,100					146,100
Conversion of SARs				140,894					140,894
Net loss	—	—	—	—	—	—	—	(1,613,334)	(1,613,334)

								(9,892,008)	2,528,612
Balance at July 31, 2002	40,244	2,585,318	2,770,966	9,986,762	(151,460)
Interest on note receivable					(5,760)				(5,760)
Preferred stock issued for
Cash	21,150	2,115,000							2,115,000
Preferred stock issued for
Services	2,213	221,300							221,300
Exercise of stock options			106,822	75,374					75,374
Warrants/options issued
for services			28,200	1,726,806					1,726,806
Common stock issued in
connection with Burly
Bear acquisition			147,602	400,000					400,000
Non-vested portion of
stock issued for services							(1,001,066)		(1,001,066)
Net loss	—	—	—	—	—	—	—	(5,924,836)	(5,924,836)

Balance at July 31, 2003	63,607	4,921,618	3,053,590	12,188,942	(157,220)		(1,001,066)	(15,816,844)	135,430
Interest of note
Receivable					(5,760)				(5,760)
Common Stock issued			13,246	33,115					33,115
Warrants/options
issued for services				122,468					122,468
Non-vested portion of
stock issued for services							486,296		486,296
Adjustment for change in
par value of common stock		(4,921,612)		(12,344,372)		17,265,984
Net Loss								(5,127,107)	(5,127,107)

Balance at July 31, 2004	63,607	$6	3,066,836	$153	$(162,980)	17,265,984	$(514,770)	$(20,943,951)	$(4,355,558)

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	As of July 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(5,127,107)	$(5,924,836)	$(1,613,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	270,246	900,140	248,451
Stock appreciation rights (benefit)/expense	—	—	(843,096)
Conversion of stock appreciation rights to stock options	—	—	140,894
Other	(5,760)	(5,760)	(5,760)
Stock issued for services	33,115	—	—
Warrants/options granted for services	608,763	947,040	146,000
Changes in assets and liabilities:
(Increase) in accounts receivable	(33,950)	—	—
(Increase)/decrease in prepaid expenses and other current assets	(8,826)	(16,704)	15,362
(Increase) in capitalized production costs	(127,148)	(68,000)	—
(Increase) in other assets	(600)	(4,500)	—
Increase/(decrease) in accounts payable	219,654	(127,467)	68,500
Increase/(decrease) in accrued expenses	209,258	290,781	(130,461)
(Decrease)/increase in deferred revenues	(41,000)	161,000	—
(Decrease)/increase settlement payable	—	—	(203,117)
(Decrease) in extension payments	—	—	(200,000)

NET CASH AND CASH EQUIVALENTS USED IN OPERATING ACTIVITIES	(4,003,355)	(3,848,306)	(2,376,561)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Burly Bear Networks	—	(200,000)	—

Purchase of fixed assets	(40,398)	(54,876)	(7,123)

NET CASH AND CASH EQUIVALENTS USED IN INVESTING ACTIVITIES	(40,398)	(254,876)	(7,123)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	—	75,374	83,101
Purchase of Series B preferred shares	—	2,115,000	2,585,318
Increase in notes payable	3,903,982	1,028,856	415,000

NET CASH AND CASH EQUIVALENTS PROVIDED BY FINANCING ACTIVITIES	3,903,982	3,219,230	3,083,419

NET DECREASE IN CASH AND CASH EQUIVALENTS	(139,771)	(883,952)	699,735
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	140,255	1,024,207	324,472

CASH AND CASH EQUIVALENTS AT END OF YEAR	$484	$140,255	$1,024,207

Cash paid for taxes	$2,857	$2,424	$1,643

Supplemental disclosure: shares/options/warrants issued for services	$641,879	$947,040	$0

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS

NOTE A

Organization and Principles of Consolidation. The consolidated financial statements include the accounts of National Lampoon, Inc. and its subsidiaries (Company) after elimination of all inter-company items and transactions. The Company, a California corporation, was formed in 1986 and was primarily engaged in the acquisition, production and distribution of videocassette programs for retail sale. During fiscal year 1991, the Company acquired all of the outstanding shares of National Lampoon, Inc. (NLI). NLI was incorporated in 1967 and was primarily engaged in publishing the National Lampoon Magazine and related activities. Subsequent to the Company’s acquisition of NLI, it has de-emphasized its videocassette business and publishing operations and has focused primarily on exploitation of the National Lampoon trademark. The Company reincorporated into Delaware under the name National Lampoon, Inc. in November 2002.

On May 17, 2002, the Company, James P. Jimirro, the Chairman of the Board, President and Chief Executive Officer, and a group of investors known collectively as the National Lampoon Acquisition Group (NLAG) completed a Preferred Stock and Warrant Purchase Agreement, (the Purchase Agreement). The Purchase Agreement called for, among other items, the purchase of 35,244 units, consisting of one share of Series B Preferred Stock and a warrant to purchase 28.169 shares of the Company common stock, at $100 a unit. The Series B Preferred Stock votes on an as converted basis as a class with the shares of Common Stock. As part of the transaction entered into related to the Purchase Agreement, one member of NLAG became Chief Operating Officer of the Company, and entered into an employment agreement with the Company, and a voting agreement was entered into providing for the election of three Jimirro nominees, three NLAG nominees, and one nominee acceptable to both parties The consummation of the Reorganization Transactions effectively concluded all of the litigation between the Company, the members of the NLAG Group and Mr. Jimirro.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s net losses of $5,127,107 and $5,924,836 in the last two years, negative working capital of $6,783,972 and an accumulated deficit of $20,943,951 raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments to asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional resources to enable it to continue operations. The Company is issuing shares of Series C Preferred stock and may be issuing shares of common stock to investors as a means of raising capital. In addition, the Company is very active in increasing operations through acquisitions and forming new divisions in an effort to increase cash flow and profitability. If management is unable to raise additional capital and cannot increase cash flow through operations, the Company will not be able to meet its obligations and may have to cease operations. The Company has entered into agreements with, AFG Entertainment, Golden International Group, Tim Durham and Daniel Laikin, and others which are anticipated to close in November 2004, in connection with the Company’s Series C Convertible Preferred Stock financing. If the Company were to sell all of the 250,000 shares of Series C Preferred Stock, it would raise gross proceeds of $8,875,000, which includes the conversion of a $4.5 million loan into shares of Series C Preferred Stock. The Company is negotiating an underwritten secondary offering of up to 1.75 million shares of its common stock at a share price to be mutually agreed upon, subject to board approval. If it completes such secondary offering, it would raise gross proceeds of up to $8 million.

Revenue Recognition. The Company’s trademark licensing revenues are generally recognized when received or when earned under the terms of the associated agreement and when the collection of such revenue is reasonably assured. Revenues from the sale of DVDs, net of estimated provisions for returns (which are not material for any period presented) are recognized when the units are shipped. Revenues from Internet operations are recognized when earned under the terms of the associated agreement and the collection of such revenue is reasonably assured. Revenues from advertising and promotion are recognized when earned under the terms of the associated agreement or when the advertisement has been broadcast and the collection of such revenues are reasonably assured.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation. Depreciation of fixed assets is computed by the straight-line method over the estimated useful lives of the assets ranging from three to five years.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

Cash Concentration and Cash Equivalents. The Company maintains its cash balances at financial institutions that are federally insured, however, at times such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Intangible Assets. Intangible Assets consists primarily of the National Lampoon trademark and is being amortized on a straight-line basis over twenty-five years. The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of intangible assets should be revised or the remaining balance of intangible assets may not be recoverable. Factors that would indicate the occurrence of such events or circumstances include current period operating or cash flow losses, a projection or forecast of future operating or cash flow losses, or the inability of the Company to identify and pursue trademark licensing opportunities on terms favorable to the Company. The intangible asset acquired through the acquisition of Burly Bear, Inc. have been written off based upon the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Gross intangibles were $5,964,732 with accumulated amortization of $3,748,578 at July 31, 2004 and $5,964,732 with accumulated amortization of 3,508,578 at July 31, 2003, which includes $240,000 of amortization being expensed in both years. The estimated aggregate amortization expense for each of the five succeeding fiscal years is $240,000 per year, which represents the original acquired intangible relating to the National Lampoon trademark, amortized over twenty five years.

As of July 31, 2004, the Company has determined that expected future cash flows relating to its intangible assets will result in the recovery of the carrying value of such asset. The continued realization of these intangible assets, however, is dependent upon the continued exploitation of the National Lampoon trademark for use in motion pictures, television, the Internet, merchandising and other appropriate opportunities. If these and other ventures that the Company may enter into do not result in sufficient revenues to recover the associated intangible assets, the Company’s future results of operations may be adversely affected by adjustments to the carrying values of such intangible assets.

New Accounting Pronouncements:

In December 2003, the FASB issued Summary of Statement No. 132 (revised 2003), “Employer’s Disclosures about Pensions and Other Post Retirement Benefits - an amendment to FASB Statements No. 87, 88, and 106.” This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. However, it does not change the measurement or recognition of those plans as required by FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This statement requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost. This statement also calls for certain information to be disclosed in financial statements for interim period. The disclosures required by this statement are effective for fiscal year ending after December 15, 2003. The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial position or results of operations.

In December 2003, the FASB issued Interpretation No. 46 (Revised 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). This interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interest that effectively recombines risks that were previously dispersed. This interpretation is effective no later than the end of the first reporting period that ends after March 15, 2004. This interpretation did not have an impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” (“SFAS 150”). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have an impact on the Company’s financial position or results of operations.

In April 2003, the FASB issued statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,”“SFAS 149” which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in FASB Statement No. 133, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to the language used in FASB Interpretation No. 45, “Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. All provisions of SFAS 149 should be applied prospectively. The adoption of SFAS 149 did not have an impact on the Company’s financial position or results of operations.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

In May 2003, the Emerging Issues Task Force (EITF) released Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses revenue recognition for arrangements involving more than one deliverable and the determination of whether an arrangement contains more than one unit of accounting. EITF 00-21 also addresses the measurement of the varying components of an arrangement and the manner in which the revenue should be allocated to the separate units of accounting. During December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 104, “Revenue Recognition,” which incorporated the requirements of EITF 00-21. The adoption of EITF 00-21 and SAB 104 did not have a material effect on the Company’s results of operations or financial condition.

In December 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB 104 supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinded the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company’s results of operations or financial condition.

Basic and Fully Diluted Loss Per Share. The Company computes earnings per share in accordance with the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity that were outstanding for the period. Convertible Preferred Stock is included on an as converted basis if the effect is dilutive.

Options to purchase 231,242, 1,148,131, and 296,996 shares of common shares, 12,448, 1,133,633, and 0 warrants, and 3,583,491, 3,583,491, and 2,267,266 common shares upon conversion of the Series B Convertible Preferred stock are not included in the calculation of diluted EPS in the fiscal year ended July 31, 2004, 2003, and 2002 respectively, because their inclusion would be anti-dilutive.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Company periodically grants stock options to its employees and directors as financial incentives directly linked to increases in shareholder value. Such grants are subject to the Company’s Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan (the “1999 Plan”), as adopted by the Company’s shareholders at its annual meeting on January 13, 2000. All stock options granted under prior stock option plans were converted to stock option grants under the 1999 Plan. A summary of stock options outstanding is as follows:

		Option Exercise	Weighted Average
	Number of Options	Price Range	Exercise Price
Balance, July 31, 2001	296,996	$1.69-$14.00	$10.55
Options Granted	893,670	$3.50-$8.00	$3.96
Options Canceled	(28,168)	$3.19-$16.13	$7.70
Options Exercised	(14,367)	$1.88-$8.00	$5.78

Balance, July 31, 2002	1,148,131	$1.88-$16.13	$10.55
Options Granted	390,500	$3.50-$6.00	$5.41
Options Canceled	(70,165)	$3.50-$13.63	$7.07
Options Exercised	(94,333)	$3.25-$4.11	$3.63

Balance, July 31, 2003	1,374,133	$1.94-$16.13	$5.77
Options Granted	622,520	$3.20-$7.00	$3.68
Options Canceled	(152,300)	$2.07-$16.125	$5.75
Options Exercised	—	—	—

Balance, July 31, 2004	1,844,353	$2.075-$16.13	$5.03

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

Of the exercisable options outstanding at July 31, 2004, 2003 and 2002, 1,844,353, 1,078,464, and 1,118,131, respectively, the weighted average exercise prices were $5.03, $5.82 and $5.65. The weighted average remaining life of the options outstanding at July 31, 2004 was 6.80 years.

The Company has adopted SFAS No. 123, Accounting for Stock Based Compensation, issued in October 1995. In accordance with SFAS No. 123, the Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. If the Company had elected to recognize compensation expense based on the fair value of the options granted on their grant date as prescribed by SFAS No. 123, the Company’s net income/(loss) and earnings/(loss) per share would have been reduced to the pro forma amounts as follows:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003	July 31, 2002

Net loss as reported	$(5,127,107)	$(5,924,836)	$(1,613,334)
Compensation - calculated under fair value method	$(1,469,114)	$(1,475,115)	$(2,274,491)
Net loss pro form	$(6,596,221)	$(7,399,951)	$(3,887,825)
Basic and diluted loss per share as reported	$(1.67)	$(2.01)	$(0.58)
Basic and diluted loss per share pro form	$(2.15)	$(2.51)	$(1.41)

The fair value of each option grant on its date of grant was estimated using the Black-Scholes option pricing model using the following assumptions:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003	July 31, 2002

Expected dividend yield	00%	00%	00%
Expected stock price volatility	123.7 - 170%	87.5 - 129.2%	77.2%
Risk free interest rate	5.5%	5.5%	4.0%
Expected life of option (in years)	7.00 - 10.00	3.00 - 7.00	7.00

The weighted average fair value of the options granted during the fiscal years ended July 31, 2004, 2003 and 2002 was $3.61, $5.41, and $4.42 respectively.

The Company’s Chairman, President and Chief Executive Officer had stock appreciation rights that entitle him to receive, upon demand, a cash payment equal to the difference between the fair market value and the appreciation base of the rights when they are exercised. At December 28, 2001 the stock appreciation rights (SARs) were converted into common stock options having the same terms as the original SARs. An expense of $140,894 was recorded in relation to this conversion, as well as a benefit of $843,096 arising from the elimination of the liability relating to the SARs. As of July 31, 2001, appreciation in these rights was approximately $843,000, and is reflected under stock appreciation rights payable in the accompanying consolidated balance sheets.

NOTE B    ACCRUED EXPENSES

Accrued expenses consist of:

	As of	As of
	July 31, 2004	July 31, 2003

Accrued legal fees	$91,810	$150,000
Accrued accounting fees	20,114	27,500
Accrued payroll and related items	368,638	115,254
Accrued video royalties	15,000	15,000
Accrued television and other royalties	426,524	412,574
Deferred payroll officers/shareholders	6,695	6,695
Other	61,500	54,000
	$990,281	$781,023

NOTE C    COMMITMENTS AND CONTINGENCIES

Leases. The Company is obligated under an operating lease expiring on September 30, 2005 for approximately 3,912 square feet of office space in Los Angeles, California. The lease agreement includes certain provisions for rent adjustments based upon the lessor’s operating costs and increases in the Consumer Price Index. The Company is obligated under an operating lease expiring in May of 2006 for an automobile provided by the Company to its chairman, President and Chief Executive Officer.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

The Company’s minimum future lease payments for the fiscal years indicated are as follows:

Year	Office Space	Auto/Equipment	Total

2005	$139,306	$11,994	$151,300
2006	23,218	9,995	33,213

	$162,524	$21,989	$184,513

The Company’s aggregate lease payments were approximately $206,292, $141,872, and $139,166, for the years ended July 31, 2004, 2003 and 2002, respectively.

Harvard Lampoon Agreement. Pursuant to an agreement between the Company and The Harvard Lampoon, Inc. (“HLI”), as restated October 1, 1998, the Company is obligated to pay HLI a royalty of from 1.5% to 2% on the Company’s net receipts from exploitation of the National Lampoon trademark. Royalty payments under this agreement were approximately $23,000, $11,000, and $16,000, for the years ended July 31, 2004, 2003 and 2002, respectively.

Guber-Peters Agreement. Pursuant to a July 24, 1987 Rights Agreement, NLI granted the right to produce National Lampoon television programming to Guber-Peters Entertainment Company (GPEC). NLI reacquired these rights from GPEC pursuant to an October 1, 1990 Termination Agreement (“Termination Agreement”) for the sum of $1,000,000, of which $500,000 was paid upon execution. The remaining $500,000 is contingent on and payable through a 17.5% royalty on NLI’s cash receipts from each program produced by NLI or any licensee (subject to certain minimum royalties for each program produced). The Company guaranteed all of NLI’s obligations under the Termination Agreement and is the successor-in-interest to NLI as a result of its acquisition of NLI. As of July 31, 2004, the Company has recorded royalty expense of approximately $500,000 relating to the Termination Agreement including approximately $0, $195,000, and $35,000 during the years ended July 31, 2004, 2003, and 2002, respectively. The increased royalty expense during fiscal 2003 was primarily due to the airing of 65 episodes of the Company’s “Funny Money” on one of the cable networks. According to the Guber-Peters agreements, there is a minimum fee of $5,000 for every television episode that airs. The 65 episodes would result in a royalty of $325,000, except that the Company has a maximum due Guber-Peters of $396,250 of which the Company had already accrued $210,687. With this accrual, the Company has recognized the full potential balance due Guber-Peters and therefore will not make any further accruals to them.

Employment Agreements. The Company has entered into a 2002 Employment Agreement dated May 17, 2002 with James P. Jimirro, its Chairman, President and Chief Executive Officer. The 2002 agreement terminated the 1999 Agreement and replaced all Contingent Notes totaling $3,224,482 in exchange for an immediate payment of $1,100,000, and future contingent amounts due upon raising of additional capital. The Agreement can be cancelled after December 31, 2002 without cause upon raising additional financing, at which time the Company must pay the new contingent amounts due to Mr. Jimirro of a cash severance payment in the amount of $1,400,000 and delivery of a promissory note providing for the Company’s payment to Mr. Jimirro of $1,000,000 in twelve equal monthly installments. The employment contract calls for a base salary for the Initial Term beginning January 1, 2002 and ending December 31, 2007 of $500,000 per year, and a cancellation provision. If Mr. Jimirro remains employed by the Company on December 31, 2003, the Jimirro Employment Agreement will automatically be extended for an additional year. As of December 31, 2004 and December 31 of each year thereafter, so long as Mr. Jimirro remains employed by the Company on such date, the Jimirro Employment Agreement will again be automatically extended for an additional year so that at no time will the remaining term under the Jimirro Employment Agreement be less than five years. To secure future obligations to him, Mr. Jimirro was also granted a security interest in substantially all of the Company’s assets, including a pledge of all the outstanding securities of all of their subsidiaries. In addition, Mr. Jimirro will receive 50 percent of the amount the Company receives from exploitation of the movie National Lampoons Van Wilder. The Agreement also provides for the Company to grant Mr. Jimirro 5,000 shares of the Company’s common stock at that day’s fair market value on the last day of each month of the Employment Term beginning January 31, 2003.

The Company has entered into a 2002 Employment Agreement dated May 17, 2002 with Daniel Laikin, a Director and its Chief Operating Officer. The agreement grants to Mr. Laikin compensation of $200,000 per year, which for the Agreement year ended May 17, 2003 was paid in the form of Series B Preferred stock. According to the Agreement, the Chief Operating Officer shall have general operational control of the business and affairs of the Company and reports directly to the Board of Directors. Mr. Laikin was also granted 100,000 common stock options at fair market value at date of grant, as part of the Agreement. The employment agreement has an initial term of one year, but it automatically extends for successive one-year terms thereafter unless and until the Board of Directors elects not to renew the agreement.

The Company has entered into an at-will employment agreement with Douglas Bennett, effective October 14, 2002. Mr. Bennett receives a base salary of $175,000 per year, effective December 1, 2002. Mr. Bennett is entitled to calendar quarterly bonuses of $31,250, which bonuses are payable in the month subsequent to the end of calendar quarter to which they were granted. Concurrent with the signing of the Bennett Employment Agreement, Mr. Bennett was granted options to purchase 135,0000 shares of common stock at the then current market price of $6.00 per share, which options vest ratably over a 3-year period. Mr. Bennett is also entitled to an option grant of 50,000 shares of common stock for the period January 3, 2003 through June 3, 2003 and an option grant of 50,000 shares of common stock for the period July 3, 2003 through December 3, 2003. These options shall also vest ratably over three year periods and are to be issued at then current market prices. Upon a change in control of the Company, all unvested options are to vest immediately.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

On August 18, 2003, a lawsuit was filed against us by Duncan Murray in Los Angeles Superior Court, case number BC300908. Mr. Murray claimed that he was unjustly terminated and was owed severance. The matter was sent to arbitration on February 17, 2004 and was settled on that date. According to the terms of the Settlement and General Release Agreement, the Company paid to Mr. Murray and his lawyer a total of approximately $42,500.

The Purchase Rights became redeemable upon the Acquisition on May 17,2002. Subject to certain exceptions, the Purchase Rights were redeemable at a price of $0.001 per right. Since the amount owed most Rights holders was less than $1.00, a letter was sent to all Rights holders requesting they contact the Company in order for them to receive the amount they were owed. As of October 15, 2003 none of the Rights holders have requested payment.

NOTE D    NOTE RECEIVABLE ON COMMON STOCK

On July 14, 1986, James P. Jimirro, the Company’s Chairman, President and Chief Executive Officer purchased 192,000 shares of the Company’s common stock for approximately $115,000. For such shares, the Company received the sum of approximately $58,000 and a note for approximately $58,000. The Note bears interest at the rate of 10% per annum and, pursuant to a July 14, 1986 Pledge and Security Agreement, is secured by the shares purchased. The unpaid principal and interest outstanding at July 31, 2004 and 2003 was approximately $162,980 and $157, 220 respectively.

NOTE E    MAJOR CUSTOMERS

During the year ended July 31, 2004, the Company earned revenue from three significant customers of approximately $773,000 representing 16%, 14%, and 10% of revenues. During the year ended July 31, 2003, the Company earned revenue from three significant customers of approximately $695,000 representing 44%, 13%, and 12% of revenues. During the year ended July 31, 2002, the Company earned revenue from three significant customers of approximately $694,000 representing 21%, 15%, and 38% of revenues.

NOTE F    STOCKHOLDER EQUITY

On May 17, 2002 the Company and the National Lampoon Acquisition Group (the “NLAG Group”) entered into a Preferred Stock and Warrant Purchase Agreement, pursuant to which we agreed to sell certain members of the NLAG Group 35,244 units, each such unit consisting of one share of Series B Preferred and a warrant to purchase 28,169 shares of the Company’s common stock at a purchase price of $3.55 per share prior to the second anniversary of the date of issuance of the warrant and $5.00 per share thereafter. The 35,244 units sold were valued at $100 each, with the total amount due to the Company of $3,524,400, reduced by $450,000 that had been previously paid to the Company in the form of extensions of a prior letter agreement, and $574,000 which was in the form of an offset for expenses previously paid by the NLAG that the Company has agreed to pay pursuant to the Purchase Agreement. On September 15, 2004 the Company’s Board of Directors and stockholders holding a majority of the Company’s Common Stock approved a two for one split of the Common Stock. The effect of this stock split has been reflected in all reported periods.

Further as part of the May 17, 2002 Purchase Agreement, the Company amended and restated the Restated Certificate of Incorporation, as amended, to effect among other things, the designation of 68,406 shares of the previously authorized 2,000,000 shares of Preferred Stock as Series B convertible Preferred Stock, and the elimination of Series A Preferred shares as an authorized series of preferred stock. Each share of Series B Preferred is convertible into 28.169 shares of common stock. The Series B Preferred Stock vote on an as converted basis as a class with the shares of Common Stock. The holders of Series B Preferred Stock shall have a right to participate in dividends and distributions (including, without limitation, share dividends or distributions) prior to any dividends being paid on the Company’s Common Stock and after dividends are paid on the Company’s Series C Preferred Stock to the extent that the holders of Common Stock participate, and the holders of Series B Preferred Stock shall receive a like dividend or distribution, pro rata and pari passu with the holders of Common Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted, further, that no dividend or distribution shall be paid unless such dividends or distributions are sufficient to pay in full all amounts due to the holders of the Series B Preferred Stock. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred stock could be converted.

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

During the year ended July 31, 2003, the Company sold an additional 21,500 units to the NLAG group, under the same terms of the Purchase Agreement, for total proceeds of $2,115,000.

As discussed in Note C, Mr. Laikin’s compensation of $200,000 per year was paid in the form of Series B Convertible Preferred Units in fiscal 2003 and has been accrued and is to be paid in the form of Series C Convertible Preferred Units for fiscal 2004 and 2005.

NOTE G    INCOME TAXES

The Company’s provision for income taxes is as follows:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003	July 31, 2002

Federal income taxes	$0	$0	$0
State income taxes	2,857	2,424	1,600

Provision for income taxes	$2,857	$2,424	$1,600

A reconciliation between the statutory federal tax rate and the Company’s effective tax rate is as follows:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003	July 31, 2002

Statutory federal income tax rate	(34%)	(34%)	(34%)
State income taxes Amortization of intangible assets	5%	5%	5%
Other, increase in valuation allowances	29%	29%	29%

Effective tax rate	0%	0%	0%

For federal and state income tax purposes, as of July 31, 2004 & 2003 the Company has available net operating loss carry forwards of approximately $15,413,000 and $11,320,000 respectively (expiring between 2008 and 2016) to potentially offset future income tax liabilities.

Deferred tax assets result from temporary differences between financial and tax accounting in the recognition of revenue and expenses. Temporary differences and carry forwards which give rise to deferred tax assets are as follows:

	As of	As of
	July 31, 2004	July 31, 2003

Net operating loss carry forwards	6,165,000	4,528,000
Accrued liabilities	390,000	110,000
Royalty reserves	6,000	19,000

	6,561,000	4,657,000
Valuation allowance	(6,561,000)	(4,657,000)

Valuation allowances of $6,561,000 and $4,657,000 were recorded at July 31, 2004 and 2003, respectively, to offset the net deferred tax assets due to the uncertainty of realizing the benefits of the tax assets in the future.

NOTE H    SEGMENT INFORMATION

The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, during the fiscal year ended July 31, 1999 which changed the way the Company reports information about its operating segments. The Company operates in three business segments: licensing and exploitation of the National Lampoon trademark and related properties, operation of the nationallampoon.com website and video distribution. Segment operating income/(loss) excludes the amortization of intangible assets, stock appreciation rights costs, interest income and income taxes. Selling, general and administrative expenses not specifically attributable to any segment have been allocated equally between the trademark and Internet segments. Summarized financial information for the fiscal years ended July 31, 2004, 2003, and 2002 concerning the Company’s segments is as follows:

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

	Trademark	Consumer Prod.	Television	Total

Year Ended July 31, 2004
Segment revenue	$1,287,000	$76,000	$559,000	$1,922,000
Segment operating loss	(469,000)	(1,584,000)	(2,840,000)	(4,893,000)
Identifiable assets
Capital expenditures			40,000	40,000
Depreciation expenses	2,000		28,000	30,000

Year Ended July 31, 2003
Segment revenue	$904,000	$12,000	$92,000	$1,008,000
Segment operating loss	(1,239,000)	(2,032,000)	(1,912,000)	(5,183,000)
Identifiable assets	5,000	38,000		43,000
Capital expenditures			6,000	6,000
Depreciation expenses	2,000		17,000	19,000

Year Ended July 31, 2002
Segment revenue	$913,000	$30,000		$943,000
Segment operating loss	(940,000)	(777,000)		(1,717,000)
Identifiable assets	7,000			7,000
Capital expenditures
Depreciation expenses		8,000		8,000

A reconciliation of segment operating income/(loss) to net income/(loss) before income taxes for the fiscal years ended July 31, 2003, 2002 and 2001 is as follows:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003	July 31, 2002

Segment operating loss	$(4,893,000)	$(5,183,000)	$(1,717,000)
Amortization of intangible assets	(240,000)	(781,000)	(240,000)
Stock appreciation rights - benefits (expense)	—	—	843,000
Conversion of SARs to stock options	—	—	(140,000)
Other income	—	32,000	175,000
Interest income	6,000	7,000	13,000
Corporate expenses incurred related to the change
in control of the Company	—		(546,000)
Net income (loss) before income taxes	$(5,127,000)	$(5,925,000)	$(1,612,000)

A reconciliation of reportable segment assets to consolidated total assets as of July 31, 2004 and 2003 is as follows:

	For the Fiscal Year Ended
	July 31, 2004	July 31, 2003

Total assets for reportable segments	$154,000	$27,000
Intangible asset not allocated to segments	2,216,000	2,456,000
Cash and cash equivalents	—	140,000
Short-term investments	—	—
Other unallocated amounts	136,000	83,000

Total assets	$2,506,000	$2,705,000

NATIONAL LAMPOON, INC. AND SUBSIDIARIES
NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)

NOTE I    JOINT VENTURE

The Company is the successor to a 75% interest in a joint venture (“Joint Venture”) established in 1975 for the development and production of the film National Lampoon’s Animal House (“Film”). The current operations of the Joint Venture consist solely of collecting certain proceeds from the distribution and exploitation of the Film by the copyright owner. For financial statement purposes, the Joint Venture has been consolidated and an expense recorded corresponding to the minority partner’s interest in the proceeds from the Joint Venture. The revenue received by the joint venture relating to the Film was $0 for the fiscal years ended July 31, 2004, 2003 and 2002.

NOTE J    RELATED PARTY TRANSACTIONS

Bruce P. Vann, one of the Company’s directors until February of 2004, was a partner of the law firm Kelly Lytton &Vann LLP retained by the Company for various legal matters. Legal expenses of approximately $32,000, $108,000, and $119,000 were incurred with respect to work performed by Mr. Vann’s firm for the Company during the fiscal years ended July 31, 2004, 2003 and 2002.

See Notes C, D and G to these consolidated financial statements for information concerning certain transactions between the Company and the Company’s Chairman, President and Chief Executive Officer.

NOTE K    SUBSEQUENT EVENTS

The Company is in the midst of receiving funding from various parties as part of the Series C Preferred stock offering. As of the record date we have received funding totaling $1,159,900 from Golden International Group, Robert Levy, AFG Entertainment, and various others. These parties will invest approximately $8,000,000 (which includes approximately $4.5 million already loaned to us) in a new series of convertible preferred stock. Further, we have signed a Letter of Intent with a third party in an effort to sell up to an additional 1.75 million shares of common stock as part of a secondary common stock offering, at a price to be mutually agreed upon, subject to board approval. Upon receipt of funding, approximately $1.5 million will be paid to James P. Jimirro as part of the Reorganization Transaction of May 17, 2002. Upon Mr. Jimirro’s receiving payment he will vacate his offices with the Company, and resign as president. Mr. Jimirro will retain his position as Chairman of the Board and the composition of the board will not change until he is paid another $1 million, to be paid out over the subsequent 12-month period.

STATEMENT OF OPERATIONS BY QUARTER
NATIONAL LAMPOON, INC.
UNAUDITED

	July 31,	April 30,	Jan. 31,	Oct. 31,	July 31,	April 30,	Jan. 3
	2004	2004	2004	2003	2003	2003	2003

Net Sales	$433,735	$500,768	$714,132	$272,929	$460,453	$344,914	$128,329

Gross (Loss)	(948,705)	(1,385,426)	(1,445,223)	(1,350,658)	(1,880,953)	(1,159,966)	(1,401,106)

Income (Loss)	(947,630)	(1,383,986)	(1,443,783)	(1,351,618)	(1,879,507)	(1,158,520)	(1,305,723)

Net Income
(Loss)	$(947,630)	$(1,383,986)	$(1,443,783)	$(1,351,618)	$(1,879,507)	$(1,159,320)	$(1,305,723)

(Loss)/Earnings
per Share	$(0.31)	$(0.90)	$(0.94)	$(0.89)	$(0.62)	$(0.77)	$(0.90)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until ______________ all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,200,000 Shares

Common Stock

PROSPECTUS

Merriman Curhan Ford & Co.

The Shemano Group

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification Of Directors And Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Certificate of Incorporation provides that it must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s bylaws require it to provide indemnity to the fullest extent allowed by law to each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was the Registrant’s agent. The bylaws allow the Registrant to provide this same indemnity to employees and agents (other than directors and officers). The Registrant’s bylaws also permit it to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by the Registrant’s bylaws is not exclusive.

Prior to its merger with National Lampoon, Inc., the Registrant entered into indemnification agreements with each of its directors that attempt to provide the maximum indemnification allowed under the California law, the Registrant’s domicile prior to completion of the merger. The indemnification agreements make mandatory indemnification which is permitted by California law in situations in which the indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the shareholders, independent legal counsel retained by the Registrant or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification.

The Registrant carries directors’ and officers’ liability insurance covering its directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.

Item 25.          Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$1,697
Printing Expenses*	$50,000
Accounting Fees and Expenses*	$39,000
Legal Fees and Expenses*	$140,000
Blue Sky Fees and Expenses*
Registrar and Transfer Agent Fee*	$4,303
Miscellaneous*	$65,000

Total*	$300,000

* Estimated. Includes the Registrant’s American Stock Exchange Application Fee of $65,000 that is refundable to the extent of $60,000, if the application is denied.

Item 26.          Recent Sales of Unregistered Securities

The following discussion reflects a 2-for-1 common stock split that was effective on September 15, 2004, even though the transaction may have occurred prior to that date.

On May 17, 2002 the Registrant and National Lampoon Acquisition Group (the “NLAG Group”) entered into a Preferred Stock and Warrant Purchase Agreement, pursuant to which the Registrant sold to members of the NLAG Group 35,244 units, each unit consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of the Registrant’s common stock at a purchase price of $1.77 per share. The warrants have a term of five years. The per unit purchase price was $100. The Registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On May 17, 2002 the Registrant issued a warrant to GTH Capital, Inc. The warrant allows the holder to purchase 1,243 shares of the Registrant’s Series B Convertible Preferred Stock for a purchase price of $197.29 per share. The warrant expires on May 16, 2007. The warrant was issued in conjunction with the NLAG Group transaction. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On August 7, 2002 the Registrant issued two warrants to Zelnick Media Corporation. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 279,000 shares of the Registrant’s common stock. The warrants may be exercised at the price of $3.25 and $5, respectively. The warrants will expire on August 7, 2007. The right to purchase one-third of the warrant shares vested on the date of grant, while the remaining two-thirds began to vest on August 7, 2003, and since that date vest equally over 24 months. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On August 7, 2002 the Registrant issued two warrants to Scott Siegler. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 21,000 shares of the Registrant’s common stock. The warrants may be exercised at the price of $3.25 and $5, respectively. The warrants will expire on August 7, 2007. The right to purchase one-third of the warrant shares vested on the date of grant, while the remaining two-thirds began to vest on August 7, 2003, and since that date vest equally over 24 months. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

Effective August 17, 2002 the Registrant issued to 426 units of Series B Convertible Preferred Stock and warrants to Douglas S. Bennett in exchange for consulting services that were rendered to the Registrant. Each unit consisted of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of the Registrant’s common stock at a purchase price of $1.77 per share. The warrants have a term of five years. The value of each unit was $100. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the Registrant that afforded him effective access to the information registration would otherwise provide.

On April 9, 2003 the Registrant issued warrants to Larry Gershman and David Jablin. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 10,000 shares of the Registrant’s common stock. The warrants may be exercised at a price of $2.55. The warrants will expire on April 9, 2008. The right to purchase the warrant shares vested equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrants were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On October 28, 2003, the Registrant issued an aggregate 14,000 shares of its common stock to the following individuals as compensation for services rendered: Dan Sarnoff (6,000), Sara Rutenberg (6,000) and Sally Stewart (2,000). These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act of 1933. At the time of this offering, Mr. Sarnoff was Executive Vice President of National Lampoon Games, Inc., Ms. Rutenberg was providing business affairs services and Ms. Stewart was providing public relations services. The Registrant did not engage in general solicitation or advertising in making this offering and each acquirer occupied an insider status relative to the Registrant that afforded to him or her effective access to the information registration would otherwise provide.

On May 13, 2003, the Registrant issued 1,335 shares of its common stock to Todd Stuart in exchange for services rendered. This transaction was exempt from the registration requirements in reliance on Section 4(2) of the Securities Act of 1933. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On October 14, 2004 the Registrant issued 5,115 shares of our common stock to its attorneys, Richardson & Patel LLP in exchange for legal services rendered in connection with capital raising transactions. These legal services had a value of $18,601.81. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and, as the Registrant’s legal counsel, the acquirer occupies a status that affords it effective access to the information registration would otherwise provide.

On December 9, 2004 the Registrant closed a private offering of its securities, issuing 229,761 units of Series C Convertible Preferred Stock at a price of $35.50 per unit. Each unit included one share of Series C Convertible Preferred Stock and a warrant to purchase ten post-split shares of common stock at a price of $1.77 per share. The warrants have a term of four years. As a result of the offering, the Registrant received $3 million in cash and $5.2 million from the conversion of debt, salary and accrued expenses for a total of $8.2 million. The Registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On December 14, 2004, the Registrant issued a warrant to APS Financial. The warrant was issued for consulting services that were rendered to the Registrant. The warrant represents the right to purchase 15,000 shares of the Registrant’s common stock. The warrant may be exercised at a price of $3.20. The warrant will expire on December 14, 2011. The right to purchase the warrant shares vest equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On December 14, 2004, the Registrant issued a warrant to Jonathan Schultz. The warrant was issued for consulting services that were rendered to the Registrant. The warrant represents the right to purchase 15,000 shares of the Registrant’s common stock. The warrant may be exercised at a price of $3.20. The warrant will expire on December 14, 2011. The right to purchase the warrant shares vest equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On January 28, 2005 the Registrant issued 80,000 shares of its common stock to N. Williams Family Investments, L. P. and 20,000 shares of its common stock to Christopher R. Williams as consideration for a loan in the amount of $2,700,000. The per share value of the common stock on the date of grant was $2.90. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the investors are accredited.

On January 28, 2005 the Registrant issued 50,000 shares of its common stock to Daniel S. Laikin and 50,000 shares of its common stock to Timothy Durham, both of whom are directors, in exchange for their agreement to guarantee certain matters relating to a loan received from N. Williams Family Investments, L.P. The per share value of the common stock on the date of grant was $2.90. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering and the offerees occupy an insider status relative to the Registrant that affords them effective access to the information registration would otherwise provide.

On February 17, 2005 the Registrant issued 1,413 shares of common stock to Andy Gruenberg in exchange for film distribution services. The value of the services received was $4,000. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On March 1, 2005 the Registrant issued to its attorneys, Richardson & Patel LLP, in exchange for legal services rendered in connection with capital raising transactions a warrant to purchase 8,400 shares of our common stock. The warrant is exercisable through May 3, 2006 and the exercise price is $4.09 as to 1,638 shares, $3.26 as to 4,377 shares and $2.95 as to 2,385 shares. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and, as the Registrant’s legal counsel, the acquirer occupies a status that affords it effective access to the information registration would otherwise provide.

On March 23, 2005, the Registrant issued to Porter, LeVay & Rose 9,104 shares of common stock and issued to Regal Growth Funding, Inc. 3,666 shares of common stock. The common stock was issued for consulting services that were rendered to the Registrant. The value of the common stock on the date of grant was $3.20. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 13, 2005 the Registrant authorized for issuance to Porter, LeVay & Rose 4,536 shares of restricted common stock and issued to Regal Growth Funding, Inc. 2,268 shares of restricted common stock. The common stock was issued for consulting services that were rendered to the Company. The per share value of the common stock on the date of grant was $4.25. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 13, 2005 the Registrant authorized for issuance of 20,000 shares of restricted common stock to Stephan Latieyre, an investor relations consultant, in exchange for services rendered. The per share value of the common stock on the date of grant was $4.25. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer was an accredited investor.

On April 13, 2005 the Registrant authorized for issuance of 20,000 shares of restricted common stock to George Vandemann, a consultant, in exchange for services rendered. The per share value of the common stock on the date of grant was $4.25. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer was an accredited investor.

Item 27. Exhibits.

a.	The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title

1.	Underwriting Agreement*
3.1	Certificate of Incorporation of National Lampoon, Inc. (1)
3.2	Bylaws of National Lampoon, Inc. adopted August 27, 2002 (1)
3.3	First Amendment of Certificate of Incorporation of National Lampoon, Inc. (2)
4.1	Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock of National Lampoon, Inc. (2)
4.2	NLAG Registration Rights Agreement dated May 17, 2002 among the Registrant and members of the NLAG Group and GTH Capital, Inc. (3)
4.3	Jimirro Registration Rights Agreement dated May 17, 2002 (3)
4.4	Piggyback Registration Rights Agreement dated September 3, 2002 between the Registrant and Constellation Venture Capital, L.P. as agent for certain individuals. (4)
4.5	Piggyback Registration Rights Agreement entered into among the Registrant and the purchasers of Series C Convertible Preferred Stock (5)
4.6	J2 Communications Voting Agreement dated May 17, 2002 among members of the NLAG Group and James P. Jimirro (3)
4.7	First Amendment to Voting Agreement dated June 7, 2002 *
4.8	Series C Voting Agreement entered into among the Registrant and purchasers of Series C Convertible Preferred Stock (5)
4.9	Lock Up Agreement executed by James P. Jimirro dated January 28, 2005 *
4.10	Form of Lock Up Agreement executed by Officers and Directors dated January 28, 2005 *
4.11	Lock Up Agreement executed by James P. Jimirro dated June 21, 2005 **
4.12	Form of Lock Up Agreement executed by Officers and Directors dated June 21, 2005 **
5.	Legal opinion of Richardson & Patel LLP**
10.1	2005 Employment Agreement between National Lampoon, Inc. and Daniel Laikin *
10.2	Employment Agreement between National Lampoon, Inc. and Douglas S. Bennett *
10.3	Secured Promissory Note dated January 28, 2005 executed by National Lampoon, Inc. in favor of N. Williams Family Investments, L.P. *
10.4	Security Agreement dated January 28, 2005 by and among National Lampoon, Inc., National Lampoon Networks, Inc. and National Lampoon Tours, Inc. and N. Williams Family Investments, L.P. *
10.5	Repayment Guaranty dated January 28, 2005 executed by National Lampoon Networks, Inc. and National Lampoon Tours, Inc. in favor of N. Williams Family Investments, L.P. *
10.6	Guaranty dated January 28, 2005 executed by Daniel S. Laikin and Timothy Durham in favor of N. Williams Family Investments, L.P. *
10.7	Subordination Agreement dated January 28, 2005 executed by National Lampoon, Inc. and National Lampoon Networks, Inc. in favor of N. Williams Family Investments, L.P. *
10.8	Termination of Security Agreement dated January 28, 2005 between National Lampoon, Inc. and James P. Jimirro *
10.9	Indemnification Agreement dated May 17, 2002 between National Lampoon, Inc. and Daniel S. Laikin
10.10	Agreement between J2 Communications and Harvard Lampoon, Inc. dated October 1, 1998 *
10.11	First Amendment to Office Lease between National Lampoon, Inc. and Avco Center Corporation dated April 21, 2000
10.12	J2 Communications Amended and Restated 1999 Stock Option, Restricted Stock and Deferred Stock Plan *
10.13	Non-Qualified Stock Option Agreement dated May 17, 2002 between J2 Communications and Daniel S. Laikin (3)
10.14	Indemnification Agreement dated May 17, 2002 between J2 Communications and Daniel S. Laikin (3)
10.15	Indemnification Agreement dated May 17, 2002 between J2 Communications and James P. Jimirro (3)
10.16	Common Stock Warrant for Series B Preferred Stockholders (3)
10.17	Series C Preferred Stock and Warrant Purchase Agreement (5)
10.18	Piggyback Registration Rights Agreement for Series C Preferred Stockholders (5)
10.19	Common Stock Purchase Warrant for Series C Preferred Stockholders (5)
10.20	Agreement dated December 16, 1981 between Warner Bros. Inc. and Studio 21 Productions, Inc.*
10.21	Agreement dated July 1, 1984 between Warner Bros. Inc. and Studio 21 Productions, Inc.*
10.22	Letter Agreement dated June 27, 2003 between National Lampoon, Inc. and American Movie Classic Company*(7)
10.23	Agreement dated September 9, 2003 between National Lampoon, Inc. and TTWF, LLC*(7)
10.24	Agreement dated June 30, 2004 between Buena Vista Internet Group and National Lampoon, Inc.*(7)
10.25	Agreement dated December 14, 2004 between Majestic Entertainment and National Lampoon, Inc.*(7)
10.26	License Agreement dated February 2, 2005 between National Lampoon, Inc. and NL Radio, LLC (6)
10.27	Operating Agreement for NL Radio, LLC dated March 2, 2005 among K-Tahoe Investments, Ltd. and Front Row Films, Ind. And National Lampoon, Inc. (6)(7)
10.28	Underwriters’ Warrant*

10.29	Promissory Note in favor of Richardson & Patel LLP*
21.	Subsidiaries of National Lampoon, Inc.*
23.	Consent of Stonefield Josephson, Inc.**
24.1	Power of Attorney signed by James P. Jimirro**
24.2	Power of Attorney signed by Joshua Finkenberg**
24.3	Power of Attorney signed by Timothy Durham**
24.4	Power of Attorney signed by Richard Irvine**
24.5	Power of Attorney signed by Paul Skjodt**
24.6	Power of Attorney signed by Ron Berger**

*Previously filed.

**Filed herewith.

(1) Incorporated by reference from the Registrant’s Form 10-K/A for the fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission on December 19, 2003.

(2) Incorporated by reference from the Registrant’s Form 10-K for the fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission on October 29, 2004.

(3) Incorporated by reference from the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 31, 2002.

(4) Incorporated by reference from the Registrant’s Form 8-K filed with the Securities and Exchange Commission on September 9, 2002.

(5) Incorporated by reference from the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on December 22, 2004.

(6) Incorporated by reference from the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on June 15, 2005.

(7) The Registrant has omitted certain portions of this exhibit pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Item 28.          Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant will:

1.     For purposes of determining any liability under the Securities Act of 1933,, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.     For determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 4 on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 28th day of July 2005.

National Lampoon, Inc.
a Delaware corporation

By:	/s/ Daniel S. Laikin
Daniel S. Laikin, Chief Executive Officer

By:	/s/ Douglas S. Bennett
Douglas S. Bennett
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 4 on SB-2 Registration Statement has been signed by the following persons in the capacities with National Lampoon, Inc. and on the dates indicated.

Dated: July 28, 2005	/s/ Daniel Laikin
Daniel Laikin, Chief Executive Officer, Chief
Operating Officer and Director

Dated: July 28, 2005	/s/ Douglas S. Bennett
Douglas S. Bennett, President and Chief Financial
Officer

Dated: July 28, 2005	/s Lorraine Evanoff
Lorraine Evanoff, Executive Vice President and
Chief Accounting Officer

Dated: July 28, 2005	*
James P. Jimirro, Director

Dated: July 28, 2005	*
Timothy Durham, Director

Dated: July 28, 2005	*
Paul Skjodt, Director

Dated: July 28, 2005	*
Joshua Finkenberg, Director

Dated: July 28, 2005	*
Richard Irvine, Director

Dated: July 28, 2005	*
Ron Berger, Director

*/s/ Daniel S. Laikin
Daniel S. Laikin, Attorney-in-Fact